Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

ANDRETTI ACQUISITION CORP. II,
as SPAC,

STOREDOT LTD.,
as the Company

XFC BATTERY LTD.,
as Pubco,

XFC ISRAEL MERGER SUB LTD.,
as Company Merger Sub,

and

XFC CAYMAN MERGER SUB,
as SPAC Merger Sub,

Dated as of December 3, 2025

i

TABLE OF CONTENTS

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Sponsor Letter Agreement
Exhibit D	Insider Letter Amendment
Exhibit E	Form of Amended Pubco Organizational Documents

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of December 3, 2025, by and among (i) Andretti Acquisition Corp. II, a Cayman Islands exempted company with limited liability (together with its successors, “SPAC”), (ii) StoreDot Ltd., an Israeli company limited by shares (together with its successors, the “Company”), (iii) XFC Battery Ltd., an Israeli company limited by shares (together with its successors, “Pubco”), (iv) XFC Israel Merger Sub Ltd., an Israeli company limited by shares and a wholly-owned subsidiary of Pubco (“Company Merger Sub”), and (v) XFC Cayman Merger Sub, a Cayman Islands exempted company with limited liability (“SPAC Merger Sub”, and together with Company Merger Sub, the “Merger Subs”). Each of SPAC, Pubco, the Company and the Merger Subs are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

WHEREAS, the Company, directly and indirectly through its Subsidiaries, is engaged in the business of researching, developing and licensing extreme fast charging lithium ion battery technology;

WHEREAS, (a) Pubco is a newly-incorporated Israeli company limited by shares that is owned entirely by one or more directors or executive officers of the Company who are not U.S. citizens or residents, (b) Company Merger Sub is a newly-incorporated Israeli company limited by shares that is wholly-owned by Pubco, and (c) SPAC Merger Sub is a newly-incorporated Cayman Islands exempted company with limited liability that is wholly-owned by Pubco;

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby (a) Company Merger Sub shall merge with and into the Company, with the Company continuing as the surviving company (the “Company Merger”), and in connection therewith (i) the shares of the Company issued and outstanding immediately prior to the Company Merger Effective Time (as defined below) shall be cancelled in exchange for the right of the holders thereof to receive Pubco Ordinary Shares (as defined below), (ii) all outstanding Company Options (as defined below) and Company Warrants (as defined below) will be assumed (with equitable adjustments to the number and exercise price of such assumed Company Options and Company Warrants) by Pubco, the result of which being that all such Company Options and Company Warrants shall be replaced with Assumed Options (as defined below) and Assumed Warrants (as defined below) exercisable into Pubco Ordinary Shares and (iii) all other Company Convertible Securities (as defined below) that have not been cancelled or converted prior to the Company Merger Effective Time will be terminated; (b) immediately after the consummation of the Company Merger, SPAC Merger Sub shall merge with and into SPAC, with SPAC continuing as the surviving company (the “SPAC Merger” and, together with the Company Merger, the “Mergers” and collectively with the other transactions contemplated by this Agreement and the Ancillary Documents (as defined below), the “Transactions”), and in connection therewith each issued and outstanding security of SPAC (other than the SPAC Dissenting Shares (as defined below)) immediately prior to the SPAC Merger Effective Time (as defined below) shall no longer be outstanding and shall automatically be cancelled, and the holders thereof shall receive, in exchange, a substantially equivalent security of Pubco; and (c) as a result of such Mergers, SPAC and the Company each shall become wholly owned subsidiaries of Pubco, and Pubco shall become a publicly traded company, all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the Cayman Islands Companies Act, Israeli Companies Law and other applicable Law;

WHEREAS, as promptly as practicable and, in any event within ten (10) Business Days following the date of this Agreement (the “Voting Agreement End Date”), the Company shall cause each director and officer of the Company and each Company Shareholder beneficially owning at least five percent (5%) of the Company on a fully-diluted basis (collectively, the “Requisite Holders”) to enter into voting agreements in substantially in the form attached as Exhibit A hereto (the “Voting Agreements”);

WHEREAS, the Company Security Holders that (i) will be, as of immediately following the Closing, officers or directors of the Company or Pubco, or (ii) are now, or as of immediately prior to the Closing will be, holders of at least two percent (2%) of the Company’s issued and outstanding shares on a fully diluted basis (collectively, the “Locked-Up Company Security Holders”) have either contemporaneously with the execution and delivery of this Agreement entered into lock-up agreements with SPAC and Pubco, in the form attached hereto as Exhibit B (the “Lock-Up Agreements”), which Lock-Up Agreements shall become effective as of the Closing, or will enter into such Lock-Up Agreements prior to the Closing;

WHEREAS, prior to the Closing, Pubco, SPAC, Andretti Sponsor II LLC (the “Sponsor”), the IPO Underwriter and Company Security Holders that are expected to be officers, directors or Affiliates of Pubco immediately after the Closing (the “RRA Company Security Holders”) shall enter into an Amended and Restated Registration Rights Agreement, in a form mutually agreed to reasonably and in good faith by the Company and SPAC (the “Amended Registration Rights Agreement”), which will amend and restate the Registration Rights Agreement, to among other matters, have Pubco assume the obligations of SPAC under the Registration Rights Agreement and to provide the Company Security Holders party thereto with registration rights thereunder covering, among other securities, the Pubco Ordinary Shares to be issued to any officers, directors or other equity holders of the Company deemed “affiliates” under Rule 144 of the Securities Act immediately after the Closing, which Amended Registration Rights Agreement will become effective as of the Closing;

WHEREAS, simultaneously with the execution and delivery of this Agreement, SPAC and Pubco have entered into an amendment to the Insider Letter Agreement with the Sponsor and SPAC’s directors and officers, a copy of which is attached as Exhibit C hereto (the “Insider Letter Amendment”), pursuant to which, among other matters, effective as of the Closing (i) Pubco shall assume and be assigned the rights and obligations of SPAC under the Insider Letter, and (ii) the lock-up period applicable to the Pubco Ordinary Shares issued in exchange for the SPAC Class B Ordinary Shares pursuant to this Agreement will be identical to the lock-up period set forth in the Lock-Up Agreement;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Sponsor has entered into a letter agreement with Pubco, a copy of which is attached as Exhibit D hereto (the “Sponsor Letter Agreement”), pursuant to which, among other things, Sponsor has agreed to vote all of its SPAC Ordinary Shares in favor of the Shareholder Approval Matters, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;

WHEREAS, the boards of directors of SPAC, the Company, Pubco and the Merger Subs each have (a) determined that the Transactions are fair, advisable and in the best interests of their respective companies and shareholders or equity holders (as applicable), (b) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein, and (c) determined to recommend to their respective shareholders (as entitled to vote thereon) the approval and adoption of this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein and in accordance with, as applicable, the Israeli Companies Law and the Cayman Islands Companies Act; and

WHEREAS, certain capitalized terms used and not otherwise defined herein are defined in Article XI hereof.

NOW, THEREFORE, in consideration of the premises set forth above, and the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I
MERGERS

1.1 Company Merger. At the Company Merger Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Israeli Companies Law or by any other applicable Law, the Company and the Company Merger Sub (as the target company (Chevrat Ha’Ya’ad) in the Company Merger) shall consummate the Company Merger, pursuant to which Company Merger Sub shall be merged with and into the Company, with the Company being the surviving company, following which the separate corporate existence of Company Merger Sub shall cease and the Company shall continue as the surviving corporation in the Company Merger. The Company, as the surviving corporation following the Company Merger, is hereinafter sometimes referred to as the “Company Surviving Subsidiary” (provided, that references to the Company for periods after the Company Merger Effective Time shall include the Company Surviving Subsidiary). As a result of the Company Merger, the Company Surviving Subsidiary will become a wholly-owned subsidiary of Pubco.

1.2 SPAC Merger. At the SPAC Merger Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Cayman Islands Companies Act or by any other applicable Law, SPAC and SPAC Merger Sub shall consummate the SPAC Merger, pursuant to which SPAC Merger Sub shall be merged with and into SPAC, with SPAC being the surviving company, following which the separate corporate existence of SPAC Merger Sub shall cease to exist, SPAC Merger Sub will be struck off the Register of Companies in the Cayman Islands, and SPAC shall continue as the surviving company (within the meaning of the Cayman Islands Companies Act) in the SPAC Merger. SPAC, as the surviving company following the SPAC Merger, is hereinafter sometimes referred to as the “SPAC Surviving Subsidiary” (provided, that references to SPAC for periods after the SPAC Merger Effective Time shall include the SPAC Surviving Subsidiary), and together with the Company Surviving Subsidiary, the “Surviving Subsidiaries”. As a result of the SPAC Merger, the SPAC Surviving Subsidiary will become a wholly-owned subsidiary of Pubco.

1.3 Effective Times. Subject to the conditions of this Agreement, the Parties shall cause (a) the Company Merger to be consummated by filing with the Registrar of Companies of the State of Israel (the “Companies Registrar”) notice of the contemplated Company Merger, in form and substance reasonably acceptable to the Company and SPAC, which shall inform the Companies Registrar that all conditions to the Company Merger under the Israeli Companies Law and this Agreement have been met (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) (the “Company Plan of Merger”) and (b) the SPAC Merger to be consummated by filing a plan of merger together with such other documents as may be required in accordance with the applicable provisions of the Cayman Islands Companies Act in form and substance reasonably acceptable to the Company and SPAC (the “SPAC Plan of Merger” and together with the Company Plan of Merger, the “Merger Plans”) with the Cayman Islands Registrar in accordance with the applicable provisions of the Cayman Islands Companies Act. First, the Company Merger will be consummated and effective on the Closing Date after another notice is served to the Companies Registrar, which the Parties shall cause to be delivered on or before the Closing Date, for the issuance by the Companies Registrar of the certificate evidencing the Company Merger in accordance with Section 323(5) of the Israeli Companies Law by the Companies Registrar (the “Company Certificate of Merger”). Immediately after the Company Merger, the SPAC Merger will be consummated and effective on the Closing Date, as evidenced by the issuance of the certificate of merger by the Cayman Islands Registrar (the “SPAC Certificate of Merger” and, together with the Company Certificate of Merger, the “Merger Certificates”). The effective time of the Company Merger is referred to herein as the “Company Merger Effective Time”, the effective time of the SPAC Merger is referred to herein as the “SPAC Merger Effective Time”, and each of the Company Merger Effective Time and the SPAC Merger Effective Time are referred to herein as an “Effective Time”.

1.4 Effect of the Mergers.

(a) At the Company Merger Effective Time, the effect of the Company Merger shall be as provided in this Agreement, the Company Certificate of Merger and the applicable provisions of the Israeli Companies Law and other applicable Law. Without limiting the generality of the foregoing, and subject thereto, at the Company Merger Effective Time all the property, rights, agreements, privileges, powers and franchises of Company Merger Sub shall vest in the Company Surviving Subsidiary, and all debts, liabilities, obligations and duties of Company Merger Sub shall become the debts, liabilities, obligations and duties of the Company Surviving Subsidiary, including in each case the rights and obligations of each such Party under this Agreement and the Ancillary Documents from and after the Company Merger Effective Time, and the Company Surviving Subsidiary shall continue its existence as wholly-owned Subsidiary of Pubco.

(b) At the SPAC Merger Effective Time, the effect of the SPAC Merger shall be as provided in this Agreement, the SPAC Plan of Merger, the SPAC Certificate of Merger and the applicable provisions of the Cayman Islands Companies Act and other applicable Law. Without limiting the generality of the foregoing, and subject thereto, at the SPAC Merger Effective Time (i) all the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of SPAC and SPAC Merger Sub shall vest in the SPAC Surviving Subsidiary, (ii) the SPAC Surviving Subsidiary shall become liable for and subject, in the same manner as the SPAC Merger Sub and SPAC, to all mortgages, charge or security interests, and all contracts, obligations, claims, debts and liabilities of each of SPAC Merger Sub and SPAC, including in each case the rights and obligations of each such Party under this Agreement and the Ancillary Documents from and after the SPAC Merger Effective Time, and (iii) the SPAC Surviving Subsidiary shall continue its existence as a wholly-owned Subsidiary of Pubco.

1.5 Organizational Documents of Surviving Subsidiaries. At the applicable Effective Time, and in accordance with the applicable Merger Plan, (a) the Organizational Documents of Company Merger Sub shall become the Organizational Documents of Company Surviving Subsidiary, except that the name of Company Surviving Subsidiary in such Organizational Documents shall be “StoreDot Ltd.”, and (b) the memorandum and articles of association of SPAC Merger Sub shall become the memorandum and articles of association of SPAC Surviving Subsidiary.

1.6 Directors and Officers of the Surviving Subsidiaries. At each Effective Time, each of the board of directors and executive management of the applicable Surviving Subsidiary shall consist of two individuals, each of whom shall be designated by the board of directors of Pubco, each to hold office in accordance with the respective Organizational Documents of the Surviving Subsidiaries until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the respective Organizational Documents of the Surviving Subsidiaries.

1.7 Amended Pubco Organizational Documents. Effective upon the Company Merger Effective Time, Pubco shall amend and restate its Organizational Documents to be in substantially the form attached as Exhibit E hereto (the “Amended Pubco Organizational Documents”); provided, that in the event that SPAC issues any SPAC Preference Shares during the Interim Period (with the prior written consent of the Company in accordance with Section 6.19) as part of any Transaction Financing, the Amended Pubco Organizational Documents shall be revised to take into account the rights, preferences, obligations, terms and conditions of the Pubco Preference Shares to be issued in exchange for such SPAC Preference Shares.

1.8 Effect of SPAC Merger on Outstanding Securities of SPAC and SPAC Merger Sub. At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any Party or the holders of securities of any Party:

(a) SPAC Units. Each SPAC Unit issued and outstanding immediately prior to the SPAC Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one (1) SPAC Class A Ordinary Share and one-half (½) of (i) if a SPAC Public Unit, a SPAC Public Warrant, and (ii) if a SPAC Private Unit, a SPAC Private Warrant, which underlying SPAC Securities shall be converted in accordance with the applicable terms of this Section 1.8 below.

(b) SPAC Ordinary Shares. Each SPAC Class B Ordinary Share issued and outstanding immediately prior to the SPAC Merger Effective Time shall automatically be converted into one (1) SPAC Class A Ordinary Share, and, after giving effect to such conversion of the SPAC Class B Ordinary Shares, each SPAC Class A Ordinary Share issued and outstanding immediately prior to the SPAC Merger Effective Time (other than the SPAC Dissenting Shares or those described in Section 1.8(d) below) shall, as of the SPAC Merger Effective Time, automatically be cancelled and cease to exist in exchange for one (1) Pubco Ordinary Share. All of the SPAC Ordinary Shares exchanged for Pubco Ordinary Shares shall no longer be issued and outstanding and shall automatically be cancelled and shall cease to exist, the maintainer of the register of members of SPAC shall be authorized and instructed to update the register of members of SPAC promptly at the SPAC Merger Effective Time to reflect such cancellation, and each of the holders of certificates previously evidencing SPAC Ordinary Shares issued and outstanding immediately prior to the SPAC Merger Effective Time shall cease to have any rights with respect to such shares except as provided herein or by Law.

(c) SPAC Preference Shares. Each SPAC Preference Share issued and outstanding immediately prior to the SPAC Merger Effective Time (other than those described in Section 1.8(d) below), if any, shall, as of the SPAC Merger Effective Time, automatically be cancelled and cease to exist and in exchange for the right to receive one (1) Pubco Preference Share. All of the SPAC Preference Shares exchanged for the right to receive Pubco Preference Shares shall no longer be issued and outstanding and shall automatically be cancelled and shall cease to exist, the maintainer of the register of members of SPAC shall be authorized and instructed to update the register of members of SPAC promptly at the SPAC Merger Effective Time to reflect such cancellation, and each of the holders of certificates previously evidencing SPAC Preference Shares issued and outstanding immediately prior to the SPAC Merger Effective Time shall cease to have any rights with respect to such shares except as provided herein or by Law.

(d) Treasury Shares. If there are any shares of SPAC that are owned by SPAC as treasury shares immediately prior to the SPAC Merger Effective Time, such shares shall be canceled without any conversion thereof or payment therefor.

(e) SPAC Warrants. At the SPAC Merger Effective Time, each (i) SPAC Public Warrant outstanding immediately prior to the SPAC Merger Effective Time shall be converted into the right to receive one Pubco Public Warrant and (ii) each SPAC Private Warrant outstanding immediately prior to the SPAC Merger Effective Time shall be converted into the right to receive one Pubco Private Warrant, and all SPAC Warrants shall thereupon cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the SPAC Public Warrants, and each of the Pubco Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the SPAC Private Warrants, except that in each case they shall represent the right to acquire Pubco Ordinary Shares in lieu of SPAC Class A Ordinary Shares. At or prior to the SPAC Merger Effective Time, Pubco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Pubco Warrants remain outstanding, a sufficient number of Pubco Ordinary Shares for issuance upon the exercise of such Pubco Warrants.

(f) SPAC Merger Sub Shares. All of the shares of SPAC Merger Sub issued and outstanding immediately prior to the SPAC Merger Effective Time shall be exchanged for the right to receive an equal number of shares of the SPAC Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of the SPAC Surviving Subsidiary upon the SPAC Merger Effective Time.

(g) Transfers of Ownership. If any certificate representing securities of SPAC is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to SPAC or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of SPAC in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Pubco or any agent designated by it that such tax has been paid or is not payable.

(h) No Liability. Notwithstanding anything to the contrary in this Section 1.8, none of the SPAC Surviving Subsidiary, Pubco or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(i) Surrender of SPAC Certificates. Securities issued upon the surrender of SPAC Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of SPAC Securities shall also apply to the Pubco Securities so issued in exchange.

(j) Lost, Stolen or Destroyed SPAC Certificates. In the event any certificates shall have been lost, stolen or destroyed, Pubco shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to this Section 1.8; provided, however, that Pubco may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to agree to indemnify Pubco and the SPAC Surviving Subsidiary, or deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the SPAC Surviving Subsidiary or Pubco, with respect to the certificates alleged to have been lost, stolen or destroyed.

(k) Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Cayman Islands Companies Act, the SPAC Ordinary Shares that are issued and outstanding immediately prior to the SPAC Merger Effective Time and that are held by SPAC Shareholders who shall have demanded properly in writing dissenters’ rights for such SPAC Ordinary Shares in accordance with Section 238 of the Cayman Islands Companies Act and otherwise complied with all of the provisions of the Cayman Islands Companies Act relevant to the exercise and perfection of dissenters’ rights (the “SPAC Dissenting Shares” and the holders of such SPAC Dissenting Shares being the “SPAC Dissenting Shareholders”) shall be automatically canceled and cease to exist at the SPAC Merger Effective Time and shall thereafter represent only the right to be paid by the SPAC Surviving Subsidiary the fair value of such SPAC Dissenting Shares and such other rights provided pursuant to Section 238 of the Cayman Islands Companies Act and shall not be converted into, and such SPAC Dissenting Shareholders shall have no right to receive, the applicable Pubco Ordinary Shares, unless and until such SPAC Shareholder waives, withdraws, forfeits, fails to perfect or otherwise loses his, her or its right to dissenters’ rights under the Cayman Islands Companies Act. The SPAC Ordinary Shares owned by any SPAC Dissenting Shareholder who shall have failed to exercise or who shall have effectively waived, withdrawn, forfeited, failed to perfect or otherwise lost his, her or its dissenters’ rights pursuant to the Cayman Islands Companies Act shall thereupon (i) not be deemed to be SPAC Dissenting Shares and (ii) be canceled and cease to exist and shall instead become entitled to, as of the SPAC Merger Effective Time, the right to receive the applicable Pubco Ordinary Shares pursuant to Section 1.8(b), without any interest thereon. Prior to the Closing, SPAC shall: (i) give the Company notice as reasonably promptly as practicable of any demands for dissenters’ rights received by SPAC and any withdrawals or attempted withdrawal of such notices, dissents or demands, and any other instruments served pursuant to the Cayman Islands Companies Act and received by SPAC relating to the exercise of any rights to dissent from the SPAC Merger or appraisal rights; and (ii) give the Company the opportunity to participate in all negotiations and proceedings with respect to any such notice of dissenter rights or demand for appraisal under the Cayman Islands Companies Act. The SPAC shall not, except with the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned), make any offers or payment with respect to any exercise by a shareholder of its right to dissent from the SPAC Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such demands. If any SPAC Shareholder gives to SPAC, before the Required SPAC Shareholder Approval is obtained at the SPAC Shareholder Meeting, written objection to the SPAC Merger (each, a “Written Objection”) in accordance with Section 238(2) of the Cayman Islands Companies Act (i) SPAC shall, in accordance with Section 238(4) of the Cayman Islands Companies Act, as reasonably promptly as practicable give written notice of the authorization of the SPAC Merger (the “Authorization Notice”) to each such SPAC Shareholder who has made a Written Objection, and (ii) SPAC and Company may, but are not obliged to, delay the commencement of the Closing and the filing of the SPAC Plan of Merger with the Cayman Registrar, until at least twenty (20) days shall have elapsed since the date on which the Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238(5) of the Cayman Islands Companies Act, as referred to in Section 239(1) of the Cayman Islands Companies Act), but in any event subject to the satisfaction or waiver of all of the conditions set forth in Article VII.

1.9 Effect of Company Merger on Outstanding Securities of the Company and Company Merger Sub. At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any Party or the holders of securities of any Party:

(a) Company Preferred Shares. Each Company Preferred Share issued and outstanding at the end of the date immediately prior to the Closing Date shall be converted into the number of Company Ordinary Shares determined in accordance with, and based on, the applicable conversion ratio set forth in the Current Company Articles, effective as of immediately prior to the Company Merger Effective Time (the “Company Preferred Share Conversion”). Each certificate previously evidencing Company Preferred Shares shall be exchanged for a certificate (if requested) representing the applicable number of Company Ordinary Shares upon the surrender of such certificate. Each certificate formerly representing Company Preferred Shares shall thereafter represent only the right to receive the applicable number of Company Ordinary Shares upon the surrender of such certificate.

(b) Company Ordinary Shares. Subject to clause (c) below and following the Company Preferred Share Conversion, all Company Ordinary Shares issued and outstanding immediately prior to the Company Merger Effective Time will automatically be cancelled and cease to exist in exchange for the right to receive a portion of the Merger Consideration with each Company Shareholder being entitled to receive its Pro Rata Share of the Merger Consideration, without interest, upon delivery of the Transmittal Documents in accordance with Section 1.13. As of the Company Merger Effective Time, each Company Shareholder shall cease to have any other rights in and to the Company or the Company Surviving Subsidiary. Notwithstanding anything to the contrary herein, any consideration paid or issued to a holder of Section 102 Shares will be delivered to the Section 102 Trustee (for the benefit of such holder of Section 102 Shares) to be held and released in accordance with the provisions of Section 102 and the Israeli Tax Rulings.

(c) Treasury Shares. Notwithstanding clause (b) above or any other provision of this Agreement to the contrary, at the Company Merger Effective Time, if there are any Company Securities that are owned by the Company as treasury shares or any Company Securities owned by any direct or indirect Subsidiary of the Company immediately prior to the Company Merger Effective Time, such Company Securities, if any, shall be deemed to have been transferred to Pubco and no consideration shall be delivered or deliverable in exchange therefor.

(d) Company Options. The Company Equity Plan and each outstanding Company Option (whether vested or unvested) issued thereunder shall, at the Company Merger Effective Time, be assumed by Pubco and automatically converted into an option to purchase Pubco Ordinary Shares (each, an “Assumed Option”), and shall continue to be governed by the terms and conditions applicable to such Company Option immediately prior to the Company Merger Effective Time (including, for the avoidance of doubt, vesting schedules, service-based and performance-based vesting conditions and post-termination exercise rules), except that references therein to the Company or Company Ordinary Shares will instead mean Pubco and Pubco Ordinary Shares, respectively. Each Assumed Option shall: (i) have the right to acquire a number of Pubco Ordinary Shares equal to (as rounded down to the nearest whole number) the product of (A) the number of Company Ordinary Shares which the Company Option had the right to acquire immediately prior to the Effective Time, multiplied by (B) the Conversion Ratio; and (ii) have an exercise price equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price of the Company Option (in U.S. Dollars), divided by (B) the Conversion Ratio. Pubco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed Options remain outstanding, a sufficient number of Pubco Ordinary Shares for delivery upon the exercise of such Assumed Options. From and after the Closing, the Company and Pubco shall not issue any new awards under the Company Equity Plan. Notwithstanding anything to the contrary herein, any Pubco option for Pubco Ordinary Shares issuable pursuant to this Agreement with respect to Company Options that are Section 102 Options shall be issued under the capital gains track of Section 102, in accordance with the terms and conditions of Section 102, and the Israeli Tax Rulings. Notwithstanding anything to the contrary herein, any consideration paid or issued to a holder of Section 102 Options or Section 3(i) Options will be delivered to the Section 102 Trustee (for the benefit of such holder of Section 102 Options or Section 3(i) Options) to be held and released in accordance with the provisions of Section 102 and the Israeli Tax Rulings. The assumption of the Assumed Options pursuant to this Section 1.9(d) shall be effected by Pubco in a manner that satisfies the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder (and, in the case of any Company Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code and the Treasury Regulations promulgated thereunder), and this Section 1.9(d) shall be construed consistent with this intent.

(e) Company Warrants. Each outstanding Company Warrant shall be assumed by Pubco and automatically converted into a warrant for Pubco Ordinary Shares (each, an “Assumed Warrant”). Subject to the subsequent sentence, each Assumed Warrant will be subject to the terms and conditions set forth in the applicable Company Warrant (except any references therein to the Company or Company Ordinary Shares will instead mean Pubco and Pubco Ordinary Shares, respectively). Each Assumed Warrant shall: (i) have the right to acquire a number of Pubco Ordinary Shares equal to (as rounded down to the nearest whole number) the product of (A) the number of Company Ordinary Shares which the Company Warrant had the right to acquire immediately prior to the Effective Time, multiplied by (B) the Conversion Ratio; and (ii) have an exercise price equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price of the Company Warrant (in U.S. Dollars), divided by (B) the Conversion Ratio. Pubco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed Warrants remain outstanding, a sufficient number of Pubco Ordinary Shares for delivery upon the exercise of such Assumed Warrants.

(f) Other Company Convertible Securities. Any Company Convertible Security other than a Company Option or Company Warrant, if not exercised or converted prior to the Company Merger Effective Time into Company Ordinary Shares shall be cancelled, retired and terminated and thereby cease to represent any right to acquire, be exchanged for or convert into Company Ordinary Shares or any other security or otherwise receive payment of cash or other consideration therefor, whether upon any contingency or valuation or otherwise.

(g) Company Merger Sub Shares. All of the shares of Company Merger Sub issued and outstanding immediately prior to the Company Merger Effective Time shall be converted into an equal number of shares of the Company Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of the Company Surviving Subsidiary.

1.10 Effect of Mergers on Outstanding Securities of Pubco. At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any Party or the holders of securities of any Party, all of the shares of Pubco issued and outstanding immediately prior to the Company Merger Effective Time shall be canceled and extinguished without any conversion thereof or payment therefor.

1.11 Merger Consideration for Company Security Holders. The aggregate consideration to be paid to Company Security Holders pursuant to the Company Merger (the “Merger Consideration”) shall be an amount equal to (i) Eight Hundred Million U.S. Dollars ($800,000,000), plus (ii) the Interim Investment Amount (if any). The total portion of the Merger Consideration amount payable to all Company Shareholders (excluding holders of Company Options and Company Warrants) (the “Shareholder Merger Consideration”) will be paid in the form of Pubco Ordinary Shares, each valued at $10.00 per share. Each Company Shareholder will receive, for each Company Ordinary Share held (but excluding any Company Securities described in Section 1.9(c)), an amount equal to the Per Share Price, which will be paid in the form of Pubco Ordinary Shares, with each Pubco Ordinary Share valued at $10.00 per share (the “Share Consideration Per Share”). The holders of Company Options that are outstanding immediately prior to the Effective Time shall receive such number of Assumed Options as described in Section 1.9(d) with such terms and conditions as described in Section 1.9(d), and the holders of Company Warrants that are outstanding immediately prior to the Effective Time shall receive such number of Assumed Warrants as described in Section 1.9(e) with such terms and conditions as described in Section 1.9(e). For the avoidance of doubt, other than holders of Company Options who execute and deliver Assumed Option Agreements in accordance with Section 1.13(g) and holders of Company Warrants, no holder of Company Securities will receive any consideration under or in connection with this Agreement unless they are holders of Company Ordinary Shares as of the Company Merger Effective Time.

1.12 Closing Calculations. At least five (5) Business Days prior to the Closing Date, the Company shall deliver to SPAC a statement certified by the Company’s chief executive officer (the “Closing Statement”) setting forth a good faith calculation of the Interim Investment Amount, the Per Share Price and the Share Consideration Per Share, each in reasonable detail. Promptly upon delivering the Closing Statement to SPAC, if requested by SPAC, the Company will meet with SPAC to review and discuss the Closing Statement and the Company will consider in good faith SPAC’s comments to the Closing Statement and make any appropriate adjustments to the Closing Statement prior to the Closing, which adjusted Closing Statement, as mutually approved by the Company and SPAC both acting reasonably and in good faith, shall thereafter become the Closing Statement for all purposes of this Agreement. The Closing Statement and the determinations contained therein shall be prepared in accordance with the Accounting Principles and otherwise in accordance with this Agreement, and, as finally agreed upon in accordance with this Section 1.12, shall be the final determinations with respect to the amounts set forth therein.

1.13 Surrender of Company Securities and Disbursement of Merger Consideration.

(a) At or prior to the Effective Time, the Company shall send to each Company Shareholder a letter of transmittal, in a form to be reasonably mutually agreed upon by the Company and SPAC (each, a “Letter of Transmittal”) (which shall specify that the delivery of certificates representing Company Ordinary Shares (“Company Certificates”) in respect of the Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Certificates (or a Lost Certificate Affidavit) to Pubco), and shall also include instructions for Company Shareholders who hold their Company Ordinary Shares in book-entry form (i.e., not represented by physical certificates) regarding the procedures for exchanging such book-entry shares for the Merger Consideration. The Letter of Transmittal shall provide that holders of book-entry shares will not be required to deliver a physical certificate, but must follow the procedures set forth in the Letter of Transmittal to effect the exchange of their Company Ordinary Shares.

(b) Each Company Shareholder shall be entitled to receive its Pro Rata Share of the Merger Consideration as set forth in Section 1.11 in respect of the Company Ordinary Shares represented by the Company Certificate(s) (excluding any Company Securities described in Section 1.9(c)) or held in book-entry form, as soon as reasonably practicable after the Company Merger Effective Time, but subject to the delivery to Pubco and SPAC of the following items prior thereto (collectively, the “Transmittal Documents”): (i) in the case of Company Certificates, the Company Certificate(s) for its Company Ordinary Shares (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal, or, in the case of book-entry shares, a properly completed and duly executed Letter of Transmittal and compliance with the procedures set forth therein, and (ii) such other documents as may be reasonably requested by Pubco or SPAC. Until so surrendered or exchanged in accordance with the procedures set forth in the Letter of Transmittal, each Company Certificate or book-entry share shall represent after the Company Merger Effective Time for all purposes only the right to receive such portion of the Merger Consideration attributable to such Company Certificate or book-entry share.

(c) If any portion of the Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Company Certificate is registered immediately prior to the Company Merger Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Ordinary Share shall have been permitted in accordance with the terms of the Company’s Organizational Documents, each as in effect immediately prior to the Company Merger Effective Time, (ii) such Company Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, (iii) the recipient of such portion of the Merger Consideration, or the Person in whose name such portion of the Merger Consideration is delivered or issued, shall have already executed and delivered, if the transferring Person is a party thereto, counterparts to a Lock-Up Agreement, and the Amended Registration Rights Agreement and such other Transmittal Documents as are reasonably deemed necessary by SPAC or Pubco and (iv) the Person requesting such delivery shall pay to Pubco any transfer or other similar Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of Pubco that such Tax has been paid or is not payable.

(d) Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to Pubco, the applicable Company Shareholder may instead deliver to Pubco an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to Pubco and SPAC (a “Lost Certificate Affidavit”), which at the reasonable discretion of Pubco or SPAC may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Pubco or any Surviving Subsidiary with respect to the Company Ordinary Shares represented by the Company Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 1.13(d) shall be treated as a Company Certificate for all purposes of this Agreement.

(e) After the Company Merger Effective Time, there shall be no further registration of transfers of Company Ordinary Shares. If, after the Company Merger Effective Time, Company Certificates or evidence of book-entry shares are presented to Pubco or a Surviving Subsidiary, they shall be canceled and exchanged for the applicable portion of the Merger Consideration provided for, and in accordance with the procedures set forth in this Section 1.13. No dividends or other distributions declared or made after the date of this Agreement with respect to Pubco Ordinary Shares with a record date after the Company Merger Effective Time will be paid to the holders of any Company Certificates or book-entry shares that have not yet been surrendered with respect to Pubco Ordinary Shares to be issued upon surrender thereof until the holders of record of such Company Certificates or book-entry shares shall surrender such certificates or evidence of book-entry shares (or provide a Lost Certificate Affidavit), and, if applicable, deliver the other Transmittal Documents. Subject to applicable Law, following surrender of any such Company Certificates or evidence of book-entry shares (or delivery of a Lost Certificate Affidavit) and, if applicable, delivery of the other Transmittal Documents, Pubco shall promptly deliver to the record holders thereof, without interest, the certificates representing the Pubco Ordinary Shares issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Company Merger Effective Time theretofore paid with respect to such Pubco Ordinary Shares.

(f) All securities issued upon the surrender of Company Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Securities. Any Company Shareholder who has not exchanged its Company Ordinary Shares for the applicable portion of the Merger Consideration in accordance with this Section 1.13 shall look only to Pubco for payment of the portion of the Merger Consideration in respect of such Company Ordinary Shares without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of Pubco, a Surviving Subsidiary or any other Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Prior to the Company Merger Effective Time, the Company shall send to each holder of a Company Option a customary letter of transmittal in form and substance reasonably acceptable to SPAC which shall specify that the delivery of Assumed Options shall be effected in exchange for the Company Options upon the Company Merger Effective Time. The Company shall include with each such letter of transmittal a notice and acknowledgment to be executed by such holder that such holder’s Company Options are being converted into Assumed Options in accordance with the terms and conditions set forth in this Agreement without further obligation on the part of the Company or Pubco and that the holder of such Company Options has no further rights or claims to any further equity in the Company in respect of such Company Option other than such conversion. The Company shall use its commercially reasonable efforts to obtain duly executed copies of all such acknowledgments, and Pubco shall not issue Assumed Options for Company Options until it shall have received from each holder thereof (x) such letter of transmittal, completed and duly executed by such holder, with respect to such Company Option, and (y) a duly executed counterpart to the agreement for the Assumed Option in form and substance to be mutually agreed by SPAC and the Company reasonably and in good faith (an “Assumed Option Agreement”), which, among other matters, will release the Company from its obligations with respect to the Company Option.

(h) Prior to the Company Merger Effective Time, the Company shall send to each holder of a Company Warrant a customary letter of transmittal in form and substance reasonably acceptable to SPAC which shall specify that the delivery of Assumed Warrants shall be effected in exchange for the Company Warrants upon the Company Merger Effective Time. The Company shall include with each such letter of transmittal a notice and acknowledgment to be executed by such holder that such holder’s Company Warrants are being converted into Assumed Warrants in accordance with the terms and conditions set forth in this Agreement without further obligation on the part of the Company or Pubco and that the holder of such Company Warrants has no further rights or claims to any further equity in the Company in respect of such Company Warrant other than such conversion. The Company shall use its commercially reasonable efforts to obtain duly executed copies of all such acknowledgments. The conversion and issuance of Assumed Warrants shall be effective as of the Company Merger Effective Time in accordance with Section 1.9(e).

(i) Notwithstanding anything to the contrary contained in this Agreement, no fraction of a Pubco Ordinary Share will be issued by virtue of the Mergers or the other Transactions, and each Person who would otherwise be entitled to a fraction of a Pubco Ordinary Share (after aggregating all fractional Pubco Ordinary Shares that otherwise would be received by such holder) shall instead have the number of Pubco Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole Pubco Ordinary Share.

1.14 U.S. Federal Income Tax Consequences. The Parties hereby agree and acknowledge that, for U.S. federal income tax purposes, (i) the Mergers, taken together, are intended to qualify as exchanges described in Section 351 of the Code and (ii) the Company Merger qualifies as a “reorganization” within the meaning of Section 368(a)(2)(E) of the Code and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for purposes of Section 368 of the Code. Each Party shall, and shall cause its respective Affiliates to, use commercially reasonable efforts to cause the Transactions to so qualify. The assumption of In-the-Money Company Options and In-the-Money Company Warrants shall be treated as part of the Merger Consideration for all Tax purposes. The Parties shall file all Tax Returns consistent with, and take no position (whether in audits, Tax Returns or otherwise) inconsistent with the positions (unless, in each case, required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code) that: (A) (i) the formation of Pubco and the Mergers, are together treated as exchanges described in Sections 351 of the Code and (ii) the Company Merger qualifies as a “reorganization” within the meaning of Section 368(a)(2)(E) of the Code (“Intended Tax Treatment”); and (B) that the Mergers should not result in gain being recognized because of the application of Section 367(a)(1) of the Code (other than for potentially for any shareholder that would be a “five-percent transferee shareholder” that does not enter into a five-year GRA in the form provided in Treasury Regulations Section 1.367(a)-8(c)). Each of the Parties acknowledges and agrees that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the Transactions, and (ii) is responsible for paying its own Taxes, including any Taxes that may arise if the Mergers, taken together, do not qualify as exchanges described in Section 351 of the Code or that the Company Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

1.15 Israeli Withholding Taxes.

(a) Notwithstanding anything in this Agreement to the contrary, the Exchange Agent, Pubco, the Section 102 Trustee, their respective Affiliates, and any other applicable agent, including withholding agent (each, a “Payor”) shall be entitled to deduct and withhold from any amount payable or other consideration deliverable pursuant to this Agreement to any recipient subject to Israeli Tax (a “Payee”), any amount required to be deducted or withheld with respect to the making of such payment or delivery of such consideration under applicable Law, unless, no later than three (3) Business Days prior to the Closing Date, the Payor is provided with a Valid Tax Certificate, in which case, the Payor shall act in accordance with such Valid Tax Certificate. To the extent that any amounts are so deducted or withheld and paid to the appropriate Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Payee in respect of which such deduction or withholding was made; provided that the Payor provides to such Payee evidence that such amounts have been paid to the applicable Governmental Authority. For the avoidance of doubt, it is hereby clarified that no Israeli taxes shall be withheld by the Payor with respect to street-name holders of the SPAC, and only registered holders of the SPAC, or holders of the SPAC through the Sponsor, shall be considered Payees for the purpose of Israeli withholding taxes under this Section 1.15.

(b) Notwithstanding Section 1.15(a) or anything else to the contrary in this Agreement, if a Valid Tax Certificate is not provided by a Payee to the Payor providing for a full exemption from Israeli withholding Tax, at least three (3) Business Days prior to the Closing Date, Pubco will be entitled to appoint a third party Israeli withholding tax agent (the “Exchange Agent”), and deliver all payments (including payment in-kind) under this Agreement (including any amounts payable after the Closing Date) to the Exchange Agent (other than consideration payable in respect of Company Options and Section 102 Shares). The Exchange Agent shall retain such consideration, for the benefit of such Payee, for a period of up to 180 days following the Closing Date or an earlier date required in writing by such Payee or by the ITA (such applicable time, the “Withholding Drop Date”) (during which time no Payor shall withhold any amounts for Israeli Taxes from the payments deliverable pursuant to this Agreement to such Payee, except as provided below), and during which time such Payee may obtain a Valid Tax Certificate. If such Payee delivers, no later than three (3) Business Days prior to the Withholding Drop Date, a Valid Tax Certificate, to the Exchange Agent, then the deduction and withholding of any Israeli Taxes shall be made only in accordance with such Valid Tax Certificate and the balance of the payment that is not withheld shall be promptly paid to such Payee. If such Payee (A) does not provide the Exchange Agent with a Valid Tax Certificate by no later than three Business Days before the Withholding Drop Date or (B) submits a written request with the Exchange Agent to release his, her or its payment prior to the Withholding Drop Date and fails to submit a Valid Certificate at or before such time, then the amount to be withheld from such payment shall be calculated according to the applicable withholding rate as reasonably determined by Exchange Agent in accordance with the Israeli Tax Ordinance and the Exchange Agent will pay to such Payee the balance of the payment due to such Payee that is not so withheld. The Exchange Agent shall provide Pubco, prior to the Closing Date, with an undertaking as required under Section 6.2.4.3 of Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to the Seller at Future Dates). Any withholding made in NIS with respect to payments made hereunder in dollars shall be calculated based on a dollars-to-NIS exchange rate known on the date of the actual payment. Any withholding required to be made shall be calculated based on the value of such shares of Pubco Ordinary Shares at Closing or on the date of their actual payment, whichever results in a higher amount to be withheld, unless the ITA instructs otherwise.

(c) Notwithstanding the above, any consideration paid or issued to a holder Company Options, or Section 102 Shares will be subject to deduction or withholding of Israeli Tax under the Israeli Tax Ordinance on the sixteenth (16th) day of the calendar month following the month during which the Closing occurs, unless prior to the sixteenth (16th) day of the calendar month following the month during which the Closing occurs, (i) with respect to Section 102 Options, Section 3(i) Options and Section 102 Shares, the applicable Israeli Tax Ruling shall have been obtained, in which case, Pubco or the Company, or any Person acting on their behalf, will act in accordance with the applicable Israeli Tax Ruling; (ii) with respect to holders of Company Options that are not residents of Israel for Tax purposes, are engaged by a non-Israeli resident Affiliate and who were granted such Company Options in consideration for work or services performed solely outside of Israel, such holder provides Pubco with a validly executed residency declaration in a form mutually agreed to by Pubco, SPAC and the Company, provided that, if the ITA prescribes such a form, including in connection with any Israeli Tax Ruling given in connection with the Company Merger, then such form shall be used, and (iii) with respect to any holder of Company Options or Section 102 Shares which does not fall under sub-sections (i) and (ii) above, a Valid Tax Certificate was provided.

(d) Any such amount required to be withheld shall be funded first through payment by the applicable Payee of the Tax amount required as determined by the Exchange Agent according to applicable Law, or as determined in a Valid Tax Certificate that provides for withholding of a certain amount on account of Taxes, which amount to be transferred to the Exchange Agent within seven (7) days of such request. To the extent that a Payee does not comply with the provisions of the preceding sentence, to the extent applicable, the Exchange Agent shall at any time following the Company Merger Effective Time be entitled to satisfy any such withholding obligation, through the forfeiture or sale of the portion of the Pubco Ordinary Shares otherwise transferrable to such Payee that is required to enable the Exchange Agent to comply with applicable deduction or withholding requirements. Each Payee will, pursuant to the Letter of Transmittal, waive, release and absolutely and forever discharge Pubco or anyone acting on its behalf and the Exchange Agent from and against any and all claims for any losses in connection with the forfeiture or sale of any portion of the Pubco Ordinary Shares otherwise transferrable to such Payee in compliance with the withholding requirements under this Section 1.15. To the extent that the Exchange Agent is unable, for whatever reason, to effect a forfeiture or to sell the applicable portion of Pubco Ordinary Shares required to finance the applicable deduction or withholding requirements, then the Exchange Agent shall be entitled to hold all of securities, otherwise transferrable to the applicable Payee until the earlier of: (i) the receipt of a Valid Tax Certificate from such Payee fully exempting the Exchange Agent from tax withholding; or (ii) such time when the Exchange Agent is practically able to sell the portion of such Pubco Ordinary Shares otherwise transferrable to such Payee that is required to enable the Payor to comply with such applicable deduction or withholding requirements. Any costs or expenses incurred by the Exchange Agent in connection with such sale shall be borne by, and deducted from the payment to, the applicable Payee.

(e) Notwithstanding anything to the contrary in this Section 1.15, if the Israeli Tax Rulings shall be received prior to the applicable withholding date, then the provisions of the Israeli Tax Rulings shall apply with respect to any consideration covered by such rulings, and all applicable withholding procedures with respect to any such consideration shall be made in accordance with the provisions of such rulings (including, for the avoidance of doubt, the engagement of the Exchange Agent or other sub-agent to the extent required by the Israeli Tax Rulings).

1.16 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest SPAC Surviving Subsidiary and Company Surviving Subsidiary with full right, title and possession to all assets, property, rights, agreements, privileges, powers and franchises of SPAC Merger Sub and Company Merger Sub, respectively, the then current officers and directors of SPAC, the Company, Pubco and the Merger Subs are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE II
CLOSING

2.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the electronic exchange of signatures, as promptly as reasonably practicable, but in no event later than the second (2nd) Business Day, after all of the Closing conditions set forth in this Agreement have been satisfied or waived, at 10:00 a.m. local time, or at such other date, time or place as SPAC and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in (i) the disclosure schedules delivered by SPAC to the Company and Pubco on the date hereof (the “SPAC Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, SPAC represents and warrants to the Company and Pubco, as of the date hereof and as of the Closing, as follows:

3.1 Organization and Standing. SPAC is an exempted company with limited liability duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. SPAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. SPAC has heretofore made available to the Company accurate and complete copies of its Organizational Documents, each as currently in effect. SPAC is not in violation of any provision of its Organizational Documents in any material respect.

3.2 Authorization; Binding Agreement. SPAC has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required SPAC Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of SPAC and (b) other than the Required SPAC Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in this Agreement, on the part of SPAC are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which SPAC is a party shall be when delivered, duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, restructuring, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

3.3 Governmental Approvals. Except as otherwise described in Section 3.3 of the SPAC Disclosure Schedules, no Consent of or with any Governmental Authority on the part of SPAC is required to be obtained or made in connection with the execution, delivery or performance by SPAC of this Agreement and each Ancillary Document to which it is a party or the consummation by SPAC of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as are contemplated by this Agreement, including the filing of the SPAC Plan of Merger and related documentation with the Cayman Islands Registrar and the publication of notification of the SPAC Merger in the Cayman Islands Government Gazette in accordance with the applicable provisions of the Cayman Islands Companies Act, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications has not been, and would not reasonably be expected to be, individually or in the aggregate, material to SPAC or the ability of SPAC to consummate the Transactions and perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

3.4 Non-Contravention. Except as otherwise described in Section 3.4 of the SPAC Disclosure Schedules, the execution and delivery by SPAC of this Agreement and each Ancillary Document to which it is a party, the consummation by SPAC of the transactions contemplated hereby and thereby, and the compliance by SPAC with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of SPAC’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to SPAC or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by SPAC under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of SPAC under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person under or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any SPAC Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that has not been, and would not reasonably be expected to be, individually or in the aggregate, material to SPAC or the ability of SPAC to consummate the Transactions and perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

3.5 Capitalization.

(a) The authorized share capital of SPAC is $55,500, divided into 500,000,000 SPAC Class A Ordinary Shares, 50,000,000 SPAC Class B Ordinary Shares, and 5,000,000 SPAC Preference Shares. The issued and outstanding SPAC Securities as of the date of this Agreement are set forth on Section 3.5(a) of the SPAC Disclosure Schedules. As of the date of this Agreement, there are no issued or outstanding SPAC Preference Shares. All issued and outstanding SPAC Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Islands Companies Act, SPAC’s Organizational Documents or any Contract to which SPAC is a party. None of the outstanding SPAC Securities have been issued in violation of any applicable securities Laws. Prior to giving effect to the transactions contemplated by this Agreement, SPAC does not have any Subsidiaries or own any equity interests in any other Person.

(b) Except as set forth in Section 3.5(a) of the SPAC Disclosure Schedules or Section 3.5(b) of the SPAC Disclosure Schedules, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of SPAC or (B) obligating SPAC to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such securities, or (C) obligating SPAC to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such shares. Other than any redemption of Public Shareholders conducted in connection with an Extension (an “Extension Redemption”) or the Closing Redemption (any of an Extension Redemption or a Closing Redemption, a “Redemption”), or as expressly set forth in this Agreement, there are no outstanding obligations of SPAC to repurchase, redeem or otherwise acquire any shares of SPAC or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Section 3.5(b) of the SPAC Disclosure Schedules, there are no shareholders’ agreements, voting trusts or other agreements or understandings to which SPAC is a party with respect to the voting of any shares of SPAC.

(c) All Indebtedness of SPAC as of the date of this Agreement is disclosed on Section 3.5(c) of the SPAC Disclosure Schedules. No Indebtedness of SPAC contains any restriction upon: (i) the prepayment of any such Indebtedness, (ii) the incurrence of Indebtedness by SPAC, (iii) the ability of SPAC to grant any Lien on its properties or assets, or (iv) the consummation of the Transactions (other than becoming due and payable upon the Closing).

(d) Since the date of formation of SPAC, and except as contemplated by this Agreement, SPAC has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and SPAC’s board of directors has not authorized any of the foregoing.

3.6 SEC Filings and SPAC Financials.

(a) SPAC, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the SPAC with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, SPAC has delivered to the Company copies in the form filed with the SEC of all of the following: (i) SPAC’s annual reports on Form 10-K for each fiscal year of SPAC beginning with the first year SPAC was required to file such a form, (ii) SPAC’s quarterly reports on Form 10-Q for each fiscal quarter that SPAC filed such reports to disclose its quarterly financial results in each of the fiscal years of SPAC referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by SPAC with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are referred to herein collectively as the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the SPAC Public Units, the SPAC Class A Ordinary Shares and the SPAC Public Warrants are listed on the Nasdaq Global Market, (B) SPAC has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such SPAC Securities, (C) there are no Actions pending or, to the Knowledge of SPAC, threatened, against SPAC by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such SPAC Securities on Nasdaq and (D) such SPAC Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

(b) The financial statements and notes of SPAC contained or incorporated by reference in the SEC Reports (the “SPAC Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of SPAC at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c) Except as and to the extent reflected or reserved against in the SPAC Financials, SPAC has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the SPAC Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since SPAC’s last annual report on Form 10-K.

3.7 Absence of Certain Changes. As of the date of this Agreement, except as set forth in Section 3.7 of the SPAC Disclosure Schedules, SPAC has (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) since January 1, 2025, not been subject to a Material Adverse Effect.

3.8 Compliance with Laws. SPAC is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which has not been, and would not reasonably be expected to be, individually or in the aggregate, material to SPAC or the ability of SPAC to consummate the Transactions and perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound, and SPAC has not received written notice alleging any violation of applicable Law in any material respect by SPAC.

3.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of SPAC, threatened Action to which SPAC is subject which has been, or would reasonably be expected to be, individually or in the aggregate, material to SPAC or the ability of SPAC to consummate the Transactions and perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. There is no material Action that SPAC has pending against any other Person. SPAC is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. SPAC holds all Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Permit or for such Permit to be in full force and effect has not been, and would not reasonably be expected to be, individually or in the aggregate, material to SPAC or the ability of SPAC to consummate the Transactions and perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

3.10 Taxes and Returns.

(a) SPAC has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the SPAC Financials have been established in accordance with GAAP. Section 3.10(a) of the SPAC Disclosure Schedules sets forth each jurisdiction where SPAC files or is required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against SPAC in respect of any Tax, and SPAC has not been notified in writing of any proposed Tax claims or assessments against SPAC (other than, in each case, claims or assessments for which adequate reserves in the SPAC Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of SPAC’s assets, other than Permitted Liens. SPAC has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by SPAC for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Since the date of its formation, SPAC has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

(c) No claim in relation to Tax has been made in the preceding three (3) years against SPAC by a Governmental Authority in a jurisdiction where SPAC does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(d) SPAC is not and has never been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes.

(e) SPAC has not requested any private letter ruling, technical advice memorandum, closing agreement, settlement agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, which such request is currently outstanding.

(f) SPAC has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any similar provision of state, local or non-U.S. Tax Law.

(g) During the two (2) year period ending on the date of this Agreement, SPAC was not a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(h) SPAC has not taken, and has not agreed to take, any action not contemplated by this Agreement and/or any Ancillary Documents that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the Knowledge of SPAC, there are no facts or circumstances that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

3.11 Employees and Employee Benefit Plans. Except as set forth on Section 3.11 of the SPAC Disclosure Schedules, SPAC does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any employee benefit plans.

3.12 Properties. SPAC does not own, license or otherwise have any right, title or interest in any material intellectual property. SPAC does not own or lease any material real property or Personal Property.

3.13 Material Contracts.

(a) Except as set forth on Section 3.13(a) of the SPAC Disclosure Schedules, other than this Agreement and the Ancillary Documents, there are no Contracts to which SPAC is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $200,000, (ii) may not be cancelled by SPAC on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of SPAC as its business is currently conducted, any acquisition of material property by SPAC, or restricts in any material respect the ability of SPAC to engage in business as currently conducted by it or to compete with any other Person or to consummate the Transactions (each, a “SPAC Material Contract”). All SPAC Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each SPAC Material Contract: (i) the SPAC Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the SPAC Material Contract is legal, valid, binding and enforceable in all material respects against SPAC and, to the Knowledge of SPAC, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) SPAC is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by SPAC, or permit termination or acceleration by the other party, under such SPAC Material Contract; and (iv) to the Knowledge of SPAC, no other party to any SPAC Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by SPAC under any SPAC Material Contract.

3.14 Transactions with Affiliates. Section 3.14 of the SPAC Disclosure Schedules sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between SPAC and any (a) present or former director, officer or employee or Affiliate of SPAC, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of SPAC’s outstanding shares as of the date hereof.

3.15 Investment Company Act. As of the date of this Agreement, SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

3.16 Finders and Brokers. Except for the IPO Underwriter or as otherwise set forth on Section 3.16 of the SPAC Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from SPAC, Pubco, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of SPAC.

3.17 Certain Business Practices.

(a) Neither SPAC, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of SPAC, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder SPAC or assist it in connection with any actual or proposed transaction.

(b) The operations of SPAC are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving SPAC with respect to any of the foregoing is pending or, to the Knowledge of SPAC, threatened.

(c) None of SPAC or any of its directors or officers, or, to the Knowledge of SPAC, any other Representative acting on behalf of SPAC is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and SPAC has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

3.18 Insurance. Section 3.18 of the SPAC Disclosure Schedules lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by SPAC relating to SPAC or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and SPAC is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of SPAC, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by SPAC. SPAC has each reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim has not been, and would not reasonably be expected to be, individually or in the aggregate, material to SPAC or the ability of SPAC to consummate the Transactions and perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

3.19 Information Supplied. None of the information supplied or to be supplied by the SPAC expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to the SPAC’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the SPAC expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company, Pubco or any of their respective Affiliates.

3.20 Trust Account. As of the date hereof, there is at least $243,496,409 held in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the SPAC’s Organizational Documents and the IPO Prospectus. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. The SPAC has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of the SPAC and, to the Knowledge of the SPAC, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and to the Knowledge of the SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports filed or furnished by the SPAC to be inaccurate or that would entitle any Person (other than holders of SPAC Class A Ordinary Shares who shall have elected to redeem their SPAC Class A Ordinary Shares pursuant to the SPAC’s Organizational Documents and the underwriters of the IPO with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account prior to the closing of a Business Combination. As of the date hereof, the SPAC does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to the SPAC (subject to any Redemptions) on the Closing Date. There are no Actions pending with respect to the Trust Account. The SPAC has not released any money from the Trust Account other than as permitted by the Trust Agreement. As of the SPAC Merger Effective Time, the obligations of the SPAC to dissolve or liquidate pursuant to the SPAC’s Organizational Documents shall terminate and the SPAC shall have no obligation whatsoever pursuant to the SPAC’s Organizational Documents to dissolve and liquidate the assets of the SPAC by reason of the consummation of the transactions contemplated herein. Following the Closing, no shareholder of the SPAC is or shall be entitled to receive any amount from the Trust Account except to the extent such shareholder shall have elected to tender its SPAC Class A Ordinary Shares for redemption pursuant to any Redemption in compliance with the SPAC’s Organizational Documents.

3.21 Independent Investigation. SPAC has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) and assets of the Target Companies, Pubco and the Merger Subs and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies, Pubco and the Merger Subs for such purpose. SPAC acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company and Pubco set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to SPAC pursuant hereto, and the information provided by or on behalf of the Company, Pubco or the Merger Subs for the Registration Statement; and (b) none of the Company, Pubco, the Merger Subs or their respective Representatives have made any representation or warranty as to the Target Companies, Pubco or the Merger Subs or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to SPAC pursuant hereto.

3.22 No Other Representations. Except for the representations and warranties expressly made by the SPAC in this Article III (as modified by the SPAC Disclosure Schedules) or as expressly set forth in an Ancillary Document, neither the SPAC nor any other Person on its behalf makes any express or implied representation or warranty with respect to the SPAC or its business, operations, assets or Liabilities, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and the SPAC hereby expressly disclaims any other representations or warranties, whether implied or made by the SPAC or any of its Representatives. Except for the representations and warranties expressly made by the SPAC in this Article III (as modified by the SPAC Disclosure Schedules) or in an Ancillary Document, the SPAC hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Target Companies, Pubco or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Target Companies, Pubco or any of their respective Representatives by any Representative of the SPAC), including any representations or warranties regarding the probable success or profitability of the businesses of the SPAC.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PUBCO AND THE MERGER SUBS

Each of Pubco and the Merger Subs represent and warrant to the SPAC and the Company, as of the date hereof and as of the Closing, as follows:

4.1 Organization and Standing. Pubco is duly formed as an Israeli company limited by shares, duly incorporated and validly existing under the Laws of the State of Israel and is not categorized as a “Company in Breach” (חברה מפרה) by the Companies Registrar. Company Merger Sub is duly formed as an Israeli company, duly incorporated and validly existing under the Laws of the State of Israel and is not categorized as a “Company in Breach” (חברה מפרה) by the Companies Registrar. SPAC Merger Sub is an exempted company with limited liability duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Each of Pubco and the Merger Subs has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Pubco and the Merger Subs is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Pubco has heretofore made available to SPAC and the Company accurate and complete copies of the Organizational Documents of Pubco and the Merger Subs, each as currently in effect. Neither Pubco nor either Merger Sub is in violation of any provision of its Organizational Documents in any material respect.

4.2 Authorization; Binding Agreement. Each of Pubco and the Merger Subs have all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, and, subject to adoption of the Amended Pubco Organizational Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors and shareholders of Pubco and the Merger Subs and no other corporate proceedings, other than as expressly set forth elsewhere in the Agreement (including the adoption of the Amended Pubco Organizational Documents and filing the SPAC Plan of Merger and related documentation as required by the Cayman Islands Companies Act), on the part of Pubco or either Merger Sub and are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Pubco or a Merger Sub is a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

4.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Pubco or a Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, including those with the Companies Registrar and the Amended Pubco Organizational Documents and the filing of the SPAC Plan of Merger and related documentation with the Cayman Islands Registrar and the publication of notification of the SPAC Merger in the Cayman Islands Government Gazette in accordance with the applicable provisions of the Cayman Islands Companies Act, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, has not had, and would not reasonably be expected to have, individually or in the aggregate, a material impact on the ability of Pubco or either Merger Sub to consummate on a timely basis the Transactions.

4.4 Non-Contravention. The execution and delivery by Pubco and the Merger Subs of this Agreement and each Ancillary Document to which it is a party, the consummation by such Party of the transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not (a) subject to the filing of the Amended Pubco Organizational Documents, conflict with or violate any provision of such Party’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Party under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Party, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a material impact on the ability of Pubco or either Merger Sub to consummate on a timely basis the Transactions.

4.5 Capitalization. As of the date hereof, (i) Pubco is authorized to issue 100,000,000,000 Pubco Ordinary Shares, of which 100 Pubco Ordinary Shares are issued and outstanding, all of which are owned by Tamir Ben Moshe, (ii) Company Merger Sub is authorized to issue 1,000,000 ordinary shares, no par value, of which 100 shares are issued and outstanding, all of which are owned by Pubco, and (iii) SPAC Merger Sub is authorized to issue 50,000 ordinary shares, par value $1.00 per share, of which 1 share is issued and outstanding, which is owned by Pubco. Prior to giving effect to the Transactions, other than the Merger Subs, Pubco does not have any Subsidiaries or own any equity interests in any other Person. Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act.

4.6 Ownership of Merger Consideration Shares. All Pubco Ordinary Shares to be issued and delivered to the Company Shareholders as Shareholder Merger Consideration in accordance with Article I shall be, upon issuance and delivery of such shares, duly authorized and validly issued and fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Lock-Up Agreement and any Liens incurred by any Company Shareholder, and the issuance and sale of such Pubco Ordinary Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

4.7 Pubco and Merger Sub Activities. Since their formation, Pubco and the Merger Subs have not engaged in any business activities other than as contemplated by this Agreement, do not own directly or indirectly any ownership, equity, profits or voting interest in any Person (other than Pubco’s 100% ownership of the Merger Subs) and have no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which they are a party and the Transactions, and, other than this Agreement and the Ancillary Documents to which they are a party, Pubco and the Merger Subs are not party to or bound by any Contract.

4.8 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from SPAC, Pubco, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Pubco or a Merger Sub.

4.9 Investment Company Act. As of the date of this Agreement, Pubco is not an “investment company” or, a Person directly or indirectly controlled by or acting on behalf of an “investment company”, in each case within the meanings of the Investment Company Act.

4.10 Information Supplied. None of the information supplied or to be supplied by Pubco or a Merger Sub expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Pubco or a Merger Sub expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Pubco nor either Merger Sub makes any representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, the Target Companies or any of their respective Affiliates.

4.11 Independent Investigation. Each of Pubco and the Merger Subs has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Target Companies and SPAC and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies and SPAC for such purpose. Each of Pubco and the Merger Subs acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company and SPAC set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the SPAC Disclosure Schedules) and in any certificate delivered to Pubco or a Merger Sub pursuant hereto, and the information provided by or on behalf of the Company or SPAC for the Registration Statement; and (b) none of the Company, SPAC or their respective Representatives have made any representation or warranty as to the Target Companies, SPAC or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the SPAC Disclosure Schedules) or in any certificate delivered to Pubco or a Merger Sub pursuant hereto.

4.12 No Other Representations. Except for the representations and warranties expressly made by Pubco in this Article IV or as expressly set forth in an Ancillary Document, neither Pubco nor any other Person on its behalf makes any express or implied representation or warranty with respect to any of Pubco or the Merger Subs or their respective business, operations, assets or Liabilities, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and Pubco and the Merger Subs each hereby expressly disclaims any other representations or warranties, whether implied or made by Pubco, a Merger Sub or any of their respective Representatives. Except for the representations and warranties expressly made by Pubco in this Article IV or in an Ancillary Document, Pubco hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the SPAC, the Target Companies or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to the SPAC, the Target Companies or any of their respective Representatives by any Representative of Pubco or a Merger Sub), including any representations or warranties regarding the probable success or profitability of the businesses of Pubco or a Merger Sub.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to SPAC on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to SPAC and Pubco, as of the date hereof and as of the Closing, as follows:

5.1 Organization and Qualification.

(a) Each Target Company is a corporation, company, limited liability company or other applicable business entity duly organized, formed, or incorporated, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the laws of its jurisdiction of formation, incorporation or organization (as applicable), except where the failure to be in good standing has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as whole, or the ability of the Company to consummate the Transactions and perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. Section 5.1(a)(i) of the Company Disclosure Schedules sets forth the jurisdiction of formation or organization (as applicable) for each Target Company. Except as set forth on Section 5.1(a)(ii) of the Company Disclosure Schedules, each Target Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its material properties and to carry on its businesses as presently conducted in all material respects, except where the failure to have such power and authority has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as whole, or the ability of the Company to consummate the Transactions and perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

(b) True and complete copies of the Organizational Documents of the Target Companies have been made available to SPAC, in each case, as amended and in effect as of the date of this Agreement. The Organizational Documents of the Target Companies are in full force and effect, and none of the Target Companies are in breach or violation in any material respect of any provision set forth in its Organizational Documents.

(c) Each Target Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as whole, or the ability of the Company to consummate the Transactions and perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. The Company has timely filed all requisite annual reports, paid all annual fees and is not designated a “violating company” (as such term is understood under the Israeli Companies Law) by the Israeli Registrar of Companies, except where the failure to be have filed or paid such reports and fees, or to not be designated a “violating company”, has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as whole, or the ability of the Company to consummate the Transactions and perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

(d) Other than the Subsidiaries, neither the Company nor any of the Subsidiaries owns, directly or indirectly, any equity or voting or controlling or management or partnership or joint venture or similar interest in any Person and, except with respect to the Subsidiaries or as provided by this Agreement, neither Company nor any of the Subsidiaries has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any Contract under which it may become obligated to make any future investment in or capital contribution to any other entity and the Company and each of the Subsidiaries has not agreed to become a subsidiary of any other Person or under the control of any group of bodies corporate or consortium.

(e) No Target Company is (i) insolvent or unable to pay or has stopped paying its debts, (ii) has stopped paying its material debts as they fall due, or (iii) has entered into, or proposed to enter into, any composition or arrangement with or for its creditors and no order has been made, petition presented, meeting convened or resolution presented for its winding-up and there are no actual or pending proceedings under any applicable insolvency laws in any relevant jurisdiction.

5.2 Capitalization of the Target Companies.

(a) Section 5.2(a) of the Company Disclosure Schedules sets forth a true and complete statement as of the date of this Agreement of the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding (or in jurisdictions which do not recognize such concept, issued and allotted). All of the Equity Securities of the Company have been duly authorized and validly issued and properly allotted. All of the outstanding (or in jurisdictions which do not recognize such concept, issued and allotted) Company Shares are fully paid and non-assessable (in jurisdictions which recognize such concept). The issuance of Company Shares upon the exercise or conversion, as applicable, of Equity Securities that are derivative securities, will, upon exercise or conversion in accordance with the terms of such Equity Securities against payment therefor, be duly authorized, validly issued, properly allotted, fully paid and non-assessable (in jurisdictions that recognize such concept). The Equity Securities of the Company (i) were not issued in violation of the Organizational Documents of the Company or any other Contract to which the Company is party or bound and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of (other than under the Organizational Documents of the Company, or transfer restrictions under applicable Securities Laws) and were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person. Except for the Company Options set forth on Section 5.2(a) of the Company Disclosure Schedules, as of the date hereof the Company has no outstanding options, restricted stock, phantom stock, stock or equity appreciation rights, equity ownership interests or other equity, equity-based or similar rights in the Company, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, preemptive rights, rights of first refusal or first offer or other Contracts or commitments of any kind of any character, written or oral, that would reasonably be expected to require the Company to issue, allot, sell, transfer, dispose or otherwise cause to become outstanding or to acquire, convert, repurchase, repay or redeem any Equity Securities of the Company or securities convertible into or exchangeable for Equity Securities of the Company.

(b) The Equity Securities of the Company and its Subsidiaries have been offered, sold, transferred, issued and allotted in compliance with applicable Law, including Securities Laws, and the Organizational Documents. All dividends or distributions declared, made or paid by the Company and its Subsidiaries have been declared, made or paid in accordance with applicable Laws and the Organizational Documents. Neither the Company nor any of its Subsidiaries has at any time: (i) allotted or issued any securities that are convertible into shares; (ii) repaid, redeemed or purchased any of its own shares, or otherwise reduced its share capital or any class of it, or capitalized any profits or reserves of any class or description or passed any resolution to do so, or agreed to do any of the foregoing; or (iii) directly or indirectly provided any financial assistance for the purpose of the acquisition of its own shares or the shares of its holding company or for the purpose of reducing or discharging any liability incurred in such an acquisition, in each case that would be unlawful. Except as set forth on Section 5.2(b) of the Company Disclosure Schedules and for the Organizational Documents of the Company and the Company Investor Agreements, there are no voting trusts, proxies or other Contracts to which the Company is a party with respect to the voting or transfer of the Company’s Equity Securities.

(c) The Company has no direct or indirect Subsidiaries other than those listed in Section 5.2(c) of the Company Disclosure Schedules. Except as set forth on Section 5.2(c) of the Company Disclosure Schedules, the Company owns directly or indirectly through another Subsidiary all of the outstanding (or in jurisdictions which do not recognize such concept, issued and allotted) equity securities of the Subsidiaries free and clear of all Liens other than Permitted Liens. Section 5.2(c) of the Company Disclosure Schedules sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding (or in jurisdictions which do not recognize such concept, issued and allotted) and (ii) the identity of the wholly owned Persons that are the record or legal owners thereof. Other than as set forth in Section 5.2(c) of the Company Disclosure Schedules, there are no outstanding (A) stock or equity appreciation, phantom equity, or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, preemptive rights, rights of first refusal or first offer or other Contracts or commitments of any kind of any character, written or oral, that could require any Subsidiary of the Company to issue, allot, transfer, dispose, sell or otherwise cause to become outstanding or to acquire, convert, register, encumber, repurchase, repay or redeem any Equity Securities of the Subsidiaries of the Company or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company.

(d) Other than as set forth in Section 5.2 of the Company Disclosure Schedules, to the Knowledge of the Company, no Person has claimed any ownership rights in any Equity Security of the Company or any of its Subsidiaries.

(e) Section 5.2(e) of the Company Disclosure Schedules sets forth the following information with respect to each Company Option: (i) the name of the Company Option recipient; (ii) the number of Company Ordinary Shares subject to such Company Option; (iii) the exercise price of such Company Option; (iv) the date on which such Company Option was granted; (v) the vesting commencement date and vesting schedule applicable to such Company Option, including the extent to which any vesting had occurred as of the date of this Agreement and the extent to which the vesting of such Company Option will be accelerated by the consummation of the Agreement and the other transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Agreement; (vi) the date on which such Company Option expires; and (vii) a description whether such Company Option was granted as an “incentive stock option” or a “non-qualified incentive stock option” (as each term is defined under the Code), or under Section 102 or Section 3(i) of the Israeli Tax Ordinance and with respect to Company Options granted under Section 102 of the Israeli Tax Ordinance whether it was decided to treat such option under the capital gain route or ordinary income route. The Company has made available to SPAC accurate and complete copies of the Company Equity Plan pursuant to which Company has granted the Company Options that are currently outstanding, all forms of award agreements evidencing such Company Options, accurate and complete copies of the Company Options database, and all tax rulings, opinions, material written correspondence and filings with the ITA relating to the Company Equity Plan. Each Company Option was granted under, and in all material respects in accordance with the terms of, the Company Equity Plan. All Company Options granted to a United States taxpayer are subject to Section 409A of the Code (a “US Option”), and each such US Option (A) has been granted with an exercise price that is no less than the fair market value of the underlying Company Ordinary Shares on the date of grant, as determined in accordance with Section 409A of the Code if applicable and (B) are intended to be a “non-qualified incentive stock option”.

5.3 Authority.

(a) The Company has the requisite corporate, limited liability or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Company Preferred Shareholder Written Consent and the Required Company Shareholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate, limited liability company (or other similar) action on the part of the Company. The Company Preferred Shareholder Written Consent and Required Company Shareholder Approval are the only approvals of holders of Company Equity Securities necessary to approve the Transactions. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company, and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with its terms (subject to the Enforceability Exceptions).

(b) The board of directors of the Company has (i) unanimously: (A) determined that this Agreement, the Ancillary Documents, and the Transactions are advisable and in the best interests of the Company and the Company Shareholders and (B) approved the Transactions, this Agreement and the Ancillary Documents and the performance by the Company of its obligations hereunder and thereunder, and (ii) resolved to recommend to the Company Shareholders to authorize, approve and consent to the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or is required to be party or bound.

(c) All distributions, dividends, repurchases and redemptions (if any), in respect of the Equity Securities (or other equity interests) of the Company were undertaken in compliance with the Company’s Organizational Documents then in effect, any agreement to which the Company then was a party and applicable Law.

5.4 Financial Statements; Undisclosed Liabilities.

(a) The Company has made available to SPAC (i) the draft audited consolidated balance sheets of the Target Companies as of December 31, 2023 (including any comparison figures to the year ended December 31, 2022) and December 31, 2024 and the related statements of operations, changes in shareholders’ equity and cash flows of the Target Companies for the years ended December 31, 2023 (including any comparison figures to the year ended December 31, 2022) and December 31, 2024 and (ii) the internal unaudited consolidated balance sheets of the Target Companies as of March 31, 2025 (the “Latest Balance Sheet”), each of which are attached as Section 5.4(a) of the Company Disclosure Schedules (all such balance sheets and statements, the “Draft Financials” and, collectively with the PCAOB Financials when delivered in accordance with the requirements of Section 6.4(a), the “Company Financials”). Each of the Company Financials (including the notes thereto) (A) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (B) is based upon and consistent with information contained in the books and records of the Target Companies and (C) fairly presents in all material respects in accordance with GAAP the consolidated financial position, results of operations and cash flows of the Target Companies as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein. All PCAOB Financials and other financial statements delivered pursuant to Section 6.4, (A) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and, in the case of unaudited financial statements, subject to normal year-end adjustments and the absence of footnotes) and (B) will fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Target Companies as of the date thereof and for the period indicated therein.

(b) Except (i) as set forth on the face of or otherwise provided for in the Latest Balance Sheet (or the notes thereto), (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law) and (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions, none of the Target Companies has any Liabilities that are material to the Target Companies, taken as a whole, of the type required to be set forth on, or otherwise reflected in, a balance sheet in accordance with GAAP or the notes thereto.

(c) The Target Companies have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Target Companies’ assets. The Target Companies maintain and, for all periods covered by the Company Financials, have maintained books and records of the Target Companies in the ordinary course of business.

(d) Since January 1, 2022, no Target Company has received any written complaint, or, to the Knowledge of the Company, any allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of the Target Companies, (ii)  a “material weakness” in the internal controls over financial reporting of the Target Companies or (iii) fraud, whether or not material, that involves management or other employees of the Target Companies who have a significant role in the internal controls over financial reporting of the Target Companies.

5.5 Consents and Requisite Governmental Approvals; No Violations.

(a) Except as set forth in Section 5.5(a) of the Company Disclosure Schedules, no Consent, Permit, approval or authorization of, or designation, declaration or filing with or notification to, any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) the filing with the SEC of (A) the Registration Statement and the declaration of the effectiveness thereof by the SEC and (B) any other documents or information required pursuant to applicable requirements, if any, of the Federal Securities Laws, (ii) compliance with and filings or notifications required to be filed with state securities regulators pursuant to “blue sky” Laws and state takeover Laws as may be required in connection with this Agreement, the Ancillary Documents or the Transactions, (iii) filing of the Company Merger and SPAC Merger and related documentation as required under the applicable Law, (iv) applicable requirements of and filings under the Israeli Securities Law, 1968, and the rules and regulations thereunder or any other similar Laws, (v) the Required Company Shareholder Approval and the Company Preferred Shareholder Written Consent, (vi) filings or approvals pursuant to any applicable Antitrust Laws (or any investment laws or laws that provide for review of national security or defense matters), or (vii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

(b) Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.5(a), neither the execution, delivery or performance by the Company of this Agreement nor the Ancillary Documents to which the Company is or will be a party nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Company’s Organizational Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration (with or without notice) under, any of the terms, conditions or provisions of (A) any Contract to which any Target Company is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Target Company or Merger Sub or any of their respective properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Target Company, except in any case of clauses (ii) through (iv) above, as has not been, and would not reasonably be expected to be, individually or in the aggregate, a material to the Target Companies, taken as whole, or the ability of the Company to consummate the Transactions and perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

5.6 Permits. Except as set forth on Section 5.6 of the Company Disclosure Schedules, each of the Target Companies has all material Permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted (the “Material Permits”). Except as is not and would not reasonably be expected to be material to the Target Companies, taken as a whole, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of withdrawal, suspension, modification, revocation, cancellation or termination of any Material Permit (or proposed withdrawal, suspension, modification, revocation, cancellation or termination) has been received by any of the Target Companies and (iii) each Target Company has fulfilled and performed in all material respects its respective obligations under each such Material Permit and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default under any such Material Permit.

5.7 Material Contracts; No Defaults.

(a) Section 5.7(a) of the Company Disclosure Schedules sets forth a list of all Contracts (whether written or oral) to which a Target Company is a party: (i) for the sale of Company services or for the purchase of products or services of at least $350,000 in any of the prior three fiscal years (or, as of the date of this Agreement, in the current fiscal year through June 30, 2025); (ii) that purports to limit, in any material respect, either the type of business or product line in which a Target Company may engage, the geographic area in which they may engage in business, the ability to solicit customers or the ability to sell or purchase any product, property or other asset (tangible or intangible), or any services, from any other Person or to sell any product or other asset to or perform any services for any other Person, including as a result of the grant of any exclusive licenses under Company Owned Intellectual Property to any Person; (iii) containing any indemnification that represents a material obligation of a Target Company other than in the ordinary course of business; (iv) under which a Target Company has permitted any material asset to become subject to a Lien (including Permitted Liens) other than in the ordinary course of business; (v) that evidences Indebtedness for borrowed money, whether incurred, assumed, guaranteed, or secured by any asset of a Target Company; (vi) involving the acquisition or disposition, directly or indirectly, by merger or otherwise, of assets or Equity Interests of any other Person (other than another Target Company) (other than assets acquired and sales of material, supply and inventory, in each case, in the ordinary course of business) pursuant to which a Target Company has material ongoing obligations (other than confidentiality obligations), or any Contract pursuant to which a Target Company has any ongoing obligations with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation; (vii) any CBA; (viii) any Contract (A) that is a settlement, conciliation or similar agreement with any Governmental Authority or (B) pursuant to which the Company or any of its Subsidiaries will have any material outstanding monetary obligation after the date of this Agreement; (ix) any Contract pursuant to which a Target Company receives any Governmental Grant or any access to or use of other funding, facilities, resources or personnel of any Governmental Authority or for which a Governmental Authority is the end customer, (x) any Contract that is for the employment or engagement of any directors, employees, independent contractors, or other individual service providers at gross annual compensation in excess of $400,000 other than (A) Contracts that can be terminated by the Company without cost, penalty or other liability or (B) Contracts that provide for transaction bonuses payable in connection with the Transactions as disclosed in Section 5.7(a) of the Company Disclosure Schedules; (xi) agreement under which it is lessee of or holds or operates any personal property owned by any other party; (xii) agreement pursuant to which the Company is granted a lease in, a sublease in, or the right to use or occupy any land or building; (xiii) any Contract with any Person (A) pursuant to which any Target Company may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, sale distribution, commercial manufacture or other similar occurrences, developments, activities or events, (B) that limits, curtails or restricts the ability of any Target Company to use, develop, distribute, make available or enforce any material Company Owned Intellectual Property in any material respect, or (C) under which any Target Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to exclusively license rights, or option to cause an assignment of, to or under (as applicable) any material Company Product or any material Company Owned Intellectual Property; (xiv) that establish a joint venture, partnership or limited liability company with a third party, including for the sharing of profits and joint research or development Contracts (in each case, other than with respect to wholly owned Subsidiaries of the Company); (xv) any Contract required to be disclosed on Section 5.21 of the Company Disclosure Schedules; (xvi) any Contract with a Top Supplier or Top Customer; (xvii) agreement under which it is lessor of or permits any third party to hold or operate any personal property owned or controlled by it; and (xviii) any Contract that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant (each Contract required to be set forth on Section 5.7(a) of the Company Disclosure Schedules, together with the IP Contracts required to be set forth on Section 5.13(c) of the Company Disclosure Schedules and each of the Contracts entered into after the date of this Agreement that would be required to be set forth on Section 5.7(a) or Section 5.13(c) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Company Material Contracts”). The Company has furnished or made available to SPAC true and complete copies of all Material Contracts, including any supplementations or amendments thereto.

(b) (i) Each Company Material Contract is valid and binding on the applicable Target Company and, to the Knowledge of the Company, the counterparty thereto, and is in full force and effect and represents a legal, valid and binding obligation of the applicable Target Company, and to the Knowledge of the applicable Target Company, the other parties thereto, and are enforceable by the applicable Target Company to the extent a party thereto in accordance with their terms, subject in all respects to the Enforceability Exceptions, (ii) the applicable Target Company and, to the Knowledge of the Company, the counterparties thereto are not in material breach of, or material default (or would be in material breach, violation or default but for the existence of a cure period) under, any Company Material Contract, (iii) no Target Company has received any written claim or notice of material breach of or material default under any Company Material Contract, (iv) no event has occurred (or is reasonably likely to occur as a result of the consummation of the Transactions hereunder) which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any Company Material Contract or any other party thereto (in each case, with or without notice or lapse of time or both) and (v) no Target Company has received written notice from any other party to any such Company Material Contract that such party intends to terminate or not renew any such Contract.

(c) None of the Target Companies has ever been suspended or disbarred from bidding on Contracts or subcontracts for or with any Governmental Authority, including any Contracts pursuant to which a Target Company receives any Governmental Grant or any access to or use of other funding, facilities, resources or personnel of any Governmental Authority or for which a Governmental Authority is the end customer (such Contracts, collectively, “Government Contracts”) and no suspension or debarment actions have been commenced or, to the Knowledge of the Company, threatened against any of the Target Companies or any of such Target Company’s directors, officers or employees. None of the Target Companies has received any notice that they are being audited or investigated by any Governmental Authority with respect to any Government Contracts. Each of the Target Companies has conducted their operations in material compliance with the requirements of all terms and conditions and applicable Laws and regulations pertaining to all Government Contracts and bids for Government Contracts. All representations and certifications executed with respect to any Government Contract were accurate and truthful in all material respects as of their effective date, and the Target Companies have complied with all such representations and certifications in all material respects. All invoices and claims for payment, reimbursement, or adjustment submitted by a Target Company in connection with a Government Contract were current, accurate, and complete in all material respects as of their respective submission dates. The Target Companies do not have in effect, nor are they required to have in effect, and have never had in effect, any security clearances in connection with the operation of their business.

5.8 Absence of Changes. Except as set forth in Section 5.8 of the Company Disclosure Schedules, during the period beginning on January 1, 2025 and ending on the date of this Agreement, (a) no Material Adverse Effect has occurred, and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the Transactions, (i) the Company has conducted its business in the ordinary course of business in all material respects and (ii) no Target Company has taken any action that both (A) would require the consent of SPAC if taken during the period from the date of this Agreement until the Closing pursuant to Section 6.2(b) and (B) is material to the Target Companies, taken as a whole.

5.9 Litigation. Except as set forth in Section 5.9 of the Company Disclosure Schedules, there is and, since January 1, 2022, there has been no Action existing, pending or, to the Company’s Knowledge, threatened against or affecting any Target Company or their assets, including any condemnation or similar proceedings that, if adversely decided or resolved, has had or would reasonably be expected to be material to the Target Companies, taken as a whole. None of the Target Companies, nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Actions by a Target Company existing, pending or, to the Company’s Knowledge, threatened against any other Person. There is no unsatisfied judgment or any open injunction binding upon Company or Merger Sub which could have a material effect on the ability of either Company or Merger Sub to enter into, perform its respective obligations under this Agreement and consummate the Transactions.

5.10 Compliance with Applicable Law. Each Target Company (a) conducts (and since January 1, 2022, has conducted) its business in accordance with all Laws and Orders applicable to such Target Company and is not in violation of any such Law or Order and (b) has not received any written communications from a Governmental Authority or, to the Knowledge of the Company, any other Person that alleges that such Target Company is not in compliance with any such Law or Order, except in each case of clauses (a) and (b), as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole, or the ability of the Company to consummate the Transactions and perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

5.11 Employee Plans.

(a) Section 5.11(a) of the Company Disclosure Schedules sets forth a true and complete list of all Employee Benefit Plans (including, for each such Employee Benefit Plan, its jurisdiction). With respect to each Employee Benefit Plan, the Target Companies have provided or made available to SPAC true and complete copies of, or written summaries of unwritten Employee Benefit Plans (as applicable): (i) all current plan documents pursuant to which the plan is maintained, funded and administered (including any trust agreement, insurance contract or other funding instrument); (ii) the most recent Internal Revenue Service determination or opinion letter (or, for Employee Benefit Plans maintained for the benefit of employees primarily performing services outside the United States, any similar determination by an applicable Governmental Authority), if applicable; (iii) the most recent summary plan description distributed to participations; (iv) the nondiscrimination and compliance testing results for the three most recent plan years; and (v) all non-ordinary course communications between the Company and any Governmental Authority sent or received in the last three years.

(b) No Employee Plan is or was within the past six (6) years, and no Target Company nor any of its ERISA Affiliates has any Liability with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. Except as would not be material to the Target Companies, taken as a whole, no Target Company has any Liabilities to provide any retiree or post-employment health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to Law for which the recipient pays the full cost of coverage. No Target Company has any Liabilities by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(c) Except as would not be material to the Target Companies, taken as a whole, each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service. None of the Target Companies has incurred (whether or not assessed) any material penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code, and no circumstance exists or event has occurred that could reasonably be expected to result in the imposition of any such penalty or Tax.

(d) Except as would not be material to the Target Companies, taken as a whole, there are no pending or, to the Company’s Knowledge, threatened claims or Actions with respect to any Employee Benefit Plan (other than routine claims for benefits). With respect to each Employee Benefit Plan, all contributions, distributions, reimbursements and premium payments that are due have been timely made, transferred and paid in full, or if not yet due, as well as reserve for vacation leave entitlement, have been properly accrued in accordance with GAAP and are reflected on the Company Financials. Each Employee Benefit Plan has been established, funded, administered and maintained, in form and in operation, in all material respects in compliance with its terms and all applicable Laws. There has been no non-exempt “prohibited transaction” within the meaning of Code Section 4975 or ERISA Section 406, and no breach of fiduciary duty (as determined under ERISA) has occurred with respect to any Employee Benefit Plan that would be reasonably likely to subject the Target Companies to any material Liability.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or in combination with any other event(s)) will (i) result in any payment or benefit becoming due to or result in the forgiveness of any Indebtedness of any director, manager, officer, employee, individual independent contractor or other service providers of any of the Target Companies (whether current, former or retired) or their beneficiaries, (ii) materially increase the amount or value of any compensation or benefits payable to any director, manager, officer, employee, individual independent contractor or other service providers of any of the Target Companies (whether current, former or retired or their beneficiaries), or (iii) result in the acceleration of the time of payment, funding or vesting, or trigger any payment or funding of any material compensation or material benefits to any director, manager, officer, employee, individual independent contractor or other service providers of any of the Target Companies (whether current, former or retired) or their beneficiaries.

(f) No amount that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of Indebtedness) by any director, manager, officer, employee, individual independent contractor or other service providers of any of the Target Companies under any Employee Benefit Plan or otherwise as a result of the consummation of the transactions contemplated by this Agreement could, separately or in the aggregate, be nondeductible under Section 280G of the Code or subjected to an excise Tax under Section 4999 of the Code.

(g) No Target Company has any current or contingent obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 4999 or 409A of the Code or any other applicable Law.

(h) Except as would not be material to the Target Companies, taken as a whole, each Foreign Benefit Plan that is required to be registered or intended to be Tax exempt or receive favorable tax treatment has been registered (and, where applicable, accepted for registration) and is Tax exempt and has been maintained in good standing, to the extent applicable, with each Governmental Authority. Except as would not be material to the Target Companies, taken as a whole, or as set forth under Section 5.11(h) of the Company Disclosure Schedules, no Foreign Benefit Plan is a gratuity, termination indemnity or “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA) or has any material unfunded or underfunded Liabilities, nor are such unfunded liabilities reasonably expected to arise in connection with the transactions contemplated by this Agreement. Except as would not be material to the Target Companies, taken as a whole, all contributions required to have been made by or on behalf of the Target Companies with respect to plans or arrangements maintained or sponsored a Governmental Authority (including severance, termination indemnities or other similar benefits maintained for employees outside of the U.S.) have been timely made or fully accrued.

(i) Each Employee Benefit Plan of any Target Company and all awards thereunder that constitute non-qualified deferred compensation under Section 409A of the Code has been operated and documented in all material respects in compliance with Section 409A of the Code.

5.12 Environmental Matters. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole, or the ability of the Company to consummate the Transactions and perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound:

(a) Except as set forth in Section 5.12(a) of the Company Disclosure Schedules, the Company has obtained and possesses all Permits and/or Consents required for the conduct of its business under applicable Laws concerning public health and safety, worker health and safety, pollution or protection of the environment, including temporary business license and poison permit, and those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, control or clean up of any hazardous materials, substances, or wastes whatsoever, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, odors, noise or radiation, ambient air, soil, surface water or groundwater, or subsurface strata, operating machinery and electrical devices (collectively, “Environmental, Health and Safety Laws”). Except as set forth in Section 5.12(a) of the Company Disclosure Schedules, each Target Company is in compliance with all material terms and conditions of such Permits and is also in compliance in all material respects with all other Environmental, Health and Safety Laws. The Company has delivered to SPAC all material documents pertaining to the disclosures made on Section 5.12(a) of the Company Disclosure Schedules.

(b) Except as set forth in Section 5.12(b) of the Company Disclosure Schedules, none of the Target Companies, or to the Knowledge of the Company, their predecessor has received any written or, to the Knowledge of the Company, oral notice, order, hearing, warning or caution, contact or claim, report or other information regarding (i) any actual or alleged violation of Environmental, Health and Safety Laws or (ii) any Liabilities (including any investigatory, remedial or corrective obligations) or potential Liabilities relating to any of them or their facilities arising under Environmental, Health and Safety Laws and requirements.

(c) Except as set forth in Section 5.12(c) of the Company Disclosure Schedules, none of the following exists at any Leased Real Property: (i) underground storage tanks, (ii) asbestos-containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments, or disposal areas.

(d) Except as set forth in Section 5.12(d) of the Company Disclosure Schedules, the Target Companies have complied with Environmental, Health and Safety Laws in all material respects. None of the Target Companies has treated, stored, disposed of, arranged for the disposal of, transported, handled, manufactured, distributed bought, sold, recycled or released any substance, including any hazardous substance, or, to the Knowledge of the Company, owned or operated any Leased Real Property or other facility (and no such Leased Real Property or facility is contaminated by any such substance) so as to give rise to any material Liabilities, including any Liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damage or attorney’s fees, pursuant to any Environmental, Health and Safety Laws.

(e) Neither this Agreement nor the consummation of the Transactions will result in any obligations for site investigation or cleanup pursuant to any Environmental, Health and Safety Laws.

(f) None of the Target Companies has designed, manufactured, sold, marketed, installed, or distributed any product or other item containing asbestos and none of such entities is subject to any asbestos-related Liabilities.

(g) Except as set forth in Section 5.12(g) of the Company Disclosure Schedules, none of the Target Companies has assumed, or otherwise become subject to, any Liability, including, without limitation, any obligation for corrective or remedial action or any written notice regarding any actual, alleged or potential violation, of any other Person relating to Environmental, Health and Safety Laws.

(h) Except as set forth in Section 5.12(h) of the Company Disclosure Schedules, to the Company’s Knowledge no facts, events or conditions relating to the past or present facilities, Leased Real Property or operations of the Target Companies will prevent, hinder or limit continued compliance with Environmental, Health and Safety Laws, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health and Safety Laws, or give rise to any other Liabilities pursuant to Environmental, Health and Safety Laws, including, without limitation, any relating to on-site or off-site releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage. There is no Action pending or, to the Company’s Knowledge, threatened in writing against any Target Company concerning or relating to compliance with applicable Environmental, Health and Safety Laws of the Target Companies that is or is reasonably likely to be material to any Target Company.

(i) There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances by any Target Company, other than in compliance in all material respects with Environmental, Health and Safety Laws.

(j) The Target Companies have made available to SPAC copies of all material environmental, health and safety reports and documents that are in any Target Company’s possession or control relating to the current or former operations, properties or facilities of the Target Companies.

5.13 Intellectual Property.

(a) Section 5.13(a) of the Company Disclosure Schedules sets forth a true and complete list of all Company Registered Intellectual Property, including the applicable jurisdiction, title, application, registration or serial number, date, and record owner, or if different, the legal owner. As of the date of this Agreement, no issuance or registration obtained or application filed by the Target Companies for any material Company Registered Intellectual Property has been cancelled, abandoned, allowed to lapse or not renewed other than in the ordinary course of business. All material Company Registered Intellectual Property is subsisting and was prosecuted in good faith. To the Company’s Knowledge, all material Company Registered Intellectual Property is valid and enforceable. As of the date of this Agreement, there are no Action pending questioning or challenging the Target Company’s exclusive ownership of, or the validity or enforceability of, any material Company Registered Intellectual Property, and, to the Company’s Knowledge, no such Actions are threatened by any Person.

(b) Except as set forth in Section 5.13(b) of the Company Disclosure Schedules or as would not reasonably be expected to be material to the Target Companies or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound, the Target Companies solely and exclusively own (free and clear of all Liens, except Permitted Liens) all right, title and interest in and to all Company Owned Intellectual Property, and each Target Company has a valid and enforceable right to use, all Company Licensed Intellectual Property pursuant to a valid written Contract, as applicable. Neither the execution, delivery or performance by any Target Company of this Agreement or the Ancillary Documents to which any Target Company is or will be a party, nor the consummation of the transactions contemplated hereby or thereby, will result in the loss, termination or impairment of, or require the Consent of any Person in respect of the Target Company’s continued right to own or use, any material Company Owned Intellectual Property or material Company Licensed Intellectual Property. No Target Company has transferred ownership of, or granted any exclusive license with respect to, any material Company Owned Intellectual Property. Except as would not reasonably be expected to be material to the Target Companies or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound, the Company Owned Intellectual Property, together with any Company Licensed Intellectual Property, constitutes all material Intellectual Property Rights and Technology that are used in or necessary to conduct the business of the Target Companies as currently conducted (including in respect of the Company Products currently being sold by the Target Companies). None of the material Company Owned Intellectual Property and, to the Company’s Knowledge, none of the material Company Licensed Intellectual Property, are subject to any outstanding Order that restricts in any manner the use, manufacture, sale, transfer, licensing or exploitation thereof by the Target Companies anywhere in the world or affects the validity, use or enforceability of any such Company Intellectual Property. The execution and delivery of this Agreement by the Company and consummation of the transactions contemplated hereunder will not (i) result in the loss, termination or material impairment of any rights of any Target Company in any Company Owned Intellectual Property or Company Licensed Intellectual Property; or (ii) require the payment of any royalties, fees, or other payments with respect to any use or exploitation of any material Company Licensed Intellectual Property.

(c) Section 5.13(c) of the Company Disclosure Schedules sets forth a list of all current (i) Company Inbound Licenses (other than Standard Inbound Licenses and licenses under joint development agreements or similar agreements granting any Target Company the right to use the Intellectual Property Rights of the other party to such agreement for the purposes set forth in such agreement) relating to Intellectual Property Rights or Technology that are used in connection with the Company Products or are otherwise material to the business of the Company; and (ii) Company Outbound Licenses (other than Standard Outbound Licenses) relating to any material Company Intellectual Property (clauses (i) through (ii) collectively, the “IP Contracts”).

(d) Each Target Company’s current and former founders, directors, employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any Company Product or material Company Owned Intellectual Property (each such person, a “Creator”) have (i) agreed to maintain the confidentiality of, and not to use for their own purposes, the Proprietary Information and trade secrets of the applicable Target Companies or that are embodied in the Company Owned Intellectual Property and Company Products, and (ii) assigned to such Target Company, by way of a present assignment under an enforceable written Contract, exclusive ownership of all such Intellectual Property Rights and Technology authored, invented, created, improved, modified, or developed by such Person on behalf of a Target Company in the course of such Creator’s employment or other engagement or relationship with such Target Company, and has irrevocably waived any current or future right to royalties in connection with such Intellectual Property Rights and Technology.

(e) There is no material Company Owned Intellectual Property for which any Target Company owes any compensation or remuneration to a Creator, including any director, employee, or contractor in relation to such invention or work. There are no current or, to the Company’s Knowledge, threatened material claims from any Creator for compensation or remuneration for inventions or copyright works created or invented by any such Creator or any similar material claim, including under Israeli Patents Law, 5727 1967.

(f) Each Target Company has taken commercially reasonable steps to safeguard and maintain the secrecy of any material Proprietary Information, material trade secrets and other material confidential information owned by each Target Company. No material Proprietary Information or material trade secret or material confidential information has been disclosed by any Target Company other than subject to a written agreement sufficiently restricting the disclosure and use of such Proprietary Information, trade secret or other confidential information and, to the Company’s Knowledge, (i) no such Person to whom such Proprietary Information, trade secret or other confidential information has been so disclosed is in violation or breach of any such agreement, and (ii) no such agreement has otherwise been violated or breached. To the Company’s Knowledge, there has been no unauthorized access to or disclosure of any material Proprietary Information or material trade secrets owned by a Target Company, including any unauthorized access or disclosure that would compromise the proprietary status or protectability (including the patentability) of such Proprietary Information or trade secrets (or the Intellectual Property Rights or Technology embodied therein). Except as would not reasonably be expected to be expected to be material to the Target Companies or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound, (i) all Proprietary Information owned by a Target Company disclosed to a Governmental Authority pursuant to a Government Contract has been sufficiently marked “Proprietary Information” (or in a similar manner) and (ii) the Target Companies have taken reasonable measures, to the extent permissible under applicable Law, designed to prevent the circulation and disclosure of such Proprietary Information by such Governmental Authority to the public or a third Person.

(g) No facilities or resources (including funds) of a university, college, other educational institution, research center or Governmental Authority was used in the development of any material Company Owned Intellectual Property in a manner that could preclude the Company from asserting rights or claims it may otherwise have to Company Owned Intellectual Property. Except as set forth in Section 5.13(g) of the Company Disclosure Schedules, (i) no director, employee, consultant, advisor or independent contractor of a Target Company who was involved in, or who contributed to, the creation or development of any material Company Owned Intellectual Property has performed services for or otherwise was under restrictions resulting from his/her relations with any Governmental Authority, university, college or other educational institution or research center during a period of time during which any such Company Owned Intellectual Property were created or during such time that such director, employee, consultant, advisor or independent contractor was also performing services for or for the benefit of any Target Company, and (ii) no such Person has created or developed any material Company Owned Intellectual Property with any Governmental Grant. No Governmental Authority has, by Contract or otherwise, any government purpose, march-in rights or ownership interest in or to any material Company Owned Intellectual Property, and no Target Company is under any obligation, by Contract or otherwise, to (w) exclusively license, (x) transfer, (y) forfeit or (z) otherwise grant any rights to any material Company Owned Intellectual Property to any Governmental Authority or Governmental Authority designee, and no such obligation has been tried to or threatened to be enforced by any Governmental Authority, in either case which could reasonably be expected to diminish, impair or otherwise restrict the ability of the Target Companies to use and exploit such Company Owned Intellectual Property or any Company Product, and the consummation of the Transactions contemplated hereby will not result in any such right of any Governmental Authority or obligation of a Target Company. Each Target Company has taken all reasonable steps required under any Government Contract and applicable Law to protect their respective rights in any material Company Owned Intellectual Property, so that no more than the minimum rights or licenses required under applicable regulations and Government Contract terms will have been provided to the receiving party and/or the Governmental Authority.

(h) Except as has not been, and as would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies or the ability of the Company to consummate the Transactions and perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound, (i) to the Company’s Knowledge, neither the operation of the business of the Target Companies, nor the use or exploitation of the Company Owned Intellectual Property or the Company Products, in each case, by the Target Companies has in the past six (6) years infringed, diluted, misappropriated or otherwise violated, and is not currently infringing, diluting, misappropriating, or otherwise violating, any Intellectual Property Rights of any other Person, and (ii) in the past six (6) years, there have not been any, Actions pending or initiated, nor to the Company’s Knowledge, has any Action been threatened, either (A) alleging that a Target Company has infringed, misappropriated, diluted or otherwise violated any Intellectual Property Rights of any other Person, including any written notice or other written communication suggesting or offering that a Target Company obtain a license to any Intellectual Property Right of such a third Person, or (B) challenging the ownership, use, patentability, validity, or enforceability of any Company Owned Intellectual Property. To the Company’s Knowledge, no Person is infringing, misappropriating, diluting or otherwise violating any Company Owned Intellectual Property in any material respect and no such claims have been made or threatened in writing by any of the Target Companies against any Person in the past six (6) years.

(i) The Target Companies own, lease, license, or otherwise have the legal right to use all IT Assets material to the conduct of the businesses of the Target Companies as currently conducted and such IT Assets are reasonably sufficient for the needs of such business of the Company as currently conducted. The IT Assets operate and perform as required by the Target Companies in all material respects, and have not materially malfunctioned or failed during the past three (3) years. Except as would not reasonably be expected to be material to the Target Companies or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound, each Target Company has taken commercially reasonable actions designed to protect the integrity and security of the IT Assets (and all material information stored or contained therein or transmitted thereby), including by implementing procedures designed to inhibit unauthorized access and the introduction of any Malicious Code. To the Company’s Knowledge, the Software constituting material Company Owned Intellectual Property and material IT Assets do not contain any Malicious Code. The Target Companies have implemented and maintain commercially reasonable security, disaster recovery and business continuity plans and procedures in all material respects.

(j) In the past three (3) years, to the Knowledge of the Company, there has been no actual or alleged material data security breach of, or unauthorized access to, the IT Assets, including any such breach or unauthorized access which resulted in the unauthorized, use, access, deletion, modification, corruption, or encryption of any material information or material data contained therein.

(k) To the Company’s Knowledge, no material Company Owned Intellectual Property was developed by persons who, simultaneously with their engagement by any Target Company, were also engaged by or otherwise under contractual obligations with any third party (including any Governmental Authorities, academic, educational, research or medical institutions) in a way that may result in such third party having any claim or right to claim any interest in such Company Owned Intellectual Property (whether contractually or by operation of the law).

5.14 Suppliers and Customers.

(a) Section 5.14(a) of the Company Disclosure Schedules sets forth a complete and correct list of: (i) the ten (10) largest suppliers to the Target Companies from January 1, 2022 to December 31, 2024 (based on the aggregate dollar amount paid to each such supplier by Target Companies during such period) (the “Top Suppliers”) and the aggregate dollar amounts paid to each Top Supplier during such period and (ii) the ten (10) largest customers of the Company from January 1, 2022 to December 31, 2024 (the “Top Customers”).

(b) Except as has not been, and as would not be, individually or in the aggregate, material to the Target Companies, taken as a whole, or the ability of the Company to consummate the Transactions and perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound, no Target Company has received any written notice, letter, complaint or other communication from any Top Supplier or Top Customer to the effect that it (i) has changed, modified, amended or reduced, or is reasonably likely to change, modify, amend or reduce, its business relationship with any Target Company in a manner that is, or is reasonably likely to be, adverse to any Target Company; or (ii) will fail to perform, or is reasonably likely to fail to perform, its obligations under any Contract with a Target Company in any manner that is, or is reasonably likely to be, adverse to any Target Company.

5.15 Privacy and Data Security.

(a) Except as set forth in Section 5.15(a) of the Company Disclosure Schedules or as would not reasonably be expected to be material to the Target Companies, taken as a whole, the Target Companies comply, and since January 1, 2022 have complied, in all material respects with all: (i) applicable Privacy Laws; (ii) obligations imposed upon the Target Company regarding Personal Information or data security under any Contracts; (iii) internal and public-facing privacy, data handling and/or data security policies of the Target Company; and (iv) applicable data privacy rules of applicable self-regulatory organizations (collectively, “Data/Privacy Requirements”).

(b) Except as would not reasonably be expected to be material to the Target Companies, taken as a whole, each of the Target Companies has established and implemented a comprehensive written security plan which implements and monitors commercially reasonable technical and organizational measures designed to safeguard the security, confidentiality, integrity and availability of IT Assets, Personal Information and confidential information, in its possession, custody, or under its control, in accordance with applicable Data/Privacy Requirements.

(c) To the Company’s Knowledge: (i) no Target Company has suffered any material security breach with respect to any Personal Information (including any such breach of security leading to the accidental or unlawful destruction, loss, alteration of Personal Information) and/or with respect to the IT Assets and there has been no material misuse, destruction, loss or alteration of, or unauthorized Processing of, access to, or disclosure of, any Personal Information in the possession, custody, or control of any of the Target Companies or Processed by the Target Companies (each, a “Personal Information Breach”); (ii) none of the Target Companies have experienced any information security incidents that have materially compromised the integrity or availability of the IT Assets or the data thereon; (iii) none of the Target Companies have been required pursuant to any Data/Privacy Requirements to provide any notices to any Person as a result of any Personal Information Breach or information security incident.

(d) Since January 1, 2022, each of the Target Companies ensure all cross border transfers of Personal Information are compliant with applicable Privacy Laws in all material respects.

(e) Since January 1, 2022, each of the Target Companies that have distributed marketing communications to any Person and/or that have engaged (whether directly or through a third party) in any direct or behavioral marketing location tracking or customer tracking are compliant with applicable Privacy Laws in all material respects.

(f) Except as would not be reasonably be expected to be material to the Target Companies or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound, the Target Companies have not sold or rented and are not selling or renting to third parties any Personal Information.

(g) None of the Target Companies has received any written notice of any claims, investigations, or alleged violations of applicable Privacy Laws or other Data/Privacy Requirements.

5.16 Labor Matters.

(a) Section 5.16(a)(i) of the Company Disclosure Schedules contains a complete and accurate list of all Target Employees, including each Target Employee’s, as of the date hereof: (i) dates of employment; (ii) job title; (iii) compensation (including current base salary, overtime pay, commissions or bonuses paid during 2025 and 2024, vacation entitlement and accrual, recreation pay, travel pay, car maintenance or car entitlement, sick leave entitlement and accrual, entitlement to pension arrangement including rates and pensionable salary, entitlement to study fund or other provident fund arrangement including rates and determinative salary and any promises or commitments made); (iv) notice period; (v) employing entity; (vi) classification (exempt or nonexempt) and (vii) work location. As of the date hereof, Section 5.16(a)(ii) of the Company Disclosure Schedules contains a list of Company Management, together with such individual’s initial engagement date, rate of pay prior notice period, compensation and the type of services provided to any of the Target Companies and whether such individual has entered into a written agreement regarding his or her contractor engagement. Except as set forth in Section 5.16(a)(iii) of the Company Disclosure Schedules or payment obligations or entitlements required by applicable Law, the employment of each employee of the Target Companies and the engagement of each independent contractor of the Target Companies is terminable by the Target Companies without any penalty or severance obligation of more than sixty (60) days incurred by any of the Target Companies. No Company employee or service provider is entitled (whether by virtue of any applicable Law, Contract or otherwise) to any material benefits, entitlement or compensation that is not listed in Section 5.16(a)(i)-(iii) of the Company Disclosure Schedules. Except as indicated in Section 5.16(a)(i) of the Company Disclosure Schedules, other than their salaries, Company employees are not entitled to any payment or benefit that may be reclassified as part of their determining salary for any purpose, including for calculating any social contributions. The employment seniority for each Company Management for any employment purposes began as of the date of hire as listed in Section 5.16(a)(i) of the Company Disclosure and prior to such date no employment relations existed between the Company Management and the Target Companies for any matter or purpose. The Company Management have no outstanding entitlements based on any period of engagement in whatever status prior to such date of hire.

(b) Each of the Target Companies: (i) has properly classified and treated all of its employees as “employees” and independent contractors as “independent contractors”; (ii) has taken reasonable steps to properly classify and treat all of its employees as “exempt” or “nonexempt” from overtime requirements under applicable Law; (iii) has maintained legally adequate records regarding the service of all of its employees, including, where required by applicable Law, records of hours worked; (iv) is not delinquent in any payments to, or on behalf of, any current or former employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid; (v) has withheld, deducted remitted, and reported on time all amounts required by law or by agreement to be withheld, deducted, remitted, and reported on time with respect to wages, salaries and other payments to any current or former independent contractors or employees (including without limitation pension, life insurance, disability insurance, education fund or other similar funds); and (vi) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security, income tax or other benefits or obligations for any current or former independent contractors or employees (other than routine payments to be made in the ordinary course of business and consistent with past practice.

(c) The Company has made available accurate and complete copies of all standard Company forms of employment agreement(s) and Company forms of independent contractor agreement(s). Where required by applicable Law, all Target Employees have executed the Company employment agreement(s) substantially similar to the Company form provided to the SPAC.

(d) Other than extension orders applicable to all employees in Israel, no Target Company is a party to or bound by any special or branch extension orders. No Target Company is, and has been at any time, either directly or by operation of Law, a party to or otherwise bound by or subject to any CBA or other Contract covering any group of employees, labor organization or other representative of any of the employees. No employee of any Target Company is represented by any labor organization, labor union, works council or other employee representative, employee delegate, representative or other employee collective group nor is there any duty on the part of any Target Company to give notice, consult or bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group, and to the Knowledge of the Company, there are no labor organizations purporting to represent, or seeking to represent, any employees of any Target Company. There is no pending demand for recognition or any other request or demand from any employers’ or employees’ organization in regard to payments of any membership fee, organizational services fee (‘Dmei Tipul Irguny’), or from any labor organization for representative status with respect to any employee or other service provider of any Target Company.

(e) A full arrangement pursuant to Section 14 of the Israeli Severance Pay Law, 5763-1963 (a “Section 14 Arrangement”), was properly applied in accordance with the terms of the general permit issued by the Israeli Minister of Labor regarding mandatory pension arrangement regarding all Israeli employees based on their full salaries and from the date of the commencement of their employment and, upon the termination of employment of any of the employees, the Company will not have to make any payment under the Severance Pay Law, 5763-1963, except for release of the funds accumulated in accordance with the applicable Section 14 Arrangement.

(f) Since January 1, 2022, there is no, and there has been no, actual or, to the Company’s Knowledge, threatened unfair labor practice charges, investigations of any kind material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other labor disputes or Actions against or affecting any Target Company. To the Company’s Knowledge, no event has occurred and no condition or circumstance exists that might directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute. Since January 1, 2022, there are, and there have been, no actual or, to the Company’s Knowledge, threatened organizing activities for union, works council or other form of employee representation with respect to any employees of any Target Company.

(g) To the Company’s Knowledge, no Key Employee or current employee who is a member of the Company Management is under notice of termination or has informed any Target Company of an intention to terminate his or her employment with the relevant Target Company prior to the one (1) year anniversary of the Closing.

(h) Except as set forth in Section 5.16(h) of the Company Disclosure Schedules, to the Company’s Knowledge, no current or former employee or independent contractor of the Target Companies is in breach of a confidentiality, non-competition, non-solicitation or invention assignments obligation owed to the Target Companies with respect to such person or entity’s engagement with the Target Companies.

(i) During the past three (3) years and currently, each Target Company has been in compliance in all material respects with each Law or Contract pertaining to employment, employment practices, and engagement, including each Law relating to labor relations; equal employment opportunities; fair employment practices; employment discrimination, harassment, or retaliation; reasonable accommodation; disability rights or benefits; immigration and work authorizations; wages and hours; worker classification; overtime compensation; and termination of employees; working conditions; health and safety; leaves of absence; paid sick leave or vacation (including calculation of holiday pay); discharged soldiers and women; workers’ compensation and unemployment insurance. Each Target Employee is lawfully authorized to work in the jurisdiction in which he or she is employed or provides services according to applicable immigration Laws.

(j) Except as set forth in Section 5.16(j) of the Company Disclosure Schedules, during the past three (3) years, no Target Company has experienced any collective redundancies, “mass layoffs,” “group terminations,” or “plant closings” or comparable event as defined by the WARN Act or any comparable Law in any jurisdiction in which any Target Company has or has had employees since January 1, 2022.

(k) No Target Company has, since January 1, 2022, incurred any material Liability with respect to any sexual harassment, or other discrimination, retaliation or policy violation allegations and to the Knowledge of the Company there are no allegations relating to officers or directors of any Target Company, that, if known to the public, would bring the Target Companies into material disrepute.

(l) There are no material controversies pending or, to the Knowledge of the Company, threatened, between any of the Target Companies and any of their current or former employees or contractors.

(m) Since January 1, 2022, the Target Companies have been in compliance in all material respects with all applicable Law, regulations, permits and Contracts relating to employment, engagement, immigration laws, material employment practices, wages, bonuses, commissions and other compensation matters and terms and conditions of employment related to its Israeli employees, including The Advance Notice of Discharge and Resignation Law (5761-2001), The Notice to the Employee and Job Candidate Law (Employment Conditions and Candidate Screening and Selection), 5762-2002, The Prevention of Sexual Harassment Law (5758 -1998), the Hours of Work and Rest Law, 1951, the Annual Leave Law, 1951, the Salary Protection Law, 1958, Law for Increased Enforcement of Labor Laws, 2011 and The Employment of Employee by Manpower Contractors Law (5756- 1996). The Target Companies have not engaged any Israeli employees whose employment would require special approvals from any Governmental Authority.

(n) Except for matters that have not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, material liabilities to the Target Companies, taken as a whole, (A) all amounts that the Target Companies are legally or contractually required either (x) to deduct from their Israeli employees’ salaries or to transfer to such Israeli employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from their Israeli employees’ salaries and benefits and to pay to any Governmental Authority as required by the Israeli Tax Ordinance and Israeli National Insurance Law or otherwise have, in each case, been duly deducted, transferred, withheld and paid (other than routine payments, deductions or withholdings to be timely made in the normal course of business and consistent with past practice), and (B) the Target Companies do not have any outstanding obligations to make any such deduction, transfer, withholding or payment (other than such that has not yet become due).

5.17 Insurance. Section 5.17 of the Company Disclosure Schedules sets forth a list of all Insurance Policies as of the date of this Agreement. Except as set forth on Section 5.17 of the Company Disclosure Schedules or as would not be material to the Target Companies, taken as a whole, all such Insurance Policies are in full force and effect, all premiums due and payable thereon have been paid in full, the Target Companies are not in breach or default of, and neither has taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and true and complete copies of all such policies have been made available to SPAC. As of the date hereof, no Target Company has received any written notice of cancellation or termination of any such Insurance Policies. To the Knowledge of the Company, no material claim by any Target Company is pending under any Insurance Policies as to which coverage has been denied or disputed by the underwriters thereof (other than a customary reservation of rights notice).

5.18 Tax Matters.

(a) Each Target Company has prepared and filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects, and each Target Company has timely paid all income and other material Taxes required to have been paid by it regardless of whether shown on a Tax Return.

(b) Each Target Company has (i) complied with all applicable Laws relating to the collection, withholding, reporting and remittance of Taxes; (ii) timely withheld and paid to the appropriate Tax Authority all amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, creditors, equity interest holder or other third-party; and (iii) complied with all information reporting provisions in accordance with applicable laws, including the preparation and timely filing of all Forms W-2 and 1099 required with respect thereto. For the avoidance of doubt, such payments include all payments and deemed payments for the exercise, conversion, repayment and cancellation of stock options, warrants, convertible securities, and convertible debt and equity equivalents of the Company and its Subsidiaries. Each Target Company complied with, and their records contain all information and documents necessary to comply with, all requirements of applicable Law relating to information reporting and other similar filing requirements.

(c) Except as set forth in Section 5.18(c) of the Company Disclosure Schedules, none of the Target Companies has undergone a Tax audit by a Tax authority in the past five (5) years. No deficiencies for any material amount of Taxes against any of the Target Companies have been claimed, proposed or assessed in writing by any Tax Authority that remain unpaid, except for deficiencies which are being contested in good faith and with respect to which adequate reserves have been established. No Target Company is currently the subject of a Tax audit or examination with respect to any Taxes. No Target Company has been informed of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed in each case with respect to material Taxes.

(d) No Target Company is party to any agreement (or has otherwise agreed) to extend or waive the time in which any Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect.

(e) No Target Company is or has been a real property corporation (Igud Mekarke’in) within the meaning of such term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(f) Any Target Company required to be registered for purposes of Israeli value added tax is duly registered and has complied in all material respects with the requirements concerning Israeli value added Tax (“VAT”). Each Target Company (i) has not made any exempt transactions (as defined in the Israeli Value Added Tax Law, 5736-1975 (the “Israeli VAT Law”)) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it, (ii) if and to the extent applicable, has collected and timely remitted to the relevant Tax Authority all output VAT which it is required to collect and remit, to the extent required under any applicable Law and (iii) has not received a refund for input VAT for which it is not entitled under any applicable Law. No non-Israeli Target Company is required to register in Israel for Israeli VAT purposes.

(g) No Target Company is benefiting, has benefited or during the last five (5) years has applied for benefits from any grants, exemption, tax holiday, reduced tax rates or accelerated depreciation under the Israeli Law for the Encouragement of Capital Investments, 5719-1959 (the “Capital Investment Law”), including but not limited to Preferred Technological Enterprise, Preferred Enterprise, Benefitted Enterprise and Approved Enterprise Status. No Target Company has retained earnings that would be subject to Israeli corporate Tax due to the distribution of a “dividend” from such earnings (as the term “dividend” is specifically defined by the ITA in the framework of the Capital Investment Law) or other actions that are deemed as dividend for these purposes.

(h) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings (including any “taxation decision” (Hachlatat Misui) from the ITA), technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to a Target Company which agreement or ruling would be effective after the Closing Date.

(i) No Target Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(j) (i) No Target Company participates or engages in any transaction listed in Section 131(g) of the Israeli Tax Ordinance and the Israeli Income Tax Regulations (Reportable Tax Planning), 5767-2006, promulgated thereunder; (ii) no Target Company is taking or has taken a Tax position that is subject to reporting under Section 131E of the Israeli Tax Ordinance; (iii) no Target Company has obtained a legal or Tax opinion that is subject to reporting under Section 131D of the Israeli Tax Ordinance; and (iv) no Target Company is engaging in or is part of, any action or transaction that is classified as a “reportable opinion” under Section 67C of the Israeli VAT Law or a “reportable position” under Section 67D of the Israeli VAT Law.

(k) There are no Liens for Taxes on any assets of the Target Companies other than Permitted Liens.

(l) All Company Options have been issued in compliance with the Company Equity Plan and all applicable Laws and properly accounted for in accordance with applicable accounting standards. Each Foreign Benefit Plan that is intended to qualify as a capital gains route plan under Section 102(b)(2) of the Israeli Tax Ordinance has received an approval letter from the ITA or is otherwise deemed approved by the ITA. Except as set forth in Section 5.18(l) of the Company Disclosure Schedules, all equity awards granted pursuant to such Foreign Benefit Plan and all shares issued pursuant to such equity awards were and are currently in compliance with the applicable requirements of Section 102(b)(2) of the Israeli Tax Ordinance and the written requirements and guidance of the ITA, including the filing of the necessary documents with the ITA, the adoption of the applicable board and shareholders resolutions, the receipt of all tax rulings from the ITA if required, the appointment of an authorized 102 Trustee, and the due deposit of such securities with the 102 Trustee pursuant to the terms of Section 102(b)(2) of the Israeli Tax Ordinance and the guidance published by the ITA on July 24, 2012, and clarification dated November 6, 2012, in each case, or as otherwise provided in tax rulings obtained by the Target Companies from the ITA.

(m) During the two (2)-year period ending on the date of this Agreement, no Target Company was a “distributing corporation” or a “controlled corporation” in a transaction purported or intended to be governed by Section 355 of the Code.

(n) No Target Company is subject to any restrictions or limitations pursuant to Part E2 of the Israeli Tax Ordinance or pursuant to any Tax ruling made with reference to the provisions of such Part E2 or otherwise.

(o) No Target Company (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was a Target Company) or (ii) has any Liability for the Taxes of any Person (other than a Target Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor or by Contract (other than any Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).

(p) No claims have ever been made by any Tax Authority in a jurisdiction where a Target Company does not file Tax Returns or pays Taxes that such Target Company is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction, which claims have not been resolved or withdrawn. Each Target Company is tax resident only in its jurisdiction of formation. No Target Company has ever engaged in a trade or business through a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business or activities causing it to be subject to Taxes imposed or collected by any taxing jurisdiction in a country other than the country in which it is organized.

(q) No Target Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements.

(r) Each Target Company is in compliance in all material respects with all applicable transfer pricing Laws, and the prices for any property or services provided by or to any Target Company are arm’s length prices for purposes of the applicable Laws, including Treasury Regulations promulgated under Section 482 of the Code and Section 85A of the Israeli Tax Ordinance and the Income Tax Regulations Determination of Market Terms, 57672006 and, including to the extent required, the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Target Companies.

(s) No Target Company organized or formed under the laws of a jurisdiction outside of the United States (i) is a “surrogate foreign corporation” or “expatriated entity” within the meaning of Section 7874 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or is treated as a U.S. corporation for U.S. federal Tax purposes by reason of the application of Sections 269B or 7874(b) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulation Section 301.7701-5(a) (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(t) No Target Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) installment sale made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; or (iv) use of an improper method of accounting for a taxable period on or prior to the Closing Date.

(u) The Company is treated as a corporation for U.S. federal (and applicable state and local) income Tax purposes.

(v) Section 5.18(v) of the Company Disclosure Schedules describes the terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement, incentive or order of other special regime with regard to the payment of Taxes applicable to the Target Company (the items required to be disclosed on Section 5.18(v) of the Company Disclosure Schedules, the “Tax Incentive”), the period for which such Tax Incentive applies and a general description of the nature of such Tax Incentive. Copies of any documents relating to any such Tax Incentives have been made available to SPAC. Each Target Company is in compliance in all material respects with the terms and conditions of any such Tax Incentive. No claim or challenge has been made by any Tax Authority with respect to the entitlement of the Target Company to any Tax Incentive.

(w) The Target Companies do not own any interest in any controlled foreign corporation pursuant to Section 75B of the Israeli Tax Ordinance, or other entity the income of which is required to be included in the income of the Target Companies.

5.19 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 5.19 of the Company Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Target Companies has any obligation.

5.20 Real and Personal Property.

(a) Owned Real Property. None of the Target Companies owns or has ever owned any real property or interests in real property (other than Leased Real Property).

(b) Leased Real Property. Section 5.20(b)(i) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased, subleased, or similarly used or occupied by any of the Target Companies (the “Leased Real Property”) and all material Real Property Leases pursuant to which any Target Company is a tenant or landlord as of the date of this Agreement. True and complete copies of all such Real Property Leases (including, for the avoidance of doubt, all amendments, extensions, renewals, guaranties and other material agreements with respect thereto) have been made available to SPAC. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Target Company party thereto, enforceable in accordance with its terms against such Target Company and, to the Company’s Knowledge, each other party thereto (subject to the Enforceability Exceptions). There is no material breach or default by any Target Company or, to the Company’s Knowledge, any counterparty or third-party under any such Real Property Lease, and, to the Company’s Knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof by any party to such Real Property Leases. Except as set forth on Section 5.20(b) of the Company Disclosure Schedules, with respect to each of the Real Property Leases: (i) the possession and quiet enjoyment of the Leased Real Property by the applicable Target Company party thereto under such Real Property Lease has not been disturbed in any material respects, and to the Company’s Knowledge, there are no material disputes with respect to such Real Property Lease; (ii) the applicable Target Company party thereto has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and (iii) the applicable Target Company party thereto has not collaterally assigned or granted any other security interest in such Real Property Lease or any interest therein. The Leased Real Property comprises all of the material real property used by the Target Companies.

5.21 Transactions with Affiliates. Section 5.21 of the Company Disclosure Schedules sets forth (a) all Contracts between any Target Company, on the one hand, and any officer, director, direct or indirect equityholder of more than 5% of the outstanding equity of the Company as of the date hereof or Affiliate of any Target Company (other than another Target Company), on the other hand (each Person identified in this clause (a), a “Company Related Party”), and (b) the Investors’ Rights Agreement, each and every side letter and management rights letter with shareholders, each shareholders’ agreement, voting agreement, registration rights agreement, co-sale agreement or other similar Contract of any Target Company, including any Contract granting any shareholder of the Company investor rights, rights of first refusal, rights of first offer, registration rights, director designation rights or similar rights, but excluding, for the avoidance of doubt, the Ancillary Documents (collectively, the “Company Investor Agreements”), in each case other than (i) Contracts with respect to or otherwise incident to a Company Related Party’s employment or other similar engagement with (including benefit plans and other compensation from) any of the Target Companies entered into in the ordinary course of business, (ii) Contracts with respect to a Company Shareholder’s or a holder of Company Options’ status as a holder of Equity Securities of the Company and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 6.2 or entered into in accordance with Section 6.2. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 5.21 are referred to herein as “Company Related Party Transactions”. To the Company’s Knowledge, except as set forth on Section 5.21 of the Company Disclosure Schedules, no officer or director of the Company (i) has any direct or indirect financial interest in, or is an officer, director, manager, employee or consultant of, (A) any competitor, supplier, licensor, distributor, lessor, independent contractor or customer of any Target Company or (B) any other entity in any material business arrangement or relationship with any Target Company; provided, however, that the ownership of securities listed on any national securities exchange representing less than 5% of the outstanding voting power of any Person with no seat on a board of directors (or other similar governing body) shall not be deemed to be a “financial interest” in any such Person; (ii) has any interest in any property, asset or right used by the Target Company for the business; (iii) has outstanding any Indebtedness owed to any Target Company; or (iv) has received any funds from the Target Company since the date of the Latest Balance Sheet, except for employment-related compensation received in the ordinary course of business.

5.22 Compliance with International Trade & Anti-Corruption Laws.

(a) During the past five (5) years, neither the Target Companies nor any of their respective officers or directors, nor to the Company’s Knowledge, any of their other Representatives or any other Persons acting for or on behalf of any of the foregoing, is or has been (i) a Person named on any Israel, US, EU, or UN sanctions list; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity fifty percent (50%) or more owned, or by any means solely or jointly controlled, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaged in dealings with or for the benefit of any Person described in clauses (i) through (iii), except, in each case, where the failure to be, or to have been, in compliance with such Laws has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole, or the ability of the Company to consummate the Transactions and perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

(b) Neither the Target Companies, their directors or officers, nor, to the Company’s Knowledge, any of their employees, agents, or any other Persons acting for or on behalf of any of the Target Companies has, directly or knowingly indirectly (i) made, offered, promised, authorized, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made, offered, promised, authorized or paid any unlawful contributions to a domestic or foreign political party or candidate or (iii) otherwise made, offered, promised, authorized, paid or received any improper payment in violation of any Israel, US, EU, or other applicable Anti-Corruption Laws. The Target Companies have implemented and maintained policies and procedures reasonably designed to promote compliance with Anti-Corruption Laws.

(c) There is no current investigation, allegation, request for information, or other inquiry by any Governmental Authority regarding the actual or possible violation of the Anti-Corruption Laws or Sanctions and Export Control Laws by any Target Company and during the past five (5) years, no Target Company has received any written notice that there is any investigation, allegation, request for information, or other inquiry by any Governmental Authority regarding an actual or possible violation of the Anti-Corruption Laws or Sanctions and Export Control Laws.

(d) No Target Company is, or is required to be, registered with the Israeli Ministry of Defense as a security exporter. Except as set forth in Section 5.22(d) of the Company Disclosure Schedules, the business of the Target Companies and Merger Sub does not involve the use or development of, or engagement in, encryption technology, or other technology whose development, commercialization, marketing or export is restricted under Israeli Law, and the business of the Target Companies does not require any Target Company to obtain a license from the Israeli Ministry of Economy or the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Israeli Control of Products and Services Declaration (Engagement in Encryption), 5734-1974, or any other legislation regulating the development, commercialization, marketing or export of technology.

(e) No Target Company produces, designs, tests, manufactures, fabricates or develops “critical technologies” as that term is defined in 31 C.F.R. § 800.215; performs the functions as set forth in column 2 of Appendix A to 31 C.F.R. part 800 with respect to covered investment “critical infrastructure”; or maintains or collects, directly or indirectly, “sensitive personal data” as that term is defined in 31 C.F.R. § 800.241; and, therefore, no Target Company is a “TID U.S. business” within the meaning of 31 C.F.R. § 800.248.

5.23 Governmental Grants.

(a) Except as disclosed in Section 5.23(a) of the Company Disclosure Schedules, no material Governmental Grants were received by any Target Company. As of the date hereof, there are no pending applications for Governmental Grants by any Target Company.

(b) Since January 1, 2022, except as is not and would not reasonably be expected to be material to the Target Companies, taken as a whole, all Target Companies have been and are currently in compliance in all material respects with all the terms, conditions, requirements of all Governmental Grants (including any reporting and exploitation requirements including with respect to any Company Owned Intellectual Property) and any applicable Law in connection thereto, and has duly fulfilled all conditions, undertakings and other obligations relating thereto.

5.24 Information Supplied. None of the information relating to the Target Companies or Merger Sub supplied or to be supplied by or on behalf of the Target Companies or Merger Sub expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement will, when the Registration Statement is declared effective or when the Registration Statement is mailed to the SPAC shareholders or at the time of the SPAC Shareholder Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Target Companies make no representations or warranties as to the information contained or incorporated by reference in or omitted from the Registration Statement in reliance upon and in conformity with information furnished in writing to the Target Companies by or on behalf of SPAC specifically for inclusion in the Registration Statement.

5.25 Investigation; No Other Representations.

(a) The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, SPAC and (ii) it has been furnished with or given access to such documents and information about SPAC and its businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the Transactions.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article III and Article IV and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of SPAC, any SPAC Non-Party Affiliate or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article III and Article IV and in the Ancillary Documents to which it is or will be a party, none of SPAC, any SPAC Non-Party Affiliate nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the Transactions.

(c) The Company acknowledges and agrees that any cost estimates, projections or other predictions, any data, any financial information, any SPAC SEC reports, or any memoranda or offering materials or presentations, including, but not limited to, any offering memorandum or similar materials made available by or on behalf of SPAC are not and shall not be deemed to be or to include representations or warranties of SPAC, any SPAC Non-Party Affiliate or any other Person, and are not and shall not be deemed to be relied upon by the Company or any Company Non-Party Affiliate in executing, delivering or performing this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

5.26 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SPAC OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE V OR THE ANCILLARY DOCUMENTS, NONE OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND EACH OF THE FOREGOING EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE TARGET COMPANIES THAT HAVE BEEN MADE AVAILABLE TO SPAC OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE TARGET COMPANIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY SPAC OR ANY SPAC NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 5.26, CLAIMS AGAINST ANY TARGET COMPANY OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD UNDER DELAWARE LAW IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN (AND THE REPRESENTATIONS AND WARRANTIES IN THE ANCILLARY DOCUMENTS) BY SUCH PERSON.

ARTICLE VI
COVENANTS

6.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.1 or the Closing (the “Interim Period”), subject to Section 6.15, each of the Company, Pubco and the Merger Subs shall give, and shall cause its Representatives to give, SPAC and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, Pubco or Merger Subs as SPAC or its Representatives may reasonably request regarding the Target Companies, Pubco or the Merger Subs and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Representatives of the Company, Pubco and the Merger Subs to reasonably cooperate with SPAC and its Representatives in their investigation; provided, however, that SPAC and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies, Pubco or the Merger Subs. Notwithstanding the foregoing, none of the Target Companies, Pubco nor the Merger Subs shall be required to provide to SPAC or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Target Company, Pubco or Merger Sub is subject, including any privacy Law, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally binding obligation of any Target Company, Pubco or Merger Sub with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Target Company, Pubco or Merger Sub under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall, and shall cause the Target Companies, Pubco and the Merger Subs to, use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Target Company, Pubco or Merger Sub, on the one hand, and SPAC or any of its Subsidiaries, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

(b) During the Interim Period, subject to Section 6.15, SPAC shall give, and shall cause its Representatives to give, the Company, Pubco, the Merger Subs and their respective Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to SPAC or its Subsidiaries, as the Company, Pubco, the Merger Subs or their respective Representatives may reasonably request regarding SPAC, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of SPAC’s Representatives to reasonably cooperate with the Company, Pubco and the Merger Subs and their respective Representatives in their investigation; provided, however, that the Company, Pubco, the Merger Subs and their respective Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of SPAC or any of its Subsidiaries. Notwithstanding the foregoing, neither SPAC nor any of its Subsidiaries shall be required to provide to the Company, Pubco, any Merger Sub or any of their respective Representatives any information (i) if and to the extent doing so would (A) violate any Law to which SPAC or any of its Subsidiaries is subject, including any privacy Law, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally binding obligation of SPAC or any of its Subsidiaries with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to SPAC or any of its Subsidiaries under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), SPAC shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if SPAC or any of its Subsidiaries, on the one hand, and any Target Company, Pubco or Merger Sub, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that SPAC shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

6.2 Conduct of Business of the Company, Pubco and the Merger Subs.

(a) Unless SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or as set forth on Schedule 6.2, the Company, Pubco and the Merger Subs shall, and shall cause their respective Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Target Companies, Pubco and the Merger Subs and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 6.2(a) and except (x) as contemplated by the terms of this Agreement, (y) in connection with any Transaction Financing, or (z) as set forth on Schedule 6.2, during the Interim Period, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), the Company, Pubco and the Merger Subs each shall not, and each shall cause its Subsidiaries not to:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii) other than securities issued in connection with, or as a result of, any Transaction Financing in accordance with the terms of this Agreement, or the issuance of Company Ordinary Shares upon the exercise or conversion of any Company Convertible Securities (including Company Options and Company Warrants) outstanding as of the date of this Agreement, authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) subdivide, split, consolidate, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $250,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $100,000 individually or $250,000 in the aggregate;

(v) (A) increase the wages, salaries or compensation of any Target Employee other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than ten percent (10%), (B) make or commit to make any bonus payment (whether in cash, property or securities) to any Target Employee other than in the ordinary course of business, consistent with past practice, (C) materially increase other benefits of Target Employees generally, (D) accelerate the vesting, lapsing of restrictions or payment, or in any way amend, modify or supplement the terms of any equity or equity based compensation or phantom equity, (E) accelerate the vesting, lapsing of restrictions or payment, or to fund or in any other way secure any material rights or benefits under any Employee Benefit Plan of a Target Company, (F) forgive any loans or issue any loans to any Target Employees, or (G) enter into, establish, materially amend or terminate any Employee Benefit Plan of a Target Company with, for or in respect of any Target Employee, in each case other than as required by applicable Law, pursuant to the terms of any Employee Benefit Plan of a Target Company or in the ordinary course of business consistent with past practice;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with IFRS or GAAP, as applicable;

(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any Company Registered Intellectual Property, Company Licensed Intellectual Property or other Company Intellectual Property, or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii) terminate, or waive or assign any material right under any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary that is not a wholly owned Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xii) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with IFRS or GAAP, as applicable, and after consulting with such Party’s outside auditors;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such Party or its Affiliates) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials or the consolidated financial statements of Pubco, as applicable;

(xiv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xv) make capital expenditures in excess of $100,000 (individually for any project (or set of related projects) or $250,000 in the aggregate) (excluding, for the avoidance of doubt, incurring any Expenses);

(xvi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xvii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Employee Benefit Plan of a Target Company;

(xviii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xix) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company, Pubco or a Merger Sub;

(xx) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxi) accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

(xxii) enter into, amend, waive or terminate (other than terminations in accordance with their terms or as contemplated by this Agreement) any transaction with any Company Related Party (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxiii) authorize, agree or commit to do any of the foregoing actions.

(c) Notwithstanding anything to the contrary in this Agreement (including Section 6.2(a) and Section 6.2(b)), the Company may, upon prior written notice to SPAC, (i) close, wind down, suspend or materially reduce any facility, line of business, project or program, (ii) implement layoffs, reductions in force, furloughs or other changes in personnel levels, compensation or terms of employment or service and (iii) terminate, not renew or renegotiate Contracts with customers, suppliers or service providers, in each case of clauses (i) through (iii) as the Company’s board of directors determines in good faith to be necessary or advisable to preserve or maintain the Company’s cash position or liquidity during the Interim Period; provided that such notice shall include reasonably detailed information regarding the action(s) to be taken. For the avoidance of doubt, no action taken in compliance with this Section 6.2(c) shall be deemed to constitute a breach of Section 6.2(a) or Section 6.2(b) or a Material Adverse Effect.

6.3 Conduct of Business of SPAC.

(a) Unless the Company and Pubco shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or as set forth on Schedule 6.3, SPAC shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to SPAC and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 6.3, nothing in this Agreement shall prohibit or restrict SPAC from extending, in accordance with the SPAC Charter and IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), whether pursuant to exercise of automatic extension rights in accordance with SPAC’s current Organizational Documents or by amendment of SPAC’s Organizational Documents to extend such deadline, and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 6.3(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including as contemplated by the Transaction Financing) or as set forth on Schedule 6.3, during the Interim Period, without the prior written consent of the Company and Pubco (such consent not to be unreasonably withheld, conditioned or delayed), SPAC shall not, and shall cause its Subsidiaries not to:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) subdivide, split, consolidate, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 6.3(b)(iv) shall not prevent SPAC from borrowing funds necessary to finance (A) its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Transactions, including any Transaction Financing, up to an aggregate additional Indebtedness during the Interim Period of $1,300,000 (the “Interim Period SPAC Expenses”), and (B) the costs and expenses necessary for an Extension (including to fund payments by SPAC to the Trust Account for (x) an automatic extension right in accordance with SPAC’s Organizational Documents or (y) to incentivize Public Shareholders not to redeem their SPAC Class A Ordinary Shares in an Extension Redemption in connection with an amendment of SPAC’s Organizational Documents to extend its deadline to consummate a Business Combination) (such expenses, the “Extension Expenses”);

(v) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP or IFRS, as applicable;

(vi) amend, waive or otherwise change the Trust Agreement in any manner adverse to SPAC;

(vii) terminate, waive or assign any material right under any SPAC Material Contract;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xi) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP or IFRS, as applicable, and after consulting the SPAC’s outside auditors;

(xii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, SPAC or its Subsidiary) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the SPAC Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv) make capital expenditures in excess of $100,000 individually for any project (or set of related projects) or $250,000 in the aggregate (excluding, for the avoidance of doubt, incurring any Expenses);

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 6.3 during the Interim Period;

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx) authorize or agree to do any of the foregoing actions.

6.4 PCAOB Audited Financials; Annual and Interim Financial Statements.

(a) The Company shall use its reasonable best efforts to deliver the PCAOB Financials to SPAC as promptly as practicable after the date of this Agreement. The Company shall deliver to SPAC (i) substantially final drafts of the PCAOB Financials, in form and substance suitable for inclusion in the initial Registration Statement to be filed with the SEC (the “Final Draft PCAOB Financials”), as soon as reasonably practicable and, in any event, within sixty (60) days after the date of this Agreement (the “Final Draft Audit Delivery Date”) and (ii) the final PCAOB Financials at or prior to such time when the initial Registration Statement is otherwise ready to be filed with the SEC other than for such final PCAOB Financials (and the PCAOB qualified auditor review of the Registration Statement) (the “Audit Delivery Date”). For purposes of this Agreement, the “PCAOB Financials” means (i) the consolidated audited financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Target Companies as of December 31, 2024 and December 31, 2023, and the related consolidated audited income statements, changes in shareholder equity and statements of cash flows for the years then ended, each audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor (the “PCAOB Audited Financials”), and (ii) the Company prepared and auditor reviewed financial statements, consisting of the consolidated balance sheet of the Target Companies as of June 30, 2025, and the related consolidated income statement, changes in shareholder equity and statement of cash flows for the six (6) months then ended (the “Interim Reviewed Financials”). The Company shall cause the PCAOB Audited Financials to be audited in accordance with the standards of the PCAOB and to contain a report of the Company’s auditor. The Company shall cause the PCAOB Financials to be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto), and to comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of date of delivery (including Regulation S-X or Regulation S-K, as applicable).

(b) During the Interim Period, within forty (40) calendar days following the end of each calendar month, each three-month quarterly period and each fiscal year, the Company shall deliver to SPAC an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Target Companies for the period from December 31, 2024 (or for periods from and after January 1, 2026, December 31, 2025) through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Target Companies as of the date or for the periods indicated, in accordance with IFRS, subject to year-end audit adjustments and excluding footnotes. From the date hereof through the Closing Date, the Company will also promptly deliver to SPAC copies of any audited consolidated financial statements of the Target Companies that the Target Companies’ certified public accountants may issue.

6.5 SPAC Public Filings. During the Interim Period, SPAC shall keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Merger to maintain the listing of the SPAC Public Units, the SPAC Class A Ordinary Shares and the SPAC Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Pubco Ordinary Shares and the Pubco Public Warrants.

6.6 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company, Pubco, the Merger Subs and their respective Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Target Companies (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, amalgamation, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise; provided, however, that neither (1) issuances, grants, conversions or adjustments under the Company Equity Plan in accordance with its terms nor (2) issuances, commitments to issue, reservations or other actions in connection with the Transaction Financing conducted in accordance with Section 6.19 shall constitute an Acquisition Proposal or an Alternative Transaction, and (B) with respect to SPAC and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving SPAC.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and SPAC, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

6.7 No Trading. The Company, Pubco and the Merger Subs each acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of SPAC, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company, Pubco and the Merger Subs each hereby agree that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of SPAC, communicate such information to any third party, take any other action with respect to SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

6.8 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the Transactions or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the Transactions; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to set forth in Article VII not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached. Failure to provide any notice pursuant to this Section 6.8 shall not, in and of itself, impact any other Party’s obligation to consummate the Closing, unless the underlying matter not disclosed would reasonably be expected to impact such Party’s obligation to consummate the Closing.

6.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 6.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, with each of the SPAC and the Company bearing fifty percent (50%) of the costs and expenses thereof, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting to the extent permitted by the Governmental Authority. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts. With respect to Pubco, during the Interim Period, the Company, Pubco and the Merger Subs shall take all reasonable actions necessary to cause Pubco to qualify as “foreign private issuer” as such term is defined Rule 3b-4 under the Exchange Act and to maintain such status through the Closing.

6.10 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings. For the avoidance of doubt, if, prior to the Effective Time, the applicable parties hereto are unable to obtain the ISA Exemptions, the Israeli Tax Rulings, or any other Consent from a Governmental Authority necessary to effectuate the Transaction, each of SPAC, the Company, Pubco and each of the Merger Subs shall use (and the Company shall cause each of its Subsidiaries to use) its commercially reasonable efforts to (a) take all such actions that are necessary to consummate the Transactions, negotiating in good faith to modify the structure of the Transactions (provided that such modifications do not materially and adversely affect the other Parties hereto or holders of SPAC Securities) and the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the Transactions; and (b) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate and make effective the Transactions. Without limiting the foregoing, the Company will use its reasonable best efforts to cause any Locked-Up Company Security Holders that did not execute and deliver Lock-Up Agreements at or prior to the execution and delivery of this Agreement to execute and deliver Lock-Up Agreements to SPAC and Pubco as promptly as practicable after the date of this Agreement.

6.11 The Registration Statement.

(a) As promptly as practicable after the date hereof, SPAC, Pubco and the Company shall prepare and file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Pubco Securities to be issued under this Agreement pursuant to the Mergers to the holders of SPAC Securities and Companies Securities as of immediately prior to the applicable Effective Times, which Registration Statement will also contain a notice of SPAC Shareholder Meeting and proxy statement of SPAC (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from SPAC shareholders for the matters to be acted upon at the SPAC Shareholder Meeting and providing the Public Shareholders an opportunity in accordance with SPAC’s Organizational Documents and the IPO Prospectus to have their SPAC Class A Ordinary Shares redeemed (the “Closing Redemption”) in conjunction with the shareholder vote on the Shareholder Approval Matters in the event that the Closing occurs. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from SPAC shareholders to vote, at a general meeting of SPAC shareholders to be called and held for such purpose (the “SPAC Shareholder Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the Transactions, including the authorization of the merger of SPAC Merger Sub with and into SPAC, the authorization and approval of the form of the SPAC Plan of Merger, the authorization for SPAC to enter into the SPAC Plan of Merger and the amendment and restatement of SPAC’s Organizational Documents, by the holders of SPAC Ordinary Shares in accordance with SPAC’s Organizational Documents, the Cayman Islands Companies Act and the rules and regulations of the SEC and Nasdaq, (ii) to the extent required by Nasdaq, SPAC’s Organizational Documents or the Cayman Islands Companies Act, the issuance of any SPAC Securities in connection with the Transaction Financing, including adoption and approval of the issuance of more than twenty percent (20%) of the outstanding SPAC Class A Ordinary Shares, (iii) to the extent required to be approved by holders of SPAC Ordinary Shares, the adoption and approval of the Amended Pubco Organizational Documents, (iv) the adoption and approval of a new Equity Plan for Pubco in a form to be reasonably agreed to by the Company and SPAC (the “Pubco Equity Plan”), which will provide that the initial share reserve under the Pubco Equity Plan will be a number of Pubco Ordinary Shares equal to ten percent (10%) of the aggregate number of Pubco Ordinary Shares issued and outstanding immediately after the Closing, less the number of Assumed Options, (v) the appointment of the members of the Post-Closing Pubco Board in accordance with Section 6.16 hereof, (vi) such other matters as the Company, Pubco and SPAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (i) through (vi), collectively, the “Shareholder Approval Matters”), (vii) the amendment to the Insider Letter Agreement and lock-up provisions set forth in the Sponsor Letter Agreement, and (viii) the adjournment of the SPAC Shareholder Meeting, if necessary or desirable in the reasonable determination of SPAC.

(b) The board of directors of SPAC shall not (and no committee or subgroup thereof shall) withdraw, withhold, amend, qualify or modify, or publicly propose to withdraw, withhold, amend, qualify or modify, its recommendation to the SPAC’s shareholders that they vote in favor of Shareholder Approval Matters (a “Change in Recommendation”), except to the extent that SPAC’s board of directors determines in good faith, after consultation with its outside legal counsel, that such Change in Recommendation is required by the board’s fiduciary duties under applicable Law; provided that the board of directors of the SPAC may not make such Change in Recommendation unless (A) the board of directors of the SPAC has provided written notice to the Company (the “Recommendation Change Notice”) that it is prepared to make a Change in Recommendation at least ten (10) days prior to taking such action, which notice shall specify the basis for why a failure to make an Change in Recommendation would constitute a breach of its fiduciary duties to SPAC and its shareholders under applicable Law, (B) during the ten (10) day period after delivery of the Recommendation Change Notice, SPAC shall negotiate in good faith with the Company regarding any revisions or adjustments to this Agreement that the Company proposes to make as would enable the board of directors of the SPAC to reaffirm its recommendation to the SPAC’s shareholders that they vote in favor of the Shareholder Approval Matters and not make such Change in Recommendation and (C) at the end of such ten (10) day period and taking into account any changes to the terms of this Agreement committed to in a binding written offer by the Company, the board of directors of the SPAC determines in good faith (after consultation with its outside legal counsel) that the failure to make such a Change in Recommendation would constitute a breach of its fiduciary duties to SPAC and SPAC’s shareholders under applicable Law. SPAC’s obligations to establish a record date for, duly call, give notice of, convene and hold the SPAC Shareholder Meeting shall not be affected by any Change in Recommendation (provided, that SPAC may, without the consent of the Company, postpone the SPAC Shareholder Meeting, subject to the SPAC Charter and the Cayman Islands Companies Act, after delivering a Recommendation Change Notice until such time after which the ten (10) day period required for a Change in Recommendation in connection therewith has elapsed and SPAC can disclose to its shareholders in accordance with applicable securities Laws, including pursuant to a supplement or amendment to the Registration Statement, either a Change in Recommendation or the changes to this Agreement that were agreed to by the Company to avoid a Change in Recommendation). If, on the date for which the SPAC Shareholder Meeting is scheduled, SPAC has not received proxies representing a sufficient number of shares to obtain the Required SPAC Shareholder Approval, whether or not a quorum is present, SPAC may, subject to the SPAC Charter and the Cayman Islands Companies Act, make one or more successive postponements or, with the consent of the SPAC Shareholder Meeting, adjournments of the SPAC Shareholder Meeting. In connection with the Registration Statement, SPAC and Pubco shall file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the SPAC Charter, the Cayman Islands Companies Act and the rules and regulations of the SEC and Nasdaq. SPAC and Pubco shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide SPAC and Pubco with such information concerning the Target Companies and their equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading. SPAC shall provide the Company with such information concerning SPAC, the Sponsor and their respective equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations as may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by SPAC shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(c) SPAC and Pubco shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the SPAC Shareholder Meeting and the Closing Redemption. Each of SPAC, Pubco and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Pubco and SPAC and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. SPAC and Pubco shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to SPAC’s shareholders and the holders of SPAC Warrants, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the SPAC Charter.

(d) SPAC and Pubco, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. SPAC and Pubco shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that SPAC, Pubco or their respective Representatives receive from the SEC or its staff with respect to the Registration Statement, the SPAC Shareholder Meeting and the Closing Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(e) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, SPAC and Pubco shall distribute the Registration Statement to SPAC’s shareholders and, pursuant thereto, shall call the SPAC Shareholder Meeting in accordance with the SPAC Charter and the Cayman Islands Companies Act for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

(f) SPAC and Pubco shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, SPAC’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the SPAC Shareholder Meeting and the Closing Redemption.

6.12 Tax Matters.

(a) If, in connection with the Transactions, the SEC requests or requires that Tax opinions be prepared and submitted with respect to the Tax treatment of the Transactions, each of the Company, SPAC and Pubco agree to deliver to Tax counsel to each of the SPAC and the Company customary Tax representation letters satisfactory to such counsel, to the extent reasonable, dated and executed as of such date(s) as determined reasonably necessary by such counsel in connection with the preparation of such Tax opinions. If a Tax opinion with respect to the treatment of the SPAC Merger for holders of SPAC Securities is being requested or required, Tax counsel to SPAC (or its Tax advisors) shall provide a Tax opinion on the application of Section 351 of the Code (and for the avoidance of doubt, neither this provision nor any other provision in this Agreement shall require Tax counsel to the Company (or its Tax advisors) to provide any opinion regarding the treatment of the SPAC Merger to holders of SPAC Securities for U.S. federal income tax purposes). If a Tax opinion with respect to the treatment of the Company Merger for holders of Company Securities is being requested or required, Tax counsel to the Company (or its Tax advisors) shall provide a Tax opinion on the application of Sections 351 and 368(a) of the Code regarding the treatment of the Company Merger for U.S. federal income Tax purposes or, to the extent required, Israeli Tax purposes (and for the avoidance of doubt, neither this provision nor any other provision in this Agreement shall require Tax counsel to the SPAC (or its Tax advisors) to provide any opinion regarding the treatment of the Company Merger to holders of Company Securities for U.S. federal income Tax purposes or Israeli Tax purposes).

(b) Each of the Parties shall, and shall cause their respective Affiliates to, reasonably cooperate, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns and any audit or Tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any GRA, Tax proceeding or audit, making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder (to the extent such information or explanation is not publicly or otherwise reasonably available).

(c) Pubco acknowledges that any direct or indirect holder of Pubco Securities who owns five percent (5%) or more of the Pubco Ordinary Shares immediately after the Closing (a “Pubco 5% Shareholder”), as determined under Section 367 of the Code and the Treasury Regulations promulgated thereunder, may enter into (and cause to be filed with the Internal Revenue Service) a GRA. Upon the written request of any Pubco 5% Shareholder made following the Closing Date, Pubco shall (i) use commercially reasonable efforts to furnish to such Pubco 5% Shareholder such information as such Pubco 5% Shareholder reasonably requests in connection with such Pubco 5% Shareholder’s preparation of a GRA, and (ii) use commercially reasonably efforts to provide such Pubco 5% Shareholder with the information reasonably requested by such Pubco 5% Shareholder for purposes of determining whether there has been a gain “triggering event” under the terms of such Pubco 5% Shareholder’s GRA, in each case, at the sole cost and expense of such Pubco 5% Shareholder, provided that each of the Parties shall use commercially reasonable efforts to operate in a manner that avoids or mitigates the likelihood of a triggering event.

6.13 Required Company Shareholder Approval; Company Merger Proposal.

(a) As promptly as practicable after the Registration Statement has become effective, the Company will either (i) call a meeting of its shareholders in order to obtain the Required Company Shareholder Approval (the “Company Shareholder Meeting”), and the Company shall use its reasonable best efforts to solicit from the Company Shareholders proxies in favor of the Required Company Shareholder Approval prior to such Company Shareholder Meeting, or (ii) use its reasonable best efforts to obtain a signed written consent in lieu of a meeting of its shareholders for the Required Company Shareholder Approval, and the Company shall take all other actions necessary or advisable to secure the Requisite Majority, including enforcing the Voting Agreements.

(b) Without limiting Section 6.13(a), in accordance with the Israeli Companies Law, as soon as reasonably practicable following the date that (1) the Bridge Financing has been consummated and (2) the parties have entered into Additional Financing Agreements for binding commitments for aggregate gross cash proceeds to be funded to SPAC (including through retention of funds in the Trust Account), Pubco or the Company of at least the Base Funding Amount (when aggregated with the amount of gross cash proceeds of the Bridge Financing), plus the Specified Transaction Fees (the “Merger Process Commencement Date”), the Company and Company Merger Sub shall, as applicable, take the following actions within the timeframes set forth in this Section 6.13(b); provided, however, that any such actions or the time frame for taking such action shall be subject to any amendment in the applicable provisions of the Israeli Companies Law (and in case of an amendment thereto, such amendment shall automatically apply so as to amend this Section 6.13(b) accordingly): (i) as promptly as practicable following the Merger Process Commencement Date, cause a merger proposal (in the Hebrew language) with respect to the Company Merger in a form reasonably acceptable to the Parties hereto (the “Merger Proposal”) to be executed in accordance with Section 316 of the Israeli Companies Law, (ii) deliver the Merger Proposal to the Companies Registrar within three (3) days from the calling of the Company Shareholder Meeting, (iii) cause a copy of the Merger Proposal to be delivered to its secured creditors, if any, no later than three (3) business days after the date on which the Merger Proposal are delivered to the Companies Registrar, (iv) (A) publish a notice to its creditors, stating that the Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at the office of the Companies Registrar, the Company’s registered office or Company Merger Sub’s registered office, as applicable, and at such other locations as the Company or Company Merger Sub, as applicable, may determine, in (x) two (2) daily Hebrew newspapers, on the day that the Merger Proposal is submitted to the Companies Registrar and (y) in a popular newspaper outside of Israel as may be required by applicable Law, within three (3) business days after the Merger Proposal was submitted to the Companies Registrar; (B) within four (4) business days from the date of submitting the Merger Proposal to the Companies Registrar, send a notice by registered mail to all of the “Substantial Creditors” (as such term is defined in the Israeli Companies Law) that the Company or Company Merger Sub, as applicable, is aware of, in which it shall state that the Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at such additional locations, if such locations were determined in the notice referred to in the immediately preceding clause (A) and at the times set in such notice; and (C) send to the Company’s “employees committee”, if any, or display in a prominent place at the Company’s premises a copy of the notice published in a daily Hebrew newspaper (as referred to in clause (A) of this Section 6.13(b)), no later than three (3) business days following the day on which the Merger Proposal was submitted to the Companies Registrar; (v) promptly after the Company and Company Merger Sub, as applicable, shall have complied with the preceding clauses (iii) and (iv) of this Section 6.13(b), but in any event no more than three (3) days following the date on which such notice was sent to the creditors, inform the Companies Registrar, in accordance with Section 317(b) of the Israeli Companies Law, that notice was given to their respective creditors, if any, under Section 318 of the Israeli Companies Law (and regulations promulgated thereunder), (vi) not later than three (3) days after the date on which the Required Company Shareholder Approval is received, inform (in accordance with Section 317(b) of Israeli Companies Law) the Companies Registrar of such approval, and (vii) subject to the satisfaction or waiver of the conditions set forth in Article VII to be satisfied or (to the extent permitted) waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted) waiver of such conditions at the Closing), in accordance with the customary practice of the Companies Registrar, request that the Companies Registrar declare the Company Merger effective and issue the Company Certificate of Merger upon such date, that in no event shall be prior to the lapse of fifty (50) days from the filing of the Merger Proposal with the Companies Registrar and thirty (30) days from the date the Required Company Shareholder Approval is received. For the avoidance of doubt, and notwithstanding any provision of this Agreement to the contrary, it is the intention of the parties that the Company Merger shall be declared effective and the Company Certificate of Merger shall be issued on the Closing Date. For purposes of this Section 6.13(b), “business day” shall have the meaning set forth in the Merger Regulations 5760-2000 promulgated under the Israeli Companies Law.

6.14 Public Announcements.

(a) The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of SPAC and the Company, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, SPAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall timely review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) reasonably in advance of the filing deadline required by the Exchange Act. The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Pubco and SPAC shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

6.15 Confidential Information.

(a) The Company, Pubco and the Merger Subs agree that during the Interim Period and, in the event this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any SPAC Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the SPAC Confidential Information without SPAC’s prior written consent; and (ii) in the event that the Company, Pubco, the Merger Subs or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any SPAC Confidential Information, (A) provide SPAC to the extent legally permitted with prompt written notice of such requirement so that SPAC or an Affiliate thereof may seek, at SPAC’s cost, a protective Order or other remedy or waive compliance with this Section 6.15(a), and (B) in the event that such protective Order or other remedy is not obtained, or SPAC waives compliance with this Section 6.15(a), furnish only that portion of such SPAC Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such SPAC Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company, Pubco and the Merger Subs shall, and shall cause their respective Representatives to, promptly deliver to SPAC or destroy (at SPAC’s election) any and all copies (in whatever form or medium) of SPAC Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon.

(b) SPAC hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination (or in the case of Trade Secrets, so long as such Company Confidential Information remains a Trade Secret under applicable Law), it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that SPAC or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination (or in the case of Trade Secrets, so long as such Company Confidential Information remains a Trade Secret under applicable Law), becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 6.15(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 6.15(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, SPAC shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at the election of the SPAC) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, SPAC, and its respective Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws; provided, that, to the extent legally permissible, SPAC and its Representatives shall give the Company prompt written notice of such disclosure and SPAC and its Representatives shall use commercially reasonable efforts to obtain confidential treatment for any such Company Confidential Information.

6.16 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of Pubco to resign, so that effective as of the Closing, Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of six (6) individuals (not including any External Directors (as such term is defined in the Israeli Companies Law), to the extent required under the Israeli Companies Law). Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Pubco Board (i) up to five (5) persons that are designated by the Company prior to the Closing, and (ii) one (1) person who is designated by the Sponsor prior to the Closing (the “Sponsor Director”). A majority of the directors on the Post-Closing Pubco Board will qualify as an independent directors under Nasdaq rules. Pursuant to the Amended Pubco Organizational Documents, the Post-Closing Pubco Board will be a classified board with three (3) classes of directors, with (I) the Class I Directors (consisting of two (2) directors) initially serving a one (1) year term, such initial term effective from the Closing until the first annual meeting of the Pubco shareholders after the Closing (but any subsequent Class I Directors serving a three (3) year term), (II) the Class II Directors (consisting of two (2) directors), initially serving a two (2) year term, such initial term effective from the Closing until the second annual meeting of the Pubco shareholders after the Closing (but any subsequent Class II Directors serving a three (3) year term), and (III) the Class III Directors (consisting of two (2) directors, including the Sponsor Director) serving a three (3) year term. In accordance with the Amended Pubco Organizational Documents, no director on the Post-Closing Pubco Board may be removed without cause. At or prior to the Closing, Pubco will provide each director on the Post-Closing Pubco Board with a customary director indemnification agreement, in form and substance reasonably acceptable to such director.

(b) The Parties shall take all action necessary, including causing the executive officers of Pubco to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Pubco immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, with the consent of SPAC, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role).

6.17 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of SPAC, the Company, Pubco or either Merger Sub and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of SPAC, the Company, Pubco or a Merger Sub (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and SPAC, the Company, Pubco or a Merger Sub, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of (i) seven (7) years after the Closing with respect to D&O Indemnified Persons who are (or were) directors or officers of the Company or its Subsidiaries, and (ii) six (6) years after the Closing with respect to D&O Indemnified Persons who are (or were) directors or officers of SPAC or its Subsidiaries, Pubco shall cause the Organizational Documents of Pubco and the Surviving Subsidiaries to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of, as applicable, SPAC, the Company, Pubco or a Merger Sub to the extent permitted by applicable Law. The provisions of this Section 6.17 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) For the benefit of the directors and officers of SPAC, the Company, Pubco or either Merger Sub, SPAC or Pubco shall be permitted prior to the Closing to obtain and fully pay (including from funds in the Trust Account released at the Closing) the premium for a “tail” insurance policy that provides coverage for a period of (x) up to seven (7) years from and after the Closing (or, if such period is not reasonably available, such lesser number of years as is reasonably available) for claims against the present and former directors and officers of the Company and its Subsidiaries and (y) up to six (6) years from and after the Closing (or, if such period is not reasonably available, such lesser number of years as is reasonably available) for claims against the present and former directors and officers of SPAC and its Subsidiaries (collectively, the “D&O Tail Insurance”), in each case for events occurring prior to Closing, that is substantially equivalent to and in any event not less favorable in the aggregate (including coverage limits) than, as applicable, SPAC’s or the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, Pubco and the Surviving Subsidiaries shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and Pubco and the Surviving Subsidiaries shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance.

(c) Prior to the Closing, Pubco shall obtain a three (3) year directors’ and officers’ liability insurance policy that shall be effective as of Closing and will cover those Persons who will be directors and officers of Pubco and its Subsidiaries with a coverage limit not less than the amount set forth on Schedule 6.17(c) (including the directors and officers of the Target Companies) from and after the Closing on terms and conditions customary and reasonably appropriate for a company with its equity listed on Nasdaq and that has similar characteristics (including the line of business, jurisdiction of operations and revenues) as Pubco and its Subsidiaries (including the Target Companies) and including a public offering of securities insurance dedicated to claims arising out of or relating to the Transactions with a coverage limit not less than the amount set forth on Schedule 6.17(c) (collectively, the “Insurance Programs”).

6.18 Trust Account and Transaction Financing Proceeds.

(a) The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Closing Redemption, and any proceeds received by Pubco or SPAC from any Transaction Financing, shall first be used to pay (i) SPAC’s accrued Expenses, including SPAC’s deferred Expenses of the IPO and deferred advisor fees, (ii) any loans owed by SPAC to Sponsor for any Expenses (including deferred Expenses and Interim Period SPAC Expenses), other administrative costs and expenses incurred by or on behalf of SPAC or Extension Expenses, (iii) any other cash liabilities of SPAC and (iv) the Company’s accrued Expenses. Such amounts, as well as any Expenses that are required or permitted to be paid by delivery of Pubco securities, shall be paid at the Closing. Any remaining cash shall be used by Pubco and the Target Companies for working capital and general corporate purposes. During the Interim Period, if reasonably requested in writing by the Company, the SPAC shall, solely for informational purposes, provide the Company with a good faith estimate of the SPAC’s projected unpaid Expenses and liabilities as of the Closing, including its calculations thereof in reasonable detail; provided, that the SPAC shall not be deemed to make, and hereby disclaims, any representations, warranties or covenants in connection with such projections provided pursuant to this Section 6.18(a). During the Interim Period, if reasonably requested in writing by SPAC, the Company shall, solely for informational purposes, provide the SPAC with a good faith estimate of the Company’s projected unpaid Expenses as of the Closing, including its calculations thereof in reasonable detail; provided, that the Company shall not be deemed to make, and hereby disclaims, any representations, warranties or covenants in connection with such projections provided pursuant to this Section 6.18(a). As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. Without limiting the foregoing, with respect to SPAC, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination, any loans owed to the Sponsor or its Affiliates that are repaid in cash at the Closing, and any Interim Period SPAC Expenses or Extension Expenses.

(b) In the event that the aggregate amount of Expenses incurred by or on behalf of SPAC or the Sponsor (including any repayment of any loans owed to the Sponsor or its Affiliates) that are payable in cash at, after, or in connection with the Closing (other than Specified Transaction Fees described in clauses (a) through (c) of the definition thereof) (the “SPAC Expenses”) exceed Four Million Five Hundred Thousand U.S. Dollars ($4,500,000) (the “SPAC Expenses Threshold”), the amount by which the SPAC Expenses exceeds the SPAC Expenses Threshold (the “Excess SPAC Expenses”) that is to be paid in cash (and not satisfied, waived or settled by issuance of equity or other non-cash consideration), whether from the Trust Account, Transaction Financing proceeds or other Closing funds (such amounts paid or to be paid, in the aggregate, the “Funded Excess SPAC Expenses”), shall be included in the Specified Transaction Fees pursuant to clause (d) of the definition thereof. In addition, without the prior consent of the Company (not to be unreasonably withheld, conditioned or delayed), SPAC shall not, and shall cause the Sponsor not to, enter into, settle, amend, waive, terminate, commit to, replace or otherwise modify any agreement, engagement letter, side letter or other arrangement with any other Person that obligates or permits SPAC, the Company or Pubco to (i) pay in cash any SPAC Expenses to the extent such payment would reasonably be expected to cause SPAC Expenses to exceed the SPAC Expenses Threshold (provided, that upon receiving such initial consent from the Company (and for each subsequent consent provided by the Company thereafter), SPAC will not need to seek the consent of the Company to incur additional SPAC Expenses unless and until such expenditures in the aggregate exceed $100,000 each time) or (ii) pay any non-cash or deferred consideration (including the issuance of any Equity Securities) other than, solely with respect to clause (ii), (A) Sponsor loans made in accordance with the IPO Prospectus or (B) as set forth on Schedule 6.3. SPAC shall promptly notify the Company upon becoming aware that SPAC Expenses are reasonably expected to exceed the SPAC Expenses Threshold.

6.19 Bridge Financing; Other Transaction Financing.

(a) The Company, SPAC and Pubco shall use their reasonable best efforts to seek and, as promptly after the date of this Agreement as possible, enter into and consummate securities purchase agreements(s), subscription agreements or other financing agreement(s) on such terms and conditions and in such form(s) that are agreed to by the Company, SPAC and Pubco (such agreement not to be unreasonably withheld, delayed or conditioned) (the “Bridge Financing Agreements”) with certain accredited investors reasonably acceptable to the Company and SPAC (the “Bridge Financing Investors”) for an aggregate investment amount into the Company equal to at least Five Million U.S. Dollars ($5,000,000) (such financing, the “Bridge Financing”).

(b) Without limiting anything to the contrary contained herein, during the Interim Period, SPAC, the Company and Pubco shall use their reasonable best efforts to enter into financing agreements (any such agreements, the “Additional Financing Agreements” and, together with the Bridge Financing Agreements, the “Financing Agreements”) for binding commitments for aggregate cash proceeds to be funded to SPAC, Pubco or the Company of at least the Base Funding Amount (when aggregated with the amount of cash proceeds of the Bridge Financing), plus the Specified Transaction Fees, on such terms and structuring (whether structured as a private placement of common equity, convertible preferred equity, convertible debt or other securities convertible into or that have the right to acquire common equity, as Trust Account non-redemption or backstop arrangements or as a committed equity line facility or otherwise), and using such strategy, placement agents and approach, as SPAC and the Company shall mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed) (collectively, the “Additional Transaction Financing” and, together with the Bridge Financing, the “Transaction Financing”). For the avoidance of doubt, the provisions of this Section 6.19 will not require the Sponsor to, or SPAC to cause the Sponsor to, transfer or forfeit (or subject to vesting with respect to forfeiture) any of its SPAC Securities in order to obtain any Transaction Financing or equitize any amounts owed to any financial advisors.

(c) SPAC, the Company and Pubco shall, and shall cause their respective Representatives to, reasonably cooperate with the others in connection with such Additional Financing Agreements (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by SPAC). Except to the extent permitted pursuant to the terms of the Financing Agreements or otherwise approved in writing by the Company and SPAC (each of which approval shall not be unreasonably withheld, conditioned or delayed), and except for any of the following actions that would not materially increase conditionality or impose any new material obligation on the Company, Pubco or SPAC, during the Interim Period SPAC, the Company and Pubco shall not (i) reduce the committed investment amount to be received by SPAC, Pubco or the Company under any Financing Agreement or reduce or impair the rights of SPAC, the Company or Pubco under any Financing Agreement or (ii) permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Financing Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision). SPAC, Pubco and the Company shall use their commercially reasonable efforts to consummate the Transaction Financing in accordance with the Financing Agreements.

(d) During the Interim Period, SPAC, the Company and Pubco shall use their commercially reasonable efforts to cause their respective financial advisors, including the IPO Underwriter, to equitize all or a portion of the fees and expenses owed to such financial advisors (including the deferred underwriting fee from the IPO owed by SPAC to the IPO Underwriter) on terms and conditions reasonably acceptable to SPAC and the Company. Notwithstanding anything to the contrary, during the Interim Period, without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), SPAC shall not, and shall cause its Affiliates not to, enter into, settle, amend, waive, terminate, replace or otherwise modify any agreement, engagement letter, side letter or other arrangement with the IPO Underwriter, any SPAC financial advisor, placement agent or similar advisor relating to the IPO or any Transaction Financing, in each case to the extent related to or in connection with any economic or commercial terms that would be borne by SPAC, Pubco, the Company or their respective Subsidiaries, including (i) fees or commissions, (ii) equitization or equity-for-fee percentage or structure, (iii) discount or original issue discount, (iv) expense reimbursement or similar out-of-pocket obligations or (v) tail provisions.

6.20 Employment Agreements. Prior to the Closing, the Company shall use its reasonable best efforts to cause the persons set forth on Schedule 6.20, including the Company’s chief executive officer and chief financial officer, to enter into amended employment agreements (the “Employment Agreements”), in each case effective as of the Closing, in form and substance reasonably acceptable to the Company and SPAC, between each such individual and Pubco, which Employment Agreements shall be amended as and to the extent set forth in, and with respect to the matters described on, Schedule 6.20.

6.21 Nasdaq Listing. Pubco, SPAC and the Company shall each use its commercially reasonable efforts to cause, as promptly as practicable after the date of this Agreement: (a) Pubco’s initial listing application with Nasdaq (the “Listing Application”) in connection with the Transactions to have been approved; (b) Pubco to satisfy all applicable initial and continuing listing requirements of Nasdaq; and (c) the Pubco Ordinary Shares and Pubco Public Warrants to have been approved for listing on Nasdaq (provided, that the Parties acknowledge that the listing of the Pubco Public Warrants will not be a condition to the Closing). Each of Pubco, the Company and SPAC shall promptly furnish all information concerning itself and its Affiliates as may be reasonably requested by the other such parties and shall otherwise reasonably assist and cooperate with the other such parties in connection with the preparation and filing of the Listing Application. Each of Pubco, SPAC and the Company will use commercially reasonable efforts to (i) cause the Listing Application, when filed, to comply in all material respects with all requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from Nasdaq or its staff concerning the Listing Application and (iii) have the Listing Application approved by Nasdaq, as promptly as practicable after such filing. None of SPAC, Pubco or the Company shall submit the Listing Application or any supplement or amendment thereto or respond to comments received from Nasdaq with respect thereto, without the other such parties’ prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing the other such parties a reasonable opportunity to review and comment thereon. Each of SPAC, Pubco and the Company shall promptly notify the other such parties upon the receipt of any comments from Nasdaq, or any request from Nasdaq for amendments or supplements to the Listing Application and shall provide the other such parties with copies of all material correspondence between such party or any of its Representatives, on the one hand, and Nasdaq, on the other hand, and all written comments with respect to the Listing Application received from Nasdaq, and advise the other sch parties of any oral comments with respect to the Listing Application received from Nasdaq. Promptly after receiving notice thereof, each of SPAC, Pubco and the Company shall advise the other such parties of the time of the approval of the Listing Application and the approval for listing on Nasdaq of the Pubco Ordinary Shares to be issued in connection with the transactions contemplated hereby.

6.22 Israeli Securities Law. Without limiting the generality of Section 6.9, (i) the Company and Pubco shall, in coordination with SPAC, as promptly as practicable after the date of this Agreement and in any event within one hundred twenty (120) days thereof, prepare and file with the ISA an application for an exemption under Section 15D of the Israeli Securities Law, concerning the publication of an Israeli prospectus, or alternatively an application requesting that the ISA confirms that the issuance is exempt from prospectus requirements or does not trigger prospectus requirements (the “15D Exemption”) and (ii) as promptly as practicable after the initial filing of the Registration Statement with the SEC and in any event within thirty (30) days thereof, the Company, Pubco and SPAC shall reasonably cooperate and the Company and Pubco shall file with the ISA any required exemption or “no action” requests in connection with the issuance of the Merger Consideration, requesting the ISA to exempt or agree not to take any action against the parties in connection with any such issuance without a publication of a prospectus in accordance with the Israeli Securities Law (an “Israeli Prospectus” and any such exemption, the “ISA Offering Exemption” and, together with the 15D Exemption, the “ISA Exemptions”). The Company, Pubco and SPAC shall use their reasonable best efforts to respond promptly to comments from the ISA and to obtain the ISA Exemptions. The Company and Pubco, as applicable, shall provide to SPAC a copy of its application to obtain the 15D Exemption for SPAC’s prior review and comments and shall update SPAC and its counsel on any developments with respect to the application and any communications with the ISA in connection with the application and the review thereof and facilitate SPAC’s counsels’ involvement in such communications to the extent reasonably practicable. Each of Pubco, the Company and SPAC shall, and shall cause their respective counsels to, reasonably cooperate to obtain the ISA Offering Exemption and to facilitate each other such Party’s and its counsels’ involvement in all communications with and submission of documents and information to the ISA in connection with the application and receipt of the ISA Offering Exemption.

6.23 Israeli Tax Rulings.

(a) As soon as reasonably practicable after the date of this Agreement, the Company shall instruct its Israeli counsel, advisors or accountants to prepare and file with the ITA, in full coordination with SPAC and SPAC’s Israeli counsel and tax advisors: (i) an application or applications for a ruling or rulings (or interim ruling or rulings) confirming that the Company Merger qualifies as a transaction governed by Part E2 of the Israeli Tax Ordinance and permitting deferral of any applicable Israeli Tax with respect to the Merger Consideration included in and covered by such ruling and pursuant to this Agreement, in accordance with the provisions of Part E2 of the Israeli Tax Ordinance until the sale, transfer or other conveyance for cash or such other date set forth in such ruling, which ruling may be subject to customary conditions regularly associated with such a ruling (the “Tax Ruling”); and (ii) to the extent not otherwise included in the Tax Ruling, an application or applications for a ruling or rulings confirming that the exchange of the Assumed Options that are Section 102 Options or Section 3(i) Options for options of Pubco issuable to Pubco Ordinary Shares and the exchange of Section 102 Shares for Pubco Ordinary Shares deposited with the Section 102 Trustee shall not, in either case, constitute a violation of the requirements of Section 102, shall not be treated as a taxable event and that tax continuity shall apply with respect to such Pubco options and Pubco Ordinary Shares, provided, in each case, that such securities are deposited with the Section 102 Trustee (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “Israeli Option Tax Ruling”). The Tax Ruling and the Israeli Option Tax Ruling shall be referred to as the “Israeli Tax Rulings”.

(b) The Company and SPAC shall cause their respective Israeli counsel, advisors and accountants to coordinate all material activities, and to cooperate with each other, with respect to the preparation and filing of the applications for the Israeli Tax Rulings and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Tax Rulings. Subject to the terms and conditions hereof, the Company and Pubco shall use reasonable best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to obtain the Israeli Tax Rulings, as promptly as practicable, and shall inform SPAC and its Israeli advisors of the content of any discussions and meetings with the ITA relating thereto. For the avoidance of doubt, the Company and its legal and accounting Representatives shall not make any application to the ITA with respect to any matter relating to the Israeli Tax Rulings without first granting the SPAC and SPAC’s Israeli counsel and tax advisors reasonable opportunity to review, comment on and approve the draft application (which approval shall not be unreasonably withheld, delayed or conditioned), and the Company and its legal and accounting representatives shall enable the SPAC and SPAC’s Israeli counsel and tax advisors to participate in all discussions and meetings with the ITA relating thereto. The text of the Israeli Tax Ruling shall be subject to the prior written confirmation of SPAC or its Israeli counsel and tax advisors, not to be unreasonably withheld, conditioned or delayed.

6.24 Equity Plan Amendment. Prior to the Company Merger Effective Time, the Company shall amend the Company Equity Plan and take all corporate actions necessary to permit the assumption and conversion of Company Options by Pubco as contemplated by Section 1.9(d). The Company shall use commercially reasonable efforts to obtain the Assumed Option Agreements and any other consents or acknowledgments from optionholders necessary or appropriate to give effect to such assumption.

ARTICLE VII
CLOSING CONDITIONS

7.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company and SPAC of the following conditions:

(a) Required SPAC Shareholder Approval. The Shareholder Approval Matters that are submitted to the vote of the shareholders of SPAC at the SPAC Shareholder Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of SPAC at the SPAC Shareholder Meeting in accordance with the SPAC Charter, applicable Law and the Proxy Statement (the “Required SPAC Shareholder Approval”).

(b) Required Company Shareholder Approval. Either (i) the Company Shareholder Meeting shall have been held in accordance with the Israeli Companies Law and the Company’s Organizational Documents, or (ii) the Company shall have obtained a signed unanimous written consent of its shareholders in lieu of a meeting, where in either case, the requisite vote, consent or approval of the Company Shareholders (including any separate class or series vote, consent or approval that is required, whether pursuant to the Company’s Organizational Documents or otherwise) shall have authorized, approved and consented to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or is required to be a party or bound, and the consummation of the Transactions (the “Required Company Shareholder Approval”).

(c) Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(d) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the Transactions that are set forth on Schedule 7.1(d) shall have been obtained.

(e) Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the Transactions that are set forth in Schedule 7.1(e) shall have each been obtained or made.

(f) No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(g) Appointment to the Board. The members of the Post-Closing Pubco Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 6.16.

(h) Amended Pubco Organizational Documents. Prior to the Closing, Pubco shall have amended and restated its Organizational Documents to be in substantially the form of the Amended Pubco Organizational Documents.

(i) Foreign Private Issuer Status. Each of the Company and SPAC shall have received evidence reasonably satisfactory to such Party that Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act as of the Closing.

(j) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop Order or similar Order shall be in effect with respect to the Registration Statement.

(k) Nasdaq Listing. The Pubco Ordinary Shares to be issued in connection with the Transactions shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(l) Israeli Tax Rulings. The Israeli Tax Rulings shall have been obtained.

(m) ISA Exemptions. The ISA Exemptions shall have been obtained.

(n) Company Merger Proposal. At least fifty (50) days shall have elapsed after the filing of the Merger Proposal with the Companies Registrar and at least thirty (30) days shall have elapsed after the Required Company Shareholder Approval has been received.

7.2 Conditions to Obligations of the Company, Pubco and the Merger Subs. In addition to the conditions specified in Section 7.1, the obligations of the Company, Pubco and the Merger Subs to consummate the Transactions are subject to the satisfaction or written waiver (by the Company and Pubco) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of SPAC set forth in this Agreement and in any certificate delivered by or on behalf of SPAC pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, SPAC.

(b) Agreements and Covenants. SPAC shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to SPAC since the date of this Agreement which is continuing and uncured.

(d) Minimum Cash Condition. Upon the Closing, SPAC shall have an aggregate amount of (i) cash and cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of the Closing Redemption), that (ii) when added to the aggregate cash proceeds of all Transaction Financing (including the Bridge Financing), whether received by SPAC, Pubco or a Target Company, in each case, prior to giving effect to the payment of any Expenses of any Party (including the satisfaction of any SPAC liability), is at least equal to the Base Funding Amount plus the Specified Transaction Fees (the condition set forth in this Section 7.2(d), the “Minimum Cash Condition”).

(e) Certain Ancillary Documents. Each of the Insider Letter Amendment and the Sponsor Letter Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(f) Closing Deliveries.

(i) Officer Certificate. SPAC shall have delivered to the Company and Pubco a certificate, dated the Closing Date, signed by an executive officer of SPAC in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c) with respect to SPAC.

(ii) Secretary Certificate. SPAC shall have delivered to the Company and Pubco a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of SPAC’s Organizational Documents as in effect as of the Closing Date (immediately prior to the SPAC Merger Effective Time), (B) the resolutions of SPAC’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required SPAC Shareholder Approval has been obtained and (D) the incumbency of directors or officers authorized to execute this Agreement or any Ancillary Document to which SPAC is or is required to be a party or otherwise bound.

(iii) Good Standing. SPAC shall have delivered to the Company and Pubco a good standing certificate (or similar documents applicable for such jurisdictions) for SPAC certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of SPAC’s jurisdiction of organization and from each other jurisdiction in which SPAC is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Employment Agreements. The Company shall have received the Employment Agreements, in form and substance reasonably acceptable to SPAC and the Company, between each of the persons set forth on Schedule 6.20 and Pubco (or a Subsidiary thereof), each such Employment Agreement duly executed by such person and amended as and to the extent set forth in, and with respect to the matters described on, Schedule 6.20.

(v) Amended Registration Rights Agreement. The Company shall have received a copy of the Amended Registration Rights Agreement, in form and substance reasonably acceptable to SPAC and the Company, duly executed by SPAC, the Sponsor and the IPO Underwriter.

7.3 Conditions to Obligations of SPAC. In addition to the conditions specified in Section 7.1, the obligations of SPAC to consummate the Transactions are subject to the satisfaction or written waiver (by SPAC) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company, Pubco and the Merger Subs set forth in this Agreement and in any certificate delivered by or on behalf of the Company, Pubco or a Merger Sub pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to the Company, Pubco or a Merger Sub.

(b) Agreements and Covenants. The Company, Pubco and the Merger Subs shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company or Pubco since the date of this Agreement which is continuing and uncured.

(d) Certain Ancillary Documents. SPAC shall have received a Lock-Up Agreement from each Locked-Up Company Security Holder, each such Lock-Up Agreement duly executed by Pubco and such Locked-Up Company Security Holder. Each of the Lock-Up Agreements, the Insider Letter Amendment and the Sponsor Letter Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e) Closing Deliveries.

(i) Officer Certificates. SPAC shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.3(a), 7.3(b) and 7.3(c). Pubco and each of the Merger Subs shall have delivered to SPAC a certificate, dated the Closing Date, signed by an executive officer of such Party in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.3(a), 7.3(b) and 7.3(c) with respect to such Party.

(ii) Secretary Certificates. The Company, Pubco and the Merger Subs shall each have delivered to SPAC a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Company Merger Effective Time), (B) the resolutions of its board of directors and shareholders authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, and (C) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound.

(iii) Good Standing. The Company shall have delivered to SPAC good standing certificates (or similar documents applicable for such jurisdictions) for each Target Company, certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization and from each other jurisdiction in which the Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions. Pubco shall have delivered to SPAC good standing certificates (or similar documents applicable for such jurisdictions) for each of Pubco and the Merger Subs certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of Pubco’s and the Merger Subs’ jurisdiction of organization and from each other jurisdiction in which Pubco or a Merger Sub is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Termination of Company Convertible Securities. SPAC shall have received evidence reasonably acceptable to SPAC that any issued and outstanding Company Convertible Securities other than Company Options or Company Warrants have been either converted into Company Ordinary Shares prior to the Company Merger Effective Time or terminated, without any consideration, payment or Liability therefor.

(v) Employment Agreements. SPAC shall have received the Employment Agreements, in form and substance reasonably acceptable to SPAC and the Company, between each of the persons set forth on Schedule 6.20 and Pubco (or a Subsidiary thereof), each such Employment Agreement duly executed by such person and amended as and to the extent set forth in, and with respect to the matters described on, Schedule 6.20.

(vi) Amended Registration Rights Agreement. SPAC shall have received a copy of the Amended Registration Rights Agreement, in form and substance reasonably acceptable to SPAC and the Company, duly executed by Pubco, the IPO Underwriter and the RRA Company Security Holders.

(vii) Termination of Certain Contracts. SPAC shall have received evidence reasonably acceptable to SPAC that the Contracts set forth on Schedule 7.3(e)(vii) involving any of the Target Companies and/or Company Security Holders or other Related Persons shall have been terminated with no further obligation or Liability of the Target Companies thereunder.

7.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, Pubco or a Merger Sub) to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VIII
TERMINATION AND EXPENSES

8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of SPAC and the Company;

(b) by written notice by SPAC or the Company to the other Party if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by June 3, 2026 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company, Pubco or a Merger Sub) of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either SPAC or the Company to the other Party if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Company, Pubco or a Merger Sub) to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to SPAC, if (i) there has been a breach by SPAC of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of SPAC shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to SPAC by the Company or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if at such time the Company, Pubco or a Merger Sub is in material uncured breach of this Agreement;

(e) by written notice by SPAC to the Company, if (i) there has been a breach by the Company, Pubco or a Merger Sub of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company by SPAC or (B) the Outside Date; provided, that SPAC shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if at such time SPAC is in material uncured breach of this Agreement;

(f) by written notice by SPAC to the Company, if there shall have been a Material Adverse Effect on the Company or Pubco following the date of this Agreement which is uncured and continuing;

(g) by written notice by the Company to SPAC, if there shall have been a Material Adverse Effect on SPAC following the date of this Agreement which is uncured and continuing;

(h) by written notice by the Company to SPAC prior to obtaining the SPAC Shareholder Approval if the board of directors of SPAC shall have (i) made a Change in Recommendation or (ii) failed to include in the Proxy Statement the recommendation of the SPAC board of directors in favor of the Shareholder Approval Matters;

(i) by written notice by either SPAC or the Company to the other Party if the SPAC Shareholder Meeting is held (including any adjournment or postponement thereof) and has concluded, SPAC’s shareholders have duly voted, and the Required SPAC Shareholder Approval was not obtained;

(j) by written notice by SPAC to the Company, if (i) the Company has not delivered to SPAC (A) the Final Draft PCAOB Financials on or before the Final Draft Audit Delivery Date (provided, that such termination right under this clause (A) may no longer be exercised by SPAC after the Company has delivered to SPAC the Final Draft PCAOB Financials), or (B) the final PCAOB Financials on or before the Audit Delivery Date (provided, that such termination right under this clause (B) may no longer be exercised by SPAC after the Company has delivered to SPAC the final PCAOB Financials) or (ii) the Final Draft PCAOB Financials or the final PCAOB Financials, when delivered, are materially different from the Draft Financials in an adverse manner, including the consolidated revenues or assets as of a given period or date being more than 10% less or the consolidated liabilities as of a given date being more than 10% greater than the amounts set forth in the Draft Financials for the corresponding period or date;

(k) by written notice by the Company to SPAC, at any time on or after December 20, 2025 (the “Bridge Financing End Date”), if the Bridge Financing for an aggregate investment amount into the Company equal to at least Five Million U.S. Dollars ($5,000,000) has not been consummated and funded prior to the Bridge Financing End Date; provided, that the Company may, in its sole discretion, extend the Bridge Financing End Date to any date on or prior to the Transaction Financing End Date by written notice delivered to SPAC; provided, further, that if, on or after the Bridge Financing End Date but prior to the Company’s delivery of a termination notice to SPAC, the Bridge Financing for an aggregate investment amount into the Company equal to at least Five Million U.S. Dollars ($5,000,000) is consummated and funded in full, then the Company shall have no right to terminate this Agreement pursuant to this Section 8.1(k);

(l) by written notice by the Company to SPAC, at any time on or after January 10, 2026 (the “Transaction Financing End Date”), if, as of the Transaction Financing End Date, the aggregate cash proceeds that would be funded at or prior to the Closing pursuant to the then-effective Financing Agreements in connection with the Transaction Financing would be insufficient to satisfy the Minimum Cash Condition (a “Transaction Financing Failure”) if the Closing were to occur on the Transaction Financing End Date; provided that if, at any time on or after the Transaction Financing End Date but prior to the Company’s delivery of a termination notice to SPAC, the then-effective Financing Agreements would be sufficient such that there would not be a Transaction Financing Failure if the Closing were to occur at such time, then the Company shall have no right to terminate this Agreement pursuant to this Section 8.1(l); provided, further, that if, after the foregoing conditions in this Section 8.1(l) are satisfied such that the Company would no longer have a termination right under this Section 8.1(l), (i) any financing source party to any such Financing Agreement rescinds, repudiates, withdraws or otherwise becomes unable or not legally permitted to fund its commitment such that, without such commitment, there would be a Transaction Financing Failure if the Closing were to occur on such date (a “Financing Source Revocation”), and if by the date that is forty-five (45) days after the occurrence of such Financing Source Revocation (the “Financing Source Revocation Cure Date”), SPAC, Pubco and/or the Company have not entered into additional or replacement Financing Agreements such that there would not be a Transaction Financing Failure if the Closing were to occur on the Financing Source Revocation Cure Date, then the Company’s termination right under this Section 8.1(l) shall be reinstated and shall remain available unless and until there would no longer be a Transaction Financing Failure if the Closing were to occur on the applicable date of termination, or (ii) the Specified Transaction Fees (including, for the avoidance of doubt, any Funded Excess SPAC Expenses) increase and, as a result, the Minimum Cash Condition would not be satisfied if the Closing were to occur on such date, then the Company’s termination right under this Section 8.1(l) shall be reinstated and shall remain available unless and until the Minimum Cash Condition would be satisfied if the Closing were to occur on the applicable date of termination; or

(m) by written notice by SPAC to the Company if executed Voting Agreements from the Requisite Holders have not been delivered to SPAC on or prior to the Voting Agreement End Date, and such Voting Agreements shall be in full force and effect; provided that if, after the Voting Agreement End Date but prior to SPAC’s delivery of a termination notice to the Company, executed Voting Agreements from the Requisite Holders are delivered to SPAC and are in full force and effect, then SPAC shall have no right to terminate this Agreement pursuant to this Section 8.1(m).

8.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 8.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 6.14, 6.15, 8.3, 9.1, Article X and this Section 8.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any claim of Fraud against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 9.1). Without limiting the foregoing, and except as provided in Sections 8.3 and this Section 8.2 (but subject to Section 9.1, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 10.9), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 8.1.

8.3 Fees and Expenses. Subject to Sections 6.18, and 9.1, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses; provided that SPAC and the Company shall each be responsible to pay for fifty percent (50%) of any registration fees and expenses (not including expenses of counsel or auditors to any party) related to the filing of the Registration Statement and the fees of Nasdaq in connection with the listing application and the listing of Pubco Ordinary Shares and Pubco Public Warrants on Nasdaq.

ARTICLE IX
WAIVERS AND Releases

9.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. Each of the Company, Pubco and the Merger Subs hereby represents and warrants that it has read the IPO Prospectus and understands that SPAC has established the Trust Account containing the proceeds of the IPO and the overallotment securities acquired by SPAC’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SPAC’s public shareholders (including overallotment securities acquired by SPAC’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, SPAC may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their SPAC Class A Ordinary Shares in connection with the consummation of SPAC’s initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to SPAC’s Organizational documents to extend SPAC’s deadline to consummate a Business Combination, (b) to the Public Shareholders if SPAC fails to consummate a Business Combination within twenty-four (24) months after the closing of the IPO, subject to extension by amendment to the SPAC’s Organizational Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 in dissolution expenses, or (d) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, Pubco and the Merger Subs hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company, Pubco or the Merger Subs nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company, Pubco and the Merger Subs on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with SPAC or its Affiliates). Each of the Company, Pubco and the Merger Subs agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its Affiliates to induce SPAC to enter in this Agreement, and each of the Company, Pubco and the Merger Subs further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company, Pubco or the Merger Subs or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives, which proceeding seeks, in whole or in part, monetary relief against SPAC or its Representatives, each of the Company, Pubco and the Merger Subs hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company, Pubco or the Merger Subs or any of their respective Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, SPAC and its Representatives, as applicable, shall be entitled to recover from the Company, Pubco and the Merger Subs and their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event SPAC or its Representatives, as applicable, prevails in such Action. This Section 9.1 shall survive termination of this Agreement for any reason and continue indefinitely.

ARTICLE X
MISCELLANEOUS

10.1 Survival. The representations and warranties of the Parties contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Parties pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Parties and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against any of the Parties or their respective Representatives with respect thereto. The covenants and agreements made by the Parties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

10.2 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Parties under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

10.3 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to SPAC at or prior to the Closing, to:		with copies (which will not constitute notice) to:

Andretti Acquisition Corp. II		Ellenoff Grossman & Schole LLP
100 Kimball Place, Suite 550		1345 Avenue of the Americas, 11th Floor
Alpharetta, GA 30009, U.S.A.		New York, New York 10105, U.S.A.
Attn:	William M. Brown, Chief Executive Officer	Telephone No.:	(212) 370-1300
Telephone No.:		Attn:	Matthew A. Gray, Esq. and
E-mail:			Stuart Neuhauser, Esq.
		E-mail:	mgray@egsllp.com;
sneuhauser@egsllp.com

and

Goldfarb Gross Seligman & Co. One Azrieli Center, Round Tower Tel Aviv, Israel 6701101
		Attn:	Aaron M. Lampert
		Telephone No.:	03-607-4444
		E-mail:	aaron.lampert@goldfarb.com

If to the Company at or prior to the Closing, to:		with copies (which will not constitute notice) to:

StoreDot Ltd.		DLA Piper LLP (US)
3 Shenkar Street		1251 Avenue of the Americas
Herzliya, Israel 4672503		New York, New York 10020
Attn:	Doron Myersdorf, DSc, CEO and Co-Founder	Attn:	Sidney Burke, Stephen Alicanti and
Telephone No.:			Josh Kaufman
E-mail:		Email:	Sidney.burke@us.dlapiper.com;
Stephen.alicanti@us.dlapiper.com;
josh.kaufman@us.dlapiper.com

and

Naschitz, Brandes, Amir & Co.
5 Tuval Street
Tel Aviv, Israel 6789717
		Attn:	Noga Devecseri Spira, Ido Erlich and Tuvia Geffen
		Email	nspira@nblaw.com; ierlich@nblaw.com; tgeffen@nblaw.com

If to Pubco or either Merger Sub at or prior to the Closing, to:		with copies (which will not constitute notice) to:

XFC Battery Ltd.		DLA Piper LLP (US)
c/o StoreDot Ltd.		1251 Avenue of the Americas
3 Shenkar Street		New York, New York 10020
Herzliya, Israel 4672503		Attn:	Sidney Burke, Stephen Alicanti and
Attn:	Doron Myersdorf, DSc, CEO and Co-Founder		Josh Kaufman
Telephone No.:		Email:	Sidney.burke@us.dlapiper.com;
E-mail:			Stephen.alicanti@us.dlapiper.com;
josh.kaufman@us.dlapiper.com

and

Naschitz, Brandes, Amir & Co.
5 Tuval Street
Tel Aviv, Israel 6789717
		Attn:	Noga Devecseri Spira, Ido Erlich and
Tuvia Geffen
		Email	nspira@nblaw.com; ierlich@nblaw.com;
tgeffen@nblaw.com

If to Pubco or any Surviving Subsidiary after the Closing, to:		with copies (which will not constitute notice) to:

XFC Battery Ltd.		DLA Piper LLP (US)
3 Shenkar Street		1251 Avenue of the Americas
Herzliya, Israel 4672503		New York, New York 10020
Attn:	Doron Myersdorf, DSc, CEO and Co-Founder	Attn:	Sidney Burke, Stephen Alicanti and
Telephone No.:			Josh Kaufman
E-mail:		Email:	Sidney.burke@us.dlapiper.com;
Stephen.alicanti@us.dlapiper.com;
josh.kaufman@us.dlapiper.com

and

Naschitz, Brandes, Amir & Co.
5 Tuval Street
Tel Aviv, Israel 6789717
		Attn:	Noga Devecseri Spira, Ido Erlich and Tuvia Geffen
		Email	nspira@nblaw.com; ierlich@nblaw.com;tgeffen@nblaw.com

and

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, U.S.A.
		Attn:	Matthew A. Gray, Esq. and
Stuart Neuhauser, Esq.
		Telephone No.:	(212) 370-1300
mgray@egsllp.com;
sneuhauser@egsllp.com

and

Goldfarb Gross Seligman & Co.
One Azrieli Center, Round Tower
Tel Aviv, Israel 6701101
		Attn:	Aaron M. Lampert
		Telephone No.:	03-607-4444
		E-mail:	aaron.lampert@goldfarb.com

10.4 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of SPAC, Pubco and the Company, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

10.5 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 6.17 and of each of the SPAC Law Firms, the Seller Law Firms and the Sponsor under Section 10.16, and of the Sponsor otherwise expressly set forth in this Agreement, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

10.6 Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 10.6) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 10.6. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the AAA. Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of Delaware. Time is of the essence. Each party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in the State of Delaware. The language of the arbitration shall be English.

10.7 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware, without regard to the conflict of laws principles thereof. Subject to Section 10.6, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Chancery Court of the State of Delaware (or, if such court lacks subject matter jurisdiction, in any appropriate Delaware State or federal court) (or in any appellate court thereof) (the “Specified Courts”). Subject to Section 10.6, each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 10.3. Nothing in this Section 10.7 shall affect the right of any Party to serve legal process in any other manner permitted by Law. Notwithstanding the foregoing, (i) the provisions related to the matters set forth in Article I that relate to the effectuation of the Company Merger, and all other provisions of this Agreement that are expressly or otherwise required to be governed by the Laws of the State of Israel shall be exclusively governed by the Laws of the State of Israel, and (ii) the provisions related to the matters set forth in Article I that relate to the effectuation of the SPAC Merger, and all other provisions of this Agreement that are expressly or otherwise required to be governed by the Laws of the Cayman Islands shall be exclusively governed by the Laws of the Cayman Islands.

10.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.8.

10.9 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

10.10 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

10.11 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by SPAC, Pubco and the Company; provided that any amendment of this Agreement after the Closing shall also require the prior written consent of the Sponsor.

10.12 Waiver. Each of SPAC, the Company and Pubco on behalf of itself and its Affiliates, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing by Pubco or SPAC shall also require the prior written consent of the Sponsor.

10.13 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

10.14 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP or IFRS, as applicable, based on the accounting principles used by the applicable Person; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; (k) the term “Dollars” or “$” means United States dollars; and (l) all references to numbers of shares or other securities in this Agreement shall be interpreted to refer to such numbers on a post-stock split, combination, recapitalization, or similar transaction basis, as applicable. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to SPAC or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of SPAC and its Representatives and SPAC and its Representatives have been given access to the electronic folders containing such information.

10.15 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.16 Legal Representation.

(a) The Parties agree that, notwithstanding the fact that Ellenoff Grossman & Schole LLP, Goldfarb Gross Seligman & Co. and Maples and Calder (Cayman) LLP (together, the “SPAC Law Firms”) may have, prior to Closing, jointly represented SPAC and the Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and have also represented SPAC, the Sponsor and/or their respective Affiliates in connection with matters other than the Transactions, the SPAC Law Firms will be permitted in the future, after the Closing, to represent the Sponsor or its Affiliates in connection with matters in which such Persons are adverse to Pubco, SPAC or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, Pubco and the Merger Subs, who are or have the right to be represented by independent counsel in connection with the Transactions, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with a SPAC Law Firm’s future representation after the Closing of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of Pubco, the Surviving Subsidiaries or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by such SPAC Law Firm of SPAC, the Sponsor or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor shall be deemed the client of the SPAC Law Firms with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to, and shall be controlled by, the Sponsor and shall not pass to or be claimed by Pubco or the Surviving Subsidiaries or their respective Affiliates; provided, further, that nothing contained herein shall be deemed to be a waiver by SPAC or any of its Affiliates (including, after the SPAC Merger Effective Time, Pubco, the Surviving Subsidiaries and their respective Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(b) The Parties agree that, notwithstanding the fact that DLA Piper LLP (US), Naschitz, Brandes, Amir & Co. and Ogier (Cayman) LLP (together, the “Seller Law Firms”) may have, prior to the Closing, jointly represented the Company, Pubco and the Merger Subs and the Company Shareholders in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented the Company and/or its Affiliates in connection with matters other than the Transactions, the Seller Law Firms will be permitted in the future, after the Closing, to represent the Company Shareholders or their respective Affiliates in connection with matters in which such Persons are adverse to the Pubco or the Surviving Subsidiaries or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. SPAC, which is represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agrees, in advance, to waive (and to cause its Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with a Seller Law Firm’s future representation after the Closing of one or more of the Company Shareholders or their respective Affiliates in which the interests of such Person are adverse to the interests of Pubco, the Surviving Subsidiaries or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by such Seller Law Firm of the Company, Pubco, the Merger Subs, the Company Shareholders or any of their respective Affiliates. The Parties acknowledge and agree that, for purposes of the attorney-client privilege, the Company, acting through its directors and officers in office prior to the Closing (and not Pubco, SPAC or any Surviving Subsidiary), shall be deemed the clients of the Seller Law Firms with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents and any related pre-Closing communications (“Company Side Privileged Communications”). All Company Side Privileged Communications shall remain privileged after the Closing, and the privilege and the expectation of client confidence relating thereto shall belong solely to, and be controlled by, the Company (acting through its pre-Closing directors and officers), and shall not pass to, be asserted by, or be claimed or controlled by Pubco, SPAC or any Surviving Subsidiary. Pubco, SPAC and the Surviving Subsidiaries shall not access, use, or waive the privilege with respect to any Company Side Privileged Communications and shall cause their respective Affiliates not to do so. Nothing contained herein shall be deemed to be a waiver by the Company or any of its Affiliates (including, after the Company Merger Effective Time, Pubco, the Surviving Subsidiaries and their respective Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

ARTICLE XI
DEFINITIONS

11.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.

“Accounting Principles” means in accordance with GAAP or IFRS, as applicable, as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Target Companies in the preparation of the latest audited Company Financials.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of SPAC prior to the Closing.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, including the Voting Agreements, the Lock-Up Agreements, the Insider Letter Amendment, the Sponsor Letter Agreement, the Amended Pubco Organizational Documents and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement, including the Employment Agreements, the Amended Registration Rights Agreement and any Financing Agreements.

“Anti-Corruption Laws” means, collectively, the Foreign Corrupt Practices Act (FCPA), Sub-chapter 5 of Chapter 9 of Part B of the Israeli Penal Law, 1977, the Israeli Prohibition on Money Laundering Law, 5760-2000, OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the UN Convention against Corruption, United States Currency, Foreign Transactions Reporting Act of 1970, as amended, and any other applicable anti-bribery or anti-corruption Laws related to combatting bribery, corruption and money laundering.

“Base Funding Amount” means Thirty-Two Million U.S. Dollars ($32,000,000).

“Business Day” means any day other than a Friday, Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York, the Cayman Islands or Tel Aviv, Israel are authorized to close for business; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Cayman Islands Companies Act” means the Companies Act (Revised) of the Cayman Islands.

“Cayman Islands Registrar” means the Registrar of Companies of the Cayman Islands.

“CBA” means any collective bargaining agreement, collective bargaining arrangement or other Contract with any labor union, works council, or other labor organization, but excluding any collective bargaining agreements or arrangements that apply generally to an entire industry or sector and are not specific to the Company or any of its employees.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Conversion Ratio” means a number (rounded to the nearest 1/10,000) equal to the quotient obtained by dividing (a) the Per Share Price by (b) $10.00.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or any of their respective Representatives furnished in connection with this Agreement or the Transactions; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by SPAC or its Representatives is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by or on behalf of the Company or its Representatives to SPAC or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, the Company Options, the Company Warrants and any other rights to subscribe for or purchase any capital shares of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of the Company. For the avoidance of doubt, Company Convertible Securities shall include any securities, rights and/or profits interests, issued by any Affiliate, plan, holding company, or other entity which, directly or indirectly, holds Company Securities, and which can cause the revaluation, valuation, issuance, profits or payment compensation in connection with, or conversion, exercise or exchange of, any Company Securities.

“Company Equity Plan” means, collectively, the Company’s 2013 Share Option Plan, as amended on March 27, 2017 and extended on October 27, 2022, and each other plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Target Companies of rights of any kind to receive equity securities of the Target Companies or benefits measured in whole or in part by reference to equity securities of the Target Companies.

“Company Intellectual Property” means all Company Owned Intellectual Property and all Company Licensed Intellectual Property.

“Company Inbound License” means any Contract pursuant to which any Target Company receives a license to, or is otherwise granted any similar right in (including rights to use, practice or exploit), any Intellectual Property Rights or Technology of a third Person.

“Company Licensed Intellectual Property” means Intellectual Property Rights or Technology owned by any Person (other than a Target Company) that is licensed to any Target Company (including pursuant to any Company Inbound License) or in which any Target Company has acquired any other similar right.

“Company Management” means the employees of the Target Companies designated as “Company Management” on Section 5.16(a)(ii) of the Company Disclosure Schedules and each of their affiliated entities that provide services to the Company or any of its Subsidiaries.

“Company Option” means each outstanding and unexercised option to purchase Company Ordinary Shares, whether or not then vested or fully exercisable, granted prior to the Company Merger Effective Time to any current or former, consultant, employee, officer, director or other service provider of the Company and/or its Affiliate, pursuant to the Company Equity Plan.

“Company Ordinary Shares” means the ordinary shares, par value NIS 0.01 per share, of the Company.

“Company Outbound License” means any Contract pursuant to which any Target Company licenses to a third Person, or otherwise grants any third Person any similar right in (including rights to use, practice or exploit), any Company Intellectual Property.

“Company Owned Intellectual Property” means all Intellectual Property Rights and Technology that are owned by or purported to be owned by any Target Company and used or held for use by any Target Company in the conduct of the Target Companies’ business.

“Company Preferred A Shares” means the Series A Preferred Shares, par value NIS 0.01 per share, of the Company.

“Company Preferred B Shares” means the Series B Preferred Shares, par value NIS 0.01 per share, of the Company.

“Company Preferred C Shares” means the Series C Preferred Shares, par value NIS 0.01 per share, of the Company.

“Company Preferred D Shares” means the Series D Preferred Shares, par value NIS 0.01 per share, of the Company.

“Company Preferred Shareholder Proposals” means the proposals for (a) the adoption and approval of this Agreement and consummation of the Transactions, including the Merger and the Company Preferred Share Conversion, (b) the adoption of amended and restated articles of association, and (c) the change to the size or composition of the board of directors of the Company pursuant to Section 1.6.

“Company Preferred Shareholder Written Consent” means the written consent of the holders of at least a simple majority of the Company Preferred Shares (consenting as a single class) (a) approving the Company Preferred Shareholder Proposals, and (b) waiving their rights to receive notices pursuant to Article 6.3 of the Current Company Articles.

“Company Preferred Shares” means, collectively, the Company Preferred A Shares, the Company Preferred B Shares, the Company Preferred C Shares and the Company Preferred D Shares.

“Company Products” means all products and services designed, developed, distributed, marketed, licensed, supplied or otherwise provided by or for any Target Company, including any of the foregoing currently in development, from which any Target Company has derived within the three (3) years preceding the date hereof, is currently deriving or has planned to derive revenue from the sale, license, maintenance or other provision thereof in the conduct of the business of the Target Companies.

“Company Registered Intellectual Property” means all Registered Intellectual Property that is Company Owned Intellectual Property.

“Company Securities” means, collectively, the Company Shares, the Company Options, the Company Warrants and the other Company Convertible Securities.

“Company Security Holders” means, collectively, the holders of Company Securities.

“Company Shares” means, collectively, the Company Preferred Shares and the Company Ordinary Shares.

“Company Shareholders” means, collectively, the holders of Company Shares.

“Company Warrant” means, as of any determination time, each warrant to purchase Company Shares that is outstanding and unexercised (and excluding, for the avoidance of doubt, any Company Warrant that has been exercised prior to such time in accordance with its terms either for Company Shares or a cash payment in accordance with the terms thereof), whether or not then fully exercisable.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses, promises (and all other contracts, agreements or binding arrangements concerning intellectual property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any and all copyrights and works of authorship, database and design rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of the foregoing.

“Current Company Articles” means the Company’s Amended and Restated Articles of Association, dated May 22, 2022.

“Employee Benefit Plan” means each “employee benefit plan”, each severance (including severance pay), gratuity, indemnity, incentive, commissions, premiums or bonus, retention, change in control, deferred compensation, profit sharing, retirement, relocation, welfare, post-employment welfare, health insurance plans, self-insured arrangements, management insurance, medical, dental, vision, life insurance, accident insurance, workers’ compensation, supplemental unemployment benefits, supplemental leave, vacation, sick leave, recreation, or paid-time-off, Contract and each other share purchase, share option or other equity or equity-based, termination, expenses reimbursement (including travel allowance, car allowance, cellular phone, meals, per diem), transition, employment, individual consulting, transaction, fringe benefit, pension (including pension funds, managers’ insurance and/or similar funds, disability insurance and education fund (“keren hishtalmut”)), employee loan or other compensation or benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, that any Target Company maintains, sponsors, contributes to or is required to contribute to, or under or with respect to which any Target Company has any Liability or with respect to which any Target Company has or could reasonably be expected to have any Liability, to any individual whether employee or service provider.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Target Company, any other entity, trade or business that is a member of a group described in Section 414(b),(c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes any Target Company, or that is a member of the same “controlled group” as any Target Company pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Foreign Benefit Plan” means each Employee Benefit Plan maintained by any of the Target Companies for its current or former employees, officers, directors, owners or other individual service providers located outside of the United States.

“Fraud” means actual and intentional common law fraud under Delaware law with respect to the express representations and warranties set forth in this Agreement and the Ancillary Documents against the Person committing such fraud.

“Fully-Diluted Company Shares” means the sum (without duplication) of (i) total number of issued and outstanding Company Ordinary Shares (treating all outstanding Company Preferred Shares on an as-converted to Company Ordinary Share basis), plus (ii) the total number of Company Ordinary Shares underlying all outstanding In-the-Money Company Options (treating such In-the-Money Company Options as fully vested and exercisable and as if the In-the-Money Company Options had been exercised in accordance with their terms (and assuming no cashless exercise) immediately prior to the Closing), plus (iii) the total number of Company Ordinary Shares underlying all outstanding In-the-Money Company Warrants (treating such In-the-Money Company Warrants as fully exercisable and as if the In-the-Money Company Warrants had been exercised in accordance with their terms (and assuming no cashless exercise) immediately prior to the Closing, and treating any Company Preferred Shares issuable thereunder on an as-converted to Company Ordinary Share basis ).

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign (including Israeli) or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Governmental Grant” means any grant, incentive, subsidy, award, loan, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief or privilege provided or made available by or on behalf of or under the authority of the Israel Innovation Authority, the Investment Center of the Israeli Ministry of Economy and Industry, the ITA (solely with respect to “benefit” or “approved” enterprise status or similar programs), the State of Israel, and any other bi- or multi-national grant program, framework or foundation (including the BIRD foundation and the European Space Agency) for research and development, the European Union, the United Kingdom, the Fund for Encouragement of Marketing Activities of the Israeli Government or any other Governmental Authority.

“GRA” means a gain recognition agreement.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“IFRS” means international financial reporting standards as adopted by the International Accounting Standards Board.

“In-the-Money Company Option” means a Company Option with an exercise price less than the Per Share Price.

“In-the-Money Company Warrant” means any Company Warrant (or portion thereof) that is outstanding as of immediately prior to the Effective Time in accordance with the terms of the applicable warrant agreement and has an exercise price that is less than the Per Share Price.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP or IFRS (a applicable to such Person), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Insider Letter” means that certain letter agreement, dated as of September 5, 2024, by and among SPAC, the Sponsor and the officers and directors of the SPAC.

“Insurance Policies” means all material policies of insurance coverage including, but not limited to, property, fire, general liability, product liability, directors and officers liability, employment practices liability, fiduciary liability, cyber liability, professional liability, commercial auto, workers compensation, health and product recall, with respect to any Target Company’s assets, business, equipment, properties, operations, employees, officers and directors, or that are otherwise maintained by a Target Company or under which a Target Company is a named insured or otherwise the beneficiary of coverage.

“Intellectual Property Rights” means any and all intellectual property and proprietary rights and related priority rights (whether statutory, common law or otherwise) protected, created or arising under the Laws of the United States, the State of Israel, or any other jurisdiction or under any international convention anywhere in the world, including any such rights arising from, related to or associated with: (a) Patents; (b) Marks; (c) Internet domain names and intellectual property rights in social media accounts, (d) Copyrights; (e) trade secrets and other intellectual property rights in know-how, formulas, compositions, inventions, customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting data (including pricing and cost information); (f) all rights in mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology; (g) intellectual property rights in or to semiconductor or other Technology; and (h) any rights equivalent or similar to any of the foregoing, including the right to prosecute and perfect such interests and rights to sue, oppose, cancel, interfere, and enjoin based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“Interim Investment Amount” means an amount equal to the aggregate gross cash proceeds actually received by the Target Companies after the date of this Agreement and prior to the Closing Date from the Bridge Financing or any Additional Transaction Financing.

“Internet Assets” means any and all domain name registrations, web sites, web addresses, business media and social media accounts and all related rights, items and documentation related thereto, and applications for registration therefor.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“Investors’ Rights Agreement” means the Amended and Restated Investors’ Rights Agreement, dated as of December 24, 2021, by and among the Company and the investors party thereto.

“IPO” means the initial public offering of SPAC Public Units (and the underlying SPAC Class A Ordinary Shares and SPAC Public Warrants) pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of SPAC, dated as of September 5, 2024, and filed with the SEC on September 5, 2024 (File No. 333-280552).

“IPO Underwriter” means BTIG, LLC.

“ISA” means the Israel Securities Authority.

“Israeli Companies Law” means the Israeli Companies Law, 5759-1999, and all the regulations, rules and orders promulgated thereunder, as amended.

“Israeli Securities Law” means the Israeli Securities Law, 5728-1968, and all the regulations, rules and orders promulgated thereunder, as amended.

“Israeli Tax Ordinance” means the Israeli Income Tax Israeli Tax Ordinance (New Version), 5721-1961, and any regulations, order or rules promulgated thereunder, as may be amended from time to time.

“IT Assets” means any and all computers, Software, hardware, firmware, middleware, systems and networks, servers, workstations, routers, hubs, switches, data communications lines databases, and all other information technology equipment, in each case, owned, leased, or licensed or otherwise under the control of any Target Company and used or held for use in the conduct of the business of any Target Company.

“ITA” means the Israel Tax Authority.

“Key Employee” means any Group Company employee (a) whose most recent annual base compensation amount was in excess of $200,000 or (b) that holds an Executive Vice President title or higher.

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers or directors of any Target Company, after reasonable inquiry, or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, foreign, national or supranational statute, municipal, law (including common law and case law), legislation, act, statute, ordinance, treaty, rule, code, Permit, regulation, Order, judgment, settlement, injunction, ruling, award, decree, edict, writ or other binding directive or guidance issued, promulgated or enforced by a Governmental Authority having jurisdiction over a given matter.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, IFRS or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Losses” means any and all losses, Actions, Orders, Liabilities, damages, Taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses).

“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or other Software that is designed or intended to (a) materially disrupt or adversely affect the operation or functionality of any Software or IT Assets or (b) enable or assist any Person to access or use without authorization any Software or IT Assets.

“Marks” means any and all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, operations, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in applicable Laws or in IFRS, GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) (including the Russian invasion of the Ukraine or any surrounding countries), natural disaster or any outbreak or continuation of an epidemic or pandemic, including the effects of any Governmental Authority or other third-party responses thereto; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein), (vi) with respect to SPAC, the consummation and effects of any Redemption, (vii) the execution, public announcement, pendency or consummation of this Agreement and the transactions contemplated hereby, including any effects or consequences thereof on relationships of such Person or any of its Subsidiaries with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties and (viii) any action taken, or omitted to be taken, by such Person or any of its Subsidiaries at the express written request of SPAC or the Company, as applicable, in accordance with the express terms of such written request; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants worldwide in the industries (but for the avoidance of doubt, not the geographies) in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to SPAC, the amount of any Redemption or the failure to obtain the Required SPAC Shareholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to SPAC.

“Multiemployer Plan” has the meaning set forth in Section (3)37 or Section 4001(a)(3) of ERISA.

“Nasdaq” means the Nasdaq Stock Market LLC, and includes either the Nasdaq Global Market or the Nasdaq Capital Market, as applicable to the relevant listing.

“NIS” means New Israeli Shekel.

“Off-the-Shelf Software” means any shrink-wrap or click-wrap Software or any other Software that is made generally available to the public on a commercial basis and is licensed in object code form only to any of the Target Companies on a non-exclusive basis with annual fees or a replacement cost of less than One Hundred Thousand U.S. Dollars ($100,000).

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended, together with any related shareholders’ agreements or similar agreements relating to the governance or ownership of such Person.

“Patents” means any and all patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, extensions, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Per Share Price” means an amount equal to (i) the sum of (A) the Merger Consideration, plus (B) the aggregate amount of the exercise prices for all Company Ordinary Shares under In-the-Money Company Options in accordance with their terms (and assuming no cashless exercise) that are outstanding as of the Closing (whether or not vested or then exercisable), plus (C) the aggregate amount of the exercise prices for all Company Shares under In-the-Money Company Warrants in accordance with their terms (and assuming no cashless exercise) that are outstanding as of the Closing (whether or not then exercisable), divided by (ii) the Fully-Diluted Company Shares as of the Closing.

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established in the financial statements with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, company, exempted company, partnership (including a general partnership, exempted limited partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Information” means, to the extent regulated by Privacy Laws, “personal data”, “personal information”, “personally identifiable information” (or similar term), “PII” or all information that identifies or could be used to directly or indirectly identify, contact, or precisely locate an individual person or any other similar information or data.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Privacy Laws” means (a) applicable laws relating to the Processing or security of Personal Information, including, to the extent applicable, the California Consumer Privacy Act, the Israeli Protection of Privacy Law, 5741-1981, the General Data Protection Regulation (EU) 2016/679 and any laws implementing that Regulation, Directive 2002/58/EC of the European Parliament and of the Council of 12 July 2002 on privacy and electronic communications, the Privacy and Electronic Communications (EC Directive) Regulations 2003, the CAN-SPAM Act, and any applicable international laws, rules or regulations requiring a person or Governmental Authority to be notified of any situation where there is, or reason to believe there has been, a loss, misuse, or unauthorized access, disclosure or acquisition of Personal Information; and (b) industry standards relating to the Processing of Personal Information applicable to the Target Companies’ businesses.

“Pro Rata Share” means with respect to each Company Shareholder, a fraction expressed as a percentage, equal to (i) as of the Closing, the number of Company Ordinary Shares held by such Company Shareholder (treating all outstanding Company Preferred Shares on an as-converted to Company Ordinary Share basis), divided by (ii) the total number of outstanding Company Ordinary Shares as of the Closing (treating all outstanding Company Preferred Shares on an as-converted to Company Ordinary Share basis).

“Processed”, “Processes”, or “Processing” means any operation or set of operations which is performed upon Personal Information, whether or not by automatic means, including collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.

“Proprietary Information” means any and all databases, technical data, customer lists, supplier lists, trade secrets and other confidential and proprietary information.

“Pubco Ordinary Shares” means the ordinary shares, no par value, of Pubco, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

“Pubco Preference Shares” means the preference shares, no par value, of Pubco.

“Pubco Private Warrant” means one whole non-redeemable warrant entitling the holder thereof to purchase one (1) Pubco Ordinary Share at a purchase price of $11.50 per share, which warrants will be issued by Pubco in the SPAC Merger in exchange for the SPAC Private Warrants.

“Pubco Public Warrant” means one whole redeemable warrant entitling the holder thereof to purchase one (1) Pubco Ordinary Share at a purchase price of $11.50 per share, which warrants will be issued by Pubco in the SPAC Merger in exchange for the SPAC Public Warrants.

“Pubco Securities” means the Pubco Ordinary Shares, the Pubco Preference Shares and the Pubco Warrants, collectively.

“Pubco Warrants” means Pubco Private Warrants and Pubco Public Warrants, collectively.

“Public Software” means any Software that (a) is distributed pursuant to any license that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, including the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); or (b) contains, includes, or incorporates any Software that is distributed as free Software or open source Software or similar licensing or distribution models, in each case of (a) or (b), whether or not source code is available or included in such license, and including under any terms or conditions that impose any requirement that any other Software using, linked with, incorporating, distributed with or derived from such Software (i) be made available or distributed in source code form; (ii) be licensed for purposes of making derivative works; or (iii) be redistributable at no, or a nominal, charge.

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which any Target Company leases, sub-leases or otherwise occupies any real property.

“Registered Intellectual Property” means all Intellectual Property Rights which are registered, issued, or subject to a pending application for registration or issuance, in each case with or by a Governmental Authority, including all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending Copyright applications, Internet domain name registrations and mask work registrations and applications therefor.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of September 5, 2024, by and among SPAC, the Sponsor and the IPO Underwriter.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Requisite Majority” means the votes required to obtain the Required Company Shareholder Approval.

“Sanctions and Export Control Laws” means any applicable Law related to (a) import and export controls, including the U.S. Export Administration Regulations, 15 C.F.R. Parts 730-774, and the Export Controls Act of 2018, 22 U.S.C. 2751 et seq., the Israeli Control of Products and Services Order (Engagement in Encryption), 5735-1974, the Israeli Defense Export Control Order (Combat Equipment), 5768-2008, the Israeli Defense Export Control Law, 5767-2007, and Israeli Ministry of Economy List of Source Items and Dual Use Items, and all other export control laws administered by the Israeli Ministry of Defense, including the Israeli Trading With the Enemy Israeli Tax Ordinance, 1939, (b) economic or financial sanctions imposed, administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, His Majesty’s Treasury of the United Kingdom, or the State of Israel, or (c) anti-boycott measures.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Section 102” means Section 102 of the Israeli Tax Ordinance.

“Section 102 Options” means Options granted and subject to tax under Sections 102(b)(2) or (3) of the Israeli Tax Ordinance.

“Section 102 Shares” means Company Ordinary Shares issued upon the exercise of Section 102 Options or granted subject to tax under Sections 102(b)(2) or 102(b)(3) (if applicable) of the Israeli Tax Ordinance and held by the Section 102 Trustee pursuant to the Israeli Tax Ordinance.

“Section 102 Trustee” means IBI Trust Management, Israeli company number 515020428, which serves as the trustee of the Company’s equity incentive plan and the awards granted thereunder pursuant to Sections 102(b)(2) or (3) of the Israeli Tax Ordinance.

“Section 3(i) Options” means Company Options granted and subject to tax under Section 3(i) of the Israeli Tax Ordinance.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securities Laws” means Federal Securities Laws, and the Israeli Securities Law, and other applicable foreign and domestic securities or similar Laws.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“SPAC Charter” means the amended and restated memorandum and articles of association of SPAC, as amended and in effect under the Cayman Islands Companies Act; provided, that references herein to the SPAC Charter for periods after the SPAC Merger Effective Time include the memorandum and articles of association of the SPAC Surviving Company.

“SPAC Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Confidential Information” means all confidential or proprietary documents and information concerning SPAC or any of its Representatives; provided, however, that SPAC Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, Pubco, a Merger Sub or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by or on behalf of SPAC or its Representatives to the Company, Pubco, a Merger Sub or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such SPAC Confidential Information. For the avoidance of doubt, from and after the Closing, SPAC Confidential Information will include the confidential or proprietary information of the Target Companies.

“SPAC Ordinary Shares” means the SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares.

“SPAC Non-Party Affiliates” means, collectively, each officer, director, employee, partner, member, manager, direct or indirect equityholder (including Sponsor) or Affiliate of either SPAC or Sponsor, and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any officer, director, employee, partner, member, manager, direct or indirect equityholder (including Sponsor) or Affiliate of either SPAC or Sponsor.

“SPAC Preference Shares” means the preference shares, par value $0.0001 par value per share, of SPAC.

“SPAC Private Units” means the units issued in a private placement to the Sponsor and the IPO Underwriter by SPAC at the time of the consummation of the IPO consisting of one (1) SPAC Class A Ordinary Share and one-half (½) of one redeemable SPAC Private Warrant.

“SPAC Private Warrants” means one whole redeemable warrant of which one-half (½) was included as part of each SPAC Private Unit, entitling the holder thereof to purchase one (1) SPAC Class A Ordinary Share at a purchase price of $11.50 per share.

“SPAC Public Units” means the units issued in the IPO (including overallotment units acquired by SPAC’s underwriter) consisting of one (1) SPAC Class A Ordinary Share and one-half (½) of one redeemable SPAC Public Warrant.

“SPAC Public Warrants” means one whole redeemable warrant of which one-half (½) was included as part of each SPAC Public Unit, entitling the holder thereof to purchase one (1) SPAC Class A Ordinary Share at a purchase price of $11.50 per share.

“SPAC Securities” means the SPAC Units, the SPAC Ordinary Shares, the SPAC Preference Shares and the SPAC Warrants, collectively.

“SPAC Units” means SPAC Private Units and SPAC Public Units, collectively.

“SPAC Warrants” means SPAC Private Warrants and SPAC Public Warrants, collectively.

“Specified Transaction Fees” means all cash amounts actually paid (or accrued and paid) at or prior to the Closing (whether paid, deducted or netted) in connection with: (a) bankers’, placement agent, broker, underwriter, business combination marketing, advisory or similar fees, commissions, discounts or original issue discount, (b) advisory, placement or financing fees and expenses (including any fees, commissions or expenses related to any Transaction Financing or other equity-for-cash investment), (c) the costs and expenses (including the premium and brokerage, placement or diligence fees) incurred in connection with (x) the D&O Tail Insurance and (y) the Insurance Programs and (d) any Funded Excess SPAC Expenses.

“Standard Inbound License” means (a) licenses for Off-the-Shelf Software, (b) licenses for Public Software, (c) licenses contained in the applicable standard forms of contract made available to SPAC and entered into by the Target Companies with its employees and individual contractors, and (d) incidental trademark and feedback licenses granted to a Target Company in the ordinary course of business.

“Standard Outbound License” means (a) non-exclusive licenses under Company Intellectual Property granted to customers or business partners of the Target Companies that purchase or intend to purchase Company Products or Technology, or collaborate with the Target Companies with respect to the Company Products or Technology and pursuant to a Contract that (i) does not materially differ from the Target Companies’ form therefor that has been made available to SPAC or (ii) otherwise contains a non-exclusive license and other terms substantially similar in all material respects to that contained in the Target Companies’ form made available to SPAC; (b) incidental trademark and feedback licenses granted by a Target Company in the ordinary course of business; and (c) non-exclusive licenses granted by the Target Companies to the Target Companies’ service providers for the sole purpose of providing services to the Target Companies.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Company” means each of the Company and its direct and indirect Subsidiaries.

“Target Employees” means any current of former employee or service provider of any Target Company, including any director (solely if such director is an employee of any Target Company) or officer of any Target Company.

“Tax Authority” means any Governmental Authority responsible for the collection or administration of Taxes or Tax Returns.

“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments, estimates, forms, elections, notices, certificates and reports relating to determination, assessment, collection, or payment of any Taxes filed or required to be filed with any Governmental Authority, including any schedule or attachment thereto and including any amendments thereof.

“Taxes” (or “Tax”) means any federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, national health insurance, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, land betterment tax, purchase tax, capital, withholding, premium, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Authority with respect thereto, whether as a primary obligor or as a result of being a transferee or successor of another Person or a member of an affiliated, consolidated, unitary, combined or other group.

“Technology” means any and all (a) technology, formulae, processes, methods, know-how, inventions, methodologies, ideas, creations, improvements and invention disclosures (whether patentable or unpatentable and whether or not reduced to practice), (b) specifications, designs, schematics, development tools and mask works, (c) Software, websites, user interfaces, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, (d) Proprietary Information; and (e) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed herein.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury, as such regulations may be amended from time to time (including any successor regulations).

“Trust Account” means the trust account established by SPAC with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of September 5, 2024, as it may be amended (including to accommodate the SPAC Merger), by and between SPAC and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“Valid Tax Certificate” means a valid certificate, ruling or any other written instructions regarding Tax withholding, issued by the ITA in customary form and substance reasonably satisfactory to the Pubco or Exchange Agent, that is applicable to the payments to be made to any Payee pursuant to this Agreement stating that no withholding, or reduced withholding, of Israeli Tax is required with respect to such payment or providing any other instructions regarding Tax withholding. A general certificate issued by the ITA pursuant to the Israeli Income Tax Regulations (Withholding from Payments for Services or Assets), 5737-1977, will not constitute a Valid Tax Certificate. It is hereby clarified that a Valid Tax Certificate will also include: (i) certificate of tax residency signed by the applicable tax authority; or (ii) in the absence of such tax residency certificate, a signed non-Israeli declaration in a form mutually agreed to reasonably and in good faith by the parties to this Agreement.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Law.

11.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
15D Exemption	6.22
AAA Procedures	10.6
Acquisition Proposal	6.9(a)
Additional Financing Agreements	6.19(b)
Additional Transaction Financing	6.19(b)
Agreement	Preamble
Alternative Transaction	6.6(a)
Amended Pubco Organizational Documents	1.7
Amended Registration Rights Agreement	Recitals
Antitrust Laws	6.9(b)
Authorization Notice	1.8(k)
Assumed Option	1.9(d)
Assumed Option Agreement	1.13(g)
Assumed Warrant	1.9(e)
Assumed Warrant Agreement	1.13(h)
Audit Delivery Date	6.4(a)
Bridge Financing	6.19(a)
Bridge Financing Agreements	6.19(a)
Bridge Financing End Date	8.1(k)
Bridge Financing Investors	6.19(a)
Business Combination	9.1
Capital Investment Law	5.18(g)
Change in Recommendation	6.11(b)
Closing	2.1
Closing Date	2.1
Closing Filing	6.14(b)
Closing Press Release	6.14(b)
Closing Redemption	6.11(a)
Closing Statement	1.12
Companies Registrar	1.3
Company	Preamble
Company Certificate of Merger	1.3
Company Certificates	1.13(a)
Company Disclosure Schedules	ARTICLE V
Company Financials	5.4(a)
Company Investor Agreements	5.21
Company Material Contract	5.7(a)
Company Merger	Recitals
Company Merger Effective Time	1.3
Company Merger Sub	Preamble
Company Plan of Merger	1.3
Company Preferred Share Conversion	1.9(a)
Company Related Party	5.21
Company Related Party Transactions	5.21
Company Shareholder Meeting	6.13(a)
Company Side Privileged Communications	10.16(b)
Company Surviving Subsidiary	1.1

Term	Section
Creator	5.13(d)
D&O Indemnified Persons	6.17(a)
D&O Tail Insurance	6.17(b)
Data/Privacy Requirements	5.15(a)
Dispute	10.6
Draft Financials	5.4(a)
Draft Audit Delivery Date	6.4(a)
Effective Time	1.3
Employment Agreements	6.20
Enforceability Exceptions	3.2
Environmental, Health, and Safety Laws	5.12(a)
Excess SPAC Expenses	6.18(b)
Exchange Agent	1.15(b)
Expenses	6.18(a)
Extension	6.3(a)
Extension Expenses	6.3(b)(iv)
Extension Redemption	3.5(b)
Federal Securities Laws	6.7
Final Draft PCAOB Financials	6.4(a)
Financing Agreements	6.19(b)
Financing Source Revocation	8.1(l)
Financing Source Revocation Cure Date	8.1(l)
Funded Excess SPAC Expenses	6.18(b)
Government Contracts	5.7(c)
Insider Letter Amendment	Recitals
Insurance Programs	6.17(c)
Intended Tax Treatment	1.14
Interim Reviewed Financials	6.4(a)
Interim Period	6.1(a)
Interim Period SPAC Expenses	6.3(b)(iv)
IP Contracts	5.13(c)
ISA Exemptions	6.22
ISA Offering Exemption	6.22
Israeli Option Tax Ruling	6.22
Israeli Prospectus	6.22
Israeli Tax Rulings	6.22
Israeli VAT Law	5.18(f)
Latest Balance Sheet	5.4(a)
Leased Real Property	5.20(b)
Letter of Transmittal	1.13(a)
Listing Application	6.21
Lock-Up Agreements	Recitals
Locked-Up Company Securityholders	Recitals
Lost Certificate Affidavit	1.13(d)
Material Permits	5.6
Merger Certificates	1.3
Merger Consideration	1.11
Merger Plans	1.3
Merger Process Commencement Date	6.13(b)
Merger Proposal	6.13(b)
Merger Subs	Preamble
Mergers	Recitals
Minimum Cash Condition	7.2(d)
OFAC	3.17(c)
Off-the-Shelf Software	5.13(a)
Outside Date	8.1(b)
Party(ies)	Preamble
Payee	1.15(a)
Payor	1.15(a)
PCAOB Audited Financials	6.4(a)
PCAOB Financials	6.4(a)
Personal Information Breach	5.15(c)
Post-Closing Pubco Board	6.16(a)
Proxy Statement	6.11(a)

Term	Section
Pubco	Preamble
Pubco 5% Shareholder	6.12(c)
Pubco Equity Plan	6.11(a)
Public Certifications	3.6(a)
Public Shareholders	9.1
Recommendation Change Notice	6.11(b)
Redemption	3.5(b)
Registration Statement	6.11(a)
Related Person	5.21
Released Claims	9.1
Required Company Shareholder Approval	7.1(b)
Required SPAC Shareholder Approval	7.1(a)
Requisite Holders	Recitals
Resolution Period	10.6
RRA Company Security Holders	Recitals
SEC Reports	3.6(a)
Section 14 Arrangement	5.16(e)
Seller Law Firms	10.16(b)
Share Consideration Per Share	1.11
Shareholder Approval Matters	6.11(a)
Shareholder Merger Consideration	1.11
Signing Filing	6.14(b)
Signing Press Release	6.14(b)
SPAC	Preamble
SPAC Certificate of Merger	1.3
SPAC Disclosure Schedules	ARTICLE III
SPAC Dissenting Shareholders	1.8(k)
SPAC Dissenting Shares	1.8(k)
SPAC Expenses	6.18(b)
SPAC Expenses Threshold	6.18(b)
SPAC Financials	3.6(b)
SPAC Law Firms	10.16(a)
SPAC Material Contract	3.13(a)
SPAC Merger	Recitals
SPAC Merger Effective Time	1.3
SPAC Merger Sub	Preamble
SPAC Plan of Merger	1.3
SPAC Shareholder Meeting	6.11(a)
SPAC Surviving Subsidiary	1.2
SPAC Withholding Tax Ruling	6.23(a)
Specified Courts	10.7
Sponsor	Recitals
Sponsor Director	6.16(a)
Sponsor Letter Agreement	Recitals
Surviving Subsidiaries	1.2
Tax Incentive	5.18(v)
Tax Ruling	6.23(a)
Top Customers	5.14(a)
Top Suppliers	5.14(a)
Transaction Financing	6.19(b)
Transaction Financing End Date	8.1(l)
Transaction Financing Failure	8.1(l)
Transactions	Recitals
Transmittal Documents	1.13(b)
VAT	5.18(f)
US Option	5.2(e)
Voting Agreement End Date	Recitals
Voting Agreements	Recitals
Withholding Drop Date	1.15(b)
Written Objection	1.8(k)

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

SPAC:

ANDRETTI ACQUISITION CORP. II

By:	/s/ Willam M. Brown
Name:	Willam M. Brown
Title:	Chief Executive Officer

The Company:

STOREDOT LTD.

By:	/s/ Doron Myersdorf
Name:	Doron Myersdorf
Title:	CEO

Pubco:

XFC BATTERY LTD.

By:	/s/ Tamir Ben Moshe
Name:	Tamir Ben Moshe
Title:

Company Merger Sub:

XFC ISRAEL MERGER SUB LTD.

By:	/s/ Tamir Ben Moshe
Name:	Tamir Ben Moshe
Title:

SPAC Merger Sub:

XFC CAYMAN MERGER SUB

By:	/s/ Tamir Ben Moshe
Name:	Tamir Ben Moshe
Title:

109